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                       Central and South West Corporation

                      -------------------------------------


                                    NOTICE OF
                                 ANNUAL MEETING
                                 OF STOCKHOLDERS

                                       and

                                 PROXY STATEMENT


                          Annual Meeting April 17, 1997

                     --------------------------------------

                                  March 7, 1997




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                                TABLE OF CONTENTS






                                                                        PAGE


Notice of Annual Meeting of Stockholders.................................i

Proxy Statement
     General Information.................................................1

     Proposal 1 -- Election of Directors.................................2

     Proposal 2 -- Reapproval of 1992 Long-Term Incentive Plan,
                           As Amended to Date............................9

     Proposal 3 -- Approval of Appointment of
                         Independent Public Accountants.................14

     Proposal 4 -- Transaction of Other Business...................... .15

     Executive Compensation.............................................16

     Performance Graph..................................................26

Appendix A - 1996 Financial Report


Appendix B - Amended and Restated 1992 Long-Term Incentive Plan

                       CENTRAL AND SOUTH WEST CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of Central and South West Corporation, a Delaware corporation, will be held on April 17, 1997, at 10:30 a.m., local time, at the Galleria Ballroom of the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas, for the purpose of considering and voting upon proposals:

     1. a) To elect four directors to Class I of the Corporation's Board of Directors (Board) to serve three-year terms; b) To elect one director to Class III of the Board to serve the remaining two years of the current Class III term;

     2. To reapprove the Corporation's 1992 Long-Term Incentive Plan, as amended to date, to qualify performance-based grants thereunder for exemption from the deductible compensation limits imposed by federal tax law;

     3. To approve the Board's selection of Arthur Andersen LLP as the Corporation's independent public accountants for the calendar year 1997; and

     4. To transact such other business as may properly come before the Meeting or any adjournment(s) thereof. The Board at this time knows of no such other business.

     Stockholders of record at the close of business on March 4, 1997 (Record
Date) will be entitled to notice of and to vote at the meeting and any adjournment thereof. Beginning April 3, 1997, a list of stockholders entitled to vote may be examined during ordinary business hours at the Corporation's offices at 1616 Woodall Rodgers Freeway, Dallas, Texas; please see Ellen Whalen, Manager of Investor Services.

                            By Order of the Board of Directors,



                           Kenneth C. Raney, Jr.
                           Secretary

March 7, 1997
-------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT!
               PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD,
          REGARDLESS OF THE SIZE OF YOUR HOLDINGS, AS SOON AS POSSIBLE.

                       Central and South West Corporation

                                 Proxy Statement
                            -------------------------

                               GENERAL INFORMATION

Purpose of the Meeting and Solicitation

     The accompanying proxy is solicited by the Board of Directors of Central and South West Corporation (CSW or Corporation) for use at the Annual Meeting of Stockholders to be held on April 17, 1997, at 10:30 a.m., local time, at the Galleria Ballroom of the Westin Hotel, 13340 Dallas Parkway, Dallas, Texas, and at any adjournment thereof (Meeting). The purposes of the Meeting are set forth in the attached Notice of Annual Meeting.

     This Proxy Statement and the form of proxy are being mailed to stockholders on or about March 7, 1997. The cost of such solicitation will be borne by the Corporation, including the costs of assembling and mailing this Proxy Statement and the enclosed proxy card. The Corporation has employed D.F. King & Co., Inc. to assist in the solicitation of proxies and has agreed to pay D.F. King & Co., Inc. a fee for such services of $7,500 plus out-of-pocket expenses. After March 7, 1997, officers, employees and directors of the Corporation may solicit proxies without extra compensation. Such solicitation may be made by mail, telephone, facsimile, telegraph or in person.

     To ensure representation at the Meeting, each holder of outstanding shares of Common Stock entitled to be voted at the Meeting is requested to complete, date and sign the enclosed proxy card and return it to the Corporation in the postage-paid envelope provided. Such stockholders will be entitled to vote in person at the Meeting whether or not they have completed and returned proxy cards. Banking institutions, brokerage firms, custodians, trustees and other nominees and fiduciaries who are record holders of the Common Stock entitled to be voted at the Meeting are requested to forward this Proxy Statement, a proxy card and all of the accompanying materials to each of the beneficial owners of such shares, and to seek authority to execute proxies with respect to such shares. Upon request, the Corporation will reimburse such record holders for their reasonable out-of-pocket forwarding expenses.

Voting of Proxies

     The Corporation's only voting security is its Common Stock, par value $3.50 per share, of which 212,140,504 shares were outstanding on March 4, 1997 (the Record Date). Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Meeting. Each stockholder is entitled to one vote for each share of Common Stock of the Corporation held of record on the Record Date, on each matter submitted to a vote at the Meeting. Any stockholder may vote shares owned either in person or by duly authorized proxy, designating not more than three persons as proxies to vote the shares owned. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Meeting.

     Each stockholder returning a proxy to the Corporation has the right to revoke it, at any time before it is voted, by submitting a later-dated proxy in proper form, by notifying the Secretary of the Corporation in writing of such revocation or by appearing at the Meeting, requesting a return of the proxy and voting the shares in person.

     If properly executed and received by the Corporation before the Meeting, any proxy representing shares of Common Stock entitled to be voted at the Meeting and specifying how it is to be voted will be voted accordingly. Any such proxy, however, which fails to specify how it is to be voted on a proposal for which a specification may be made will be voted on such proposal in accordance with the recommendation of the Board. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting, excluding any shares owned by the Corporation, is necessary to constitute a quorum. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     The Board currently is unaware of any proposal to be presented at the Meeting other than the matters specified in the attached Notice of Annual Meeting of Stockholders. Should any other proposal properly come before the Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion. Anyone desiring to address the stockholders at the Meeting, whether or not making a formal proposal, must so indicate this intention to the Secretary prior to the Meeting and will be required to comply with the Rules of Procedure established prior to the Meeting.

Stockholder Proposals for 1998 Annual Meeting

     Pursuant to the rules of the Securities and Exchange Commission (SEC), in order to be considered for inclusion in the Proxy Statement and form of proxy relating to the 1998 annual meeting of stockholders, a proposal by a record holder of Common Stock of the Corporation must be received by the Secretary of the Corporation at the Corporation's principal executive offices in Dallas, Texas, on or before November 7, 1997.

                            PROPOSALS FOR THE MEETING

                        Proposal 1: ELECTION OF DIRECTORS

Nominees for Directors

     At the Meeting, four directors will be elected to Class I of the Board for three-year terms expiring at the 2000 annual meeting or until their respective successors are duly elected and qualified. One director will be elected to Class III of the Board to fill the remaining two years of the Class III term expiring at the 1999 annual meeting or until his successor is duly elected and qualified. Directors will be elected by a plurality of the votes cast at the Meeting.

     In accordance with the Corporation's Second Restated Certificate of Incorporation, the Board is divided into three classes as nearly equal in size as is practicable with staggered terms of office so that one class of the directors must be elected at each annual meeting. Class I, Class II and Class III directors' terms expire at the 2000, 1998 and 1999 annual meetings of stockholders, respectively, or when their respective successors are duly elected and qualified. The Board currently consists of 12 directors. The Board elected Glenn Files to a directorship in October, 1996. Effective February 27, 1997, Mr. Cruikshank resigned from the Board for personal reasons. The Corporation may retain Mr. Cruikshank from time to time to perform consulting services.

     The Board of Directors of the Corporation has nominated and unanimously recommends that stockholders vote FOR the election of Molly Shi Boren, Donald M. Carlton, T.J. Ellis, and Thomas V. Shockley, III, as Class I directors, and Glenn Files, as a Class III director.

     Each nominee is presently a director of the Corporation and has served continuously since the year indicated opposite his/her name below. Each of the nominees has consented to being named as a nominee and to serve as a director of the Corporation if elected. If, because of events not presently known or anticipated, any nominee is unable to serve or for good cause will not serve, the proxies voted for the election of directors may be voted (at the discretion of the holders of the proxies) for a substitute nominee not named herein.

     The following information is given with respect to the nominees for election as directors:

MOLLY SHI BOREN,  53                              Class I  Director  since  1991
     Ms. Boren, of Norman, Oklahoma, has been an attorney since prior to 1992 and is a former Special District Judge in Pontotoc County, Oklahoma. She
formerly  served  as  a  Director  of  Liberty  Bank   Corporation  and  of  Pet
Incorporated.

DONALD M. CARLTON, 59                                Class I Director since 1994
     Dr. Carlton served as the President and Chairman of Radian Corporation, an engineering and technology firm, from 1969 through 1995. In January 1996 he was named President and Chief Executive Officer of Radian International LLC, a new company formed in partnership with The Dow Chemical Company and Hartford Steam Boiler Inspection and Insurance Company. He is a member of the Board of Directors of Van Kampen American Capital Closed End Funds and Common Sense Trust and National Instruments.

T. J.  ELLIS,  54                                 Class I  Director  since  1996
     Mr. Ellis served as the Commercial Director of SEEBOARD plc in 1985 and in 1992 became the Chief Executive of SEEBOARD plc after privatization of the United Kingdom's national electric distribution system. He currently serves as Chairman of SEEBOARD (Generation) Limited and director of The National Grid Group plc, Sussex Chamber of Commerce Training and Enterprise and Eurorail CTRL Limited.

THOMAS V. SHOCKLEY, III, 51                          Class I Director since 1991
     Mr. Shockley joined the Corporation as Senior Vice President in January 1990, and became an Executive Vice President in September of that same year. In addition, he served as Chief Executive Officer of the Corporation's subsidiary Central and South West Services, Inc. from October 1992 to December 1993. Mr. Shockley continues to serve as a Director of each of the Corporation's non-electric subsidiaries and of SEEBOARD Group plc, an electric subsidiary located in the United Kingdom.

GLENN FILES, 49                                    Class III Director since 1996
     Mr. Files joined the CSW System in 1971, working in the accounting, customer service and operations areas for Public Service Company of Oklahoma. In 1990, he was named the Vice President of Marketing and Business Development at Central Power and Light Company, and elected President and Chief Executive Officer at West Texas Utilities Company in 1992. He was promoted to his current position, Executive Vice President of Central and South West Corporation, in April, 1996. Mr. Files serves as a Director of each of the Corporation's four U.S. electric subsidiaries.

          The following information is given for continuing directors:

GLENN BIGGS, 63                                     Class II Director since 1987
     Since 1989 Mr. Biggs has served as the President of Biggs & Co., an investment firm located in San Antonio, Texas. From 1991 to 1994 Mr. Biggs served as the Chairman and Chief Executive Officer of Texas TGV Corporation, a development company proposing to build a high speed railway. He is also a member of the Board of Directors of Diamond Shamrock R & M, Inc.

E. R. BROOKS, 59                                    Class II Director since 1988
     Mr. Brooks has served as Chairman, President and Chief Executive Officer of the Corporation since February, 1991. He is also a member of the Board of Directors of each of the Corporation's subsidiaries, as well as a Director of Hubbell, Inc., based in Orange, Connecticut. Mr. Brooks is a Trustee of Baylor University Medical Center and Baylor Health Care System Foundation, Dallas, Texas, and Hardin-Simmons University, Abilene, Texas.

JOE H. FOY, 70                                     Class III Director since 1974
     Mr. Foy served as a partner of the law firm of Bracewell & Patterson, Houston, Texas prior to 1992 until his retirement in 1993. He is currently a member of the Board of Directors of Enron Corporation.

ROBERT W. LAWLESS, 60                               Class II Director since 1991
     Dr. Lawless served as the President and Chief Executive Officer of Texas Tech University and Texas Tech University Health Sciences Center in Lubbock, Texas from July, 1989 through April, 1996. He has served as the President of the University of Tulsa since May, 1996. He is a member of the Board of Directors of Salomon Brothers Fund, Salomon Brothers Capital Fund and Salomon Brothers Investors Fund.

JAMES L. POWELL, 67                                 Class II Director since 1987
     Mr. Powell has been involved in ranching and investments in Ft. McKavett, Texas since prior to 1992. He is a Director of Southwest Bancorp of Sanderson, Texas, a Director and member of the Executive Committee of National Finance Credit Corporation and an Advisory Director of First National Bank, Mertzon, Texas.

J. C. TEMPLETON, 72                                Class III Director since 1983
     Mr. Templeton retired in 1991 from his position as President and Chairman of the Board of Directors of TGX Corporation, an oil and gas pipeline company. Since 1991 he has operated an investment company based in Houston, Texas. After fourteen years of service to the Corporation, Mr. Templeton will retire from the Board of Directors at the conclusion of the Annual Stockholders Meeting on April 17, 1997.

LLOYD D. WARD, 48                                  Class III Director since 1993
     Mr. Ward joined Frito-Lay, Inc., Pleasanton, California as General Manager in June 1991 and was promoted to President of that Division in October 1991. Mr. Ward served as Division President of the Central Division of Frito-Lay, Inc. in Dallas, Texas from January 1993 until March, 1996. In April, 1996 he joined the Maytag Corporation as an Executive Vice President and as President of Maytag Appliances.

Security Ownership of Management

     The following table shows securities beneficially owned as of December 31, 1996 by each director and nominee, certain executive officers and all directors and executive officers as a group. Share amounts shown in this table include options exercisable within 60 days after year-end, restricted stock, shares of Common Stock credited to Thrift Plus accounts and all other shares of Common Stock beneficially owned by the listed persons.

                                  Common Stock
                                                                 Percent of
  Name                                               Shares(1)    Class (2)
  ----                                               ---------    ---------
  Glenn Biggs.........................................14,211         -
  Molly Shi Boren......................................2,886         -
  E.R. Brooks........................................113,690         -
  Donald M. Carlton....................................5,230         -
  T. J. Ellis..........................................2,000         -
  Glenn Files.........................................33,723         -
  Joe H. Foy...........................................8,717         -
  T.M. Hagan..........................................11,740         -
  Robert W. Lawless....................................3,137         -
  Venita McCellon-Allen................................4,535         -
  Ferd. C. Meyer, Jr..................................41,246         -
  James L. Powell......................................4,211         -
  Glenn D. Rosilier...................................60,676         -
  Thomas V. Shockley, III.............................60,657         -
  J.C. Templeton.......................................3,411         -
  Lloyd D. Ward........................................2,157         -
  All of the above and other officers as a group
  (CSW Directors and Officers).......................413,799

----------------------
(1) Shares for Ms. McCellon-Allen and Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and all CSW Directors and Officers include 1,500, 17,074, 6,333, 1,610, 8,013, 8,035, 10,178 and 58,552 shares of restricted stock, respectively. These individuals currently have voting power, but not investment power, with respect to these shares. The above shares also include 1,289, 54,315, 19,067, 6,701, 26,736,
          26,736, 34,331 and 189,917 shares of Common Stock underlying immediately exercisable options held by Ms. McCellon-Allen, Messrs. Brooks, Files, Hagan, Meyer, Rosilier, Shockley, and CSW Directors and Officers, respectively.

(2)       Percentages are all less than one percent and therefore are omitted.


Security Ownership of Certain Beneficial Owners

     Set forth below are the only persons or groups known to the Corporation as of December 31, 1996, with beneficial ownership of 5 percent or more of the Corporation's Common Stock.

                                                        Common Stock
                                               --------------------------------
                                               Amount of
Name, Address of                               Beneficial           Percent of
Beneficial Owners                              Ownership            Class
-----------------                              ----------           -----------

Mellon Bank Corporation                        15,097,191 (1)         7.1%
  and subsidiaries
  One Mellon Bank Center
  Pittsburgh, PA 15258

---------------------
(1) Mellon Bank Corporation and its subsidiaries, including Mellon Bank, N.A., which acts as trustee of an employee benefit plan of the Corporation, reported that they exercise sole voting power as to 998,086 shares and shared voting power as to 23,755 shares.

               OTHER INFORMATION REGARDING THE BOARD OF DIRECTORS

General Information

     Nominees for directorships are recommended by the Nominating Committee of the Board and are nominated by the Board on the basis of their qualifications, including training, experience, integrity and independence of mind, to render service to the Corporation. The Corporation's By-Laws generally provide that the Corporation shall not elect or propose for election as a director any non-employee who will have attained the age of 70 (72 for persons who served as directors and were at least 60 years of age on October 12, 1987) at the date of such election or proposed election. Federal law restricts the extent to which the Corporation may have interlocking directorates with other companies.

     The number of directors constituting the entire Board may not be less than nine nor more than fifteen, as may be fixed from time to time by resolution adopted by a majority of the entire Board. No decrease in the number of directors on the Board may shorten the term of any incumbent director. The majority of the Board may adopt a resolution to increase the number of directors to not more than fifteen and may elect a new director or directors to fill any such newly created directorship. Similarly, vacancies occurring on the Board for any reason may be filled by majority vote of the remaining directors. Any such Board-elected director will hold office until the Corporation's next annual meeting of stockholders and the election and qualification of a successor.

     Under the Corporation's Certificate of Incorporation, any director may be removed from office by the stockholders of the Corporation only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of the outstanding shares of Common Stock.

Meetings and Compensation

     The Board held 6 regular meetings and 4 special meetings during 1996. Directors who are not also officers and employees of the Corporation receive annual cash director's fees of $12,000 for serving on the Board and a fee of $1,250 per day plus expenses for each meeting of the Board or committee attended. In addition, the Corporation has a Directors Restricted Stock Plan pursuant to which directors receive $12,000 annually in restricted stock of the Corporation. Beginning in 1997, the 1997 Director's Compensation Plan will award non-employee directors an annual award of 600 phantom stock shares which vest upon termination from the Board and are then converted into one-for-one shares of Common Stock. The Board has standing Policy, Audit, Executive Compensation and Nominating Committees. Chairmen of the Audit, Executive Compensation and Nominating Committees receive annual fees of $6,000, $3,500 and $3,500, respectively, to be paid in cash in addition to regular directors' and meeting fees. Directors who are also officers and employees of the Corporation receive no annual retainer or meeting fees.

     The Corporation maintains a memorial gift program for all of its current directors, directors who have retired since 1992 and certain executive officers. There are 16 current directors and executive officers and 11 retired directors and officers eligible for the memorial gift program. Under this program, the Corporation will make donations in a director's or executive officer's name for up to three charitable organizations in an aggregate of $500,000, payable by the Corporation upon such person's death. The Corporation maintains corporate-owned life insurance policies to fund the program. The annual premiums paid by the Corporation are based on pooled risks and averaged $16,402 per participant for 1996; $16,367 per participant for 1995; and $17,013 per participant for 1994.

     Non-employee directors are provided the opportunity to enroll in a medical and dental program offered by the company. This program is identical to the employee plan and directors who elect coverage pay the same premium as active employee participants in the plan. If a non-employee director terminates his service on the board with ten or more years of service, that director is eligible to receive retiree medical and dental benefits coverage from the corporation.

     The Corporation has retained Glenn Biggs under a Memorandum of Agreement to pursue special business development activities in Mexico on behalf of the Corporation. This agreement, which provides for a monthly fee of $10,000, lasts through December 31, 1997 and may be extended by mutual agreement between Mr. Biggs and the Corporation.

     All current directors attended more than 75 percent of the total number of meetings held by the Board and each committee on which such directors served in 1996, except for Lloyd D. Ward who attended 72% of the total meetings.

Board Committees

     Policy Committee. The Policy Committee, currently consisting of Messrs. Brooks (Chairman), Foy, Lawless and Powell, held 9 meetings in 1996. The Policy Committee reviews and makes recommendations to the Board concerning major policy issues, considers the composition, structure and functions of the Board and its committees and reviews existing corporate policies and recommends changes when appropriate. The Policy Committee has authority to act as and on behalf of the Board when the full Board is not in session.

     Audit Committee. The Audit Committee, currently consisting of Ms. Boren and Messrs. Biggs, Carlton, Lawless (Chairman), Powell and Templeton, held 4 meetings in 1996. The Audit Committee recommends to the Board the independent public accountants to be selected; discusses with the internal auditors and independent public accountants the overall scope, plans and results of their audits, and their evaluations of internal controls and the overall quality of the Corporation's accounting and financial reporting practices; facilitates any private communication with the Committee desired by the internal auditors or independent public accountants; discusses with management, internal auditors and the independent public accountants the Corporation's accounting and financial reporting principles and policies; monitors the program to ensure compliance with the Corporation's business ethics policy; and may direct and supervise an investigation into any significant matter brought to its attention within the scope of its duties.

     Executive Compensation Committee. The Executive Compensation Committee, currently consisting of Ms. Boren and Messrs. Foy (Chairman), Lawless, Templeton and Ward, held 6 meetings in 1996. The Executive Compensation Committee determines the executive compensation philosophy of the Corporation, reviews benefit programs and management succession programs, sets the salaries for the executive officers of the Corporation and reviews and recommends salaries for the presidents and chief executive officers of the Corporation's principal subsidiaries.

     Nominating Committee. The Nominating Committee, currently consisting of Messrs. Biggs, Carlton, Foy, Powell (Chairman) and Ward, held 2 meetings in 1996. The Nominating Committee reviews candidates for election to the Board and recommends qualified candidates to fill existing vacancies or newly created directorships. The Nominating Committee welcomes stockholder suggestions for Board nominations. Such suggestions should be directed to Mr. Brooks, Chairman, President and Chief Executive Officer, who will forward them to the Nominating Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 and Section 17(a) of the Public Utility Holding Company Act of 1935 require the Corporation's officers and directors, and persons who beneficially own more than ten percent of any class of the Corporation's equity securities to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) reports they file. Based solely on the Corporation's review of such reports received and written representations from certain reporting persons, the Corporation believes that during the 1996 calendar year all such filing requirements applicable to its officers, directors and greater-than-ten-percent stockholders were complied with as regards holdings of the Corporation's equity securities

Compensation Committee Interlocks and Insider Participation

     No member of the Executive Compensation Committee of the Board served as an officer or employee of the Corporation or any of its subsidiaries during or prior to 1996. No executive officer of the Corporation serves or has served on the Compensation Committee during or prior to 1996. No executive officer of the Corporation serves or has served as a director of another company, one of whose executive officers serves as a member of the Executive Compensation Committee or as a director of the Corporation, during or prior to 1996.

          Proposal 2: REAPPROVAL OF THE 1992 LONG-TERM INCENTIVE PLAN,
                               AS AMENDED TO DATE

     The success of the Company depends, in large measure, on its ability to recruit and retain key employees with outstanding ability and experience. The Board of Directors also believes there is a need to align shareholder and employee interests by encouraging employee stock ownership and to motivate employees with compensation conditioned upon achievement of the Company's financial goals.

     In order to accomplish these objectives, the Board of Directors has adopted, subject to approval by the shareholders, the Central and South West Corporation Amended and Restated 1992 Long-Term Incentive Plan (the "LTIP" or "Incentive Plan").

     The Incentive Plan is intended to amend and restate the 1992 Long-Term Incentive Plan (the "Original Plan") to address recent regulatory changes, enhance flexibility under the Incentive Plan, and to make the Incentive Plan more consistent with the Company's overall compensation program. The revisions do not increase the number of shares of Common Stock authorized for issuance under the Original Plan nor authorize the issuance of any additional shares.

     Specifically, the Original Plan has been amended to (i) impose maximum grant and award payment amounts in respect of stock option, stock appreciation rights, restricted stock and performance unit awards; (ii) enable the Executive Compensation Committee (the "Committee") to determine, in its own discretion, how share availability under the LTIP is computed; (iii) preclude the use of shares owned less than six months in payment for the exercise price of stock options; (iv) permit the Committee to determine, on an individual award basis, the shareholder rights, if any, available to a restricted stock grantee; (v) add "cash value added" and "economic value added" concepts as possible performance unit performance goals; (vi) provide that upon death, disability or retirement a grantee's LTIP awards will become 100% vested and any stock options held by any such terminee will be exercisable for three years after retirement and one year after death or disability; (vii) eliminate the requirement that an award under the LTIP be forfeited if the grantee terminates employment for any reason within one year after the date of grant of such award; (viii) permit the transfer of non-qualified stock options by grantees (if so provided by the Committee); (ix) conform the definition of "change in control" in the LTIP to the definition of that term contained in the several change-in-control agreements recently entered into with senior management; and (x) delete the provision limiting payments under the LTIP to amounts not treated as non-deductible "excess parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). These amendments are more fully described below in the Summary Description of the LTIP.

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for adoption of the Incentive Plan.

   The Board of Directors recommends that shareholders vote FOR this proposal.

Summary Description of the LTIP

         The following summary of the terms of the LTIP is qualified in its entirety by reference to the text of the plan, which is attached as Appendix B to this Proxy Statement. If adopted by the shareholders, the LTIP will be effective as of April 17, 1997.

         Administration. The LTIP will be administered by the Executive Compensation Committee of the Board of Directors (the "Committee"). As a result of recent changes to Section 16 of the Exchange Act and the implementation of
Section 162(m) of the Code, the definition of the Committee has been revised to allow the Committee to meet the requirements of Sections 16 and 162(m) where appropriate.

          Eligibility. Key employees of the Company and its subsidiaries are eligible to participate in the LTIP. Nonemployee Directors of the Company are not eligible.

         More than 700 employees of the Company and its subsidiaries are presently eligible to participate; however, because the LTIP provides for broad discretion in selecting participants and in making awards, the total number of persons who will participate and the respective benefits to be accorded to them cannot be determined at this time.

         Stock Available for Issuance Through the LTIP. The LTIP provides for a number of forms of stock-based compensation, as further described below. Up to 4,000,000 shares of the Company's Common Stock, par value $3.50 per share, are authorized for issuance through the LTIP. The revisions to the Original Plan do not authorize any additional shares for issuance under the LTIP. Provisions in the LTIP permit the reuse or reissuance of shares of Common Stock underlying canceled, expired, or forfeited awards of stock-based compensation, as well as shares tendered in payment of a stock option exercise price or withheld by the Company to pay taxes on an award, subject to restrictions imposed under the Securities and Exchange Commission's ("SEC") short-swing trading rules. As a result of recent revisions to Section 16, the Original Plan has been revised to enhance the ability of the Committee to determine the number of shares available for issuance under the LTIP. On February 3, 1997, the closing price for a share of the Company's Common Stock, as reported on the New York Stock Exchange composite tape, was $25.125.

         Stock-based compensation will typically be issued in consideration for the performance of services to the Company. At the time of exercise, the full exercise price for a stock option must be paid in cash or, if the Committee so provides, in shares of Common Stock.

         Description of Awards Under the Plan. The Committee may award to eligible employees incentive and nonqualified stock options, reload stock options, stock appreciation rights, restricted awards, and performance units. As separately described under "Performance Measures", the Committee may also grant awards subject to satisfaction of specific performance goals. The forms of awards are described in greater detail below.

         Stock Options. The Committee will have discretion to award incentive stock options ("ISOs"), which are intended to comply with Section 422 of the Internal Revenue Code, or nonqualified stock options ("NQSOs"), which are not intended to comply with Section 422 of the Internal Revenue Code. The Incentive Plan also permits the Committee to award reload stock options in connection with grants of NQSOs. A reload stock option provides a Participant with a new stock option for each share used to satisfy the exercise price of an NQSO. As part of the revisions to the Original Plan, an annual, individual stock option award limit of two hundred and fifty thousand (250,000) shares was incorporated into the LTIP.

         Each ISO issued under the LTIP must be exercised within a period of ten years from the date of grant, and the exercise price of any ISO or reload stock option may not be less than the fair market value of the underlying shares of Common Stock on the date of grant. Subject to the specific terms of the LTIP, the Committee will have discretion to set such additional limitations on option grants as it deems appropriate.

         Options granted to employees under the LTIP will expire at such times as the Committee determines at the time of the grant; provided, however, that no ISO will be exercisable later than ten years from the date of grant. Each option award agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant's employment with the Company. The termination provisions will be determined within the discretion of the Committee, may not be uniform among all participants, and may reflect distinctions based on the reasons for termination of employment.

         Upon the exercise of an option granted under the LTIP, the option price is payable in full to the Company, either in cash or its equivalent, by a fully-secured, recourse promissory note, or by tendering shares having a fair market value at the time of exercise equal to the total option price (provided such shares have been held for at least six months prior to their tender). The minimum six-month period has been added to the Original Plan to limit the possibility of the Company incurring accounting charges related to the use of shares to satisfy the exercise price. In its discretion, the Committee may permit the simultaneous exercise of stock options and the sale of shares acquired thereby in a brokerage "cashless" exercise.

         Stock Appreciation Rights. The Committee may also award stock appreciation rights ("SARs") upon such terms and conditions as it will establish. The grant price of a freestanding SAR (a SAR not granted in connection with a stock option) will equal the fair market value of a share of Class A Common Stock while the grant price of a tandem SAR issued in connection with a stock option will equal the exercise price of the related option. As part of the revisions to the Original Plan, an annual, individual SAR award limit of two hundred and fifty thousand (250,000) shares was incorporated into the LTIP.

         Restricted Awards. The Committee will also be authorized to make Restricted Awards of restricted stock or phantom stock under the LTIP upon such terms and conditions as it shall establish. The award agreement will specify the period(s) of restriction, the number of shares of restricted Common Stock or phantom stock granted, restrictions based upon achievement of specific performance objectives, and/or restrictions under applicable federal or state securities laws. As part of the revisions to the Original Plan, an individual annual restricted award limit of one hundred thousand (100,000) shares was incorporated into the LTIP. In the Committee's discretion, participants may receive dividends on and/or the right to vote their shares of restricted stock and the Committee, in its discretion, will determine how dividends on restricted shares are to be paid.

         Each award agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested restricted stock following termination of the participant's employment with the Company. These provisions will be determined in the sole discretion of the Committee, need not be uniform among all shares of restricted stock issued pursuant to the LTIP, and may reflect distinctions based on reasons for termination of employment. Except in the case of terminations connected with a change in control and terminations by reason of death or disability, the vesting of restricted stock which qualifies for performance-based compensation under Section 162(m) and which are held by "covered employees" under Section 162(m) shall occur at the time it otherwise would have, but for the employment termination.

         Performance Units. The Committee will have the discretion to award performance units upon such terms and conditions as it will establish. Performance units will have an initial value equal to the Fair Market Value of a share of Common Stock or as determined by the Committee. The revisions to the Original Plan clarify that performance units may be based on the value of a share of Common Stock. Performance units will be paid upon the satisfaction of performance goals specified by the Committee at the time of grant. The performance measures upon which the performance units may be based shall include, but shall not be limited to, such measures as cash value added, earnings per share, economic value added, net earnings growth, net income, operating income, return on assets, return on equity, sales or revenue growth, and total shareholder return. Performance measures may be made on the basis of comparisons to peer companies, individual or aggregate participant performance, where such measure or measures of performance as the Committee in its sole discretion, may deem appropriate. The number of performance units granted to a key employee in any year shall be determined by the Committee in its sole discretion subject to the limits set forth in the LTIP. As part of the revisions to the Original Plan, an annual individual performance unit limit equal to the value of one hundred thousand (100,000) shares at the end of the Performance Period was incorporated into the LTIP.

         The value of each performance unit shall be determined solely upon the achievement of certain preestablished objective performance goals during each performance period (the "Performance Period"). The duration of a Performance Period is set by the Committee but may be no less than three years. A new Performance Period may begin every year, or at more frequent or less frequent intervals, as determined by the Committee.

         The Committee shall establish, in writing, the objective performance goals applicable to the evaluation of the performance units granted in each Performance Period, the performance measures which shall be used to determine the achievement of those performance goals, and any formulas or methods to be used to determine the value of the performance units.

         Following the end of a Performance Period, the Committee shall determine the value of the performance-based awards granted for the period based on the attainment of the preestablished objective performance goals. The Committee shall also have discretion to reduce (but not to increase) the value of a performance-based award.

         The Committee will certify, in writing, that the award is based on the degree of attainment of the preestablished objective performance goals. As soon as practicable thereafter, payment of the awards to employees, if any, shall be made in the form of shares of Common Stock.

         Termination of Employment. The termination provisions contained in the Original Plan have been revised to make the default provisions more closely reflect the Company's current practice for treating awards upon an individual's termination of employment. In addition, the special one-year rule which required termination and cancellation of any award if the participant terminated employment within one (1) year of the grant has been eliminated. This revision permits the Committee to provide for different termination provisions based upon a participant's reason for termination of employment.

         Adjustments. The LTIP provides for appropriate adjustments in the number of shares of Common Stock subject to awards and available for future awards in the event of changes in outstanding Common Stock by reason of a merger, recapitalization, stock split, or certain other events. The Original Plan has been amended to limit the Committee's ability to adjust performance-based awards subject to the requirements of Code Section 162(m).

         Nontransferability. Unless otherwise provided for in an award agreement, no award under the LTIP may be assigned, transferred, sold, exchanged, pledged, disposed of, or otherwise hypothecated or encumbered by a participant or any beneficiary thereof, except by testamentary disposition or the laws of descent in distribution. As a result of recent changes to Section 16, this section has been revised to permit the Committee, in its sole discretion, to permit transferability of awards in individual award agreements.

         Change in Control. In case of a change in control of the Company, outstanding options and SARs granted under the LTIP will become immediately exercisable and will remain exercisable throughout their entire term, and restriction periods and restrictions imposed on shares of Restricted Stock and Phantom Stock immediately lapse. All performance units shall be deemed to have been fully earned as of a change in control.

         The definition of "change in control" in the Original Plan has been revised to utilize the definition which is more consistent with that currently being used by the Company's change-in-control agreements. The definition of "potential change in control" has also been revised to narrow and limit the circumstances constituting a potential change in control. The revision is intended to preserve the Company's ability to use pooling of interests accounting. Finally, the Original Plan has also been revised to eliminate the provision regarding the treatment of incentive awards in response to the excise tax imposed by Section 280G of the code. The revision is intended to provide a consistent treatment for compensation in excise tax situations as provided in the Company's change-in-control agreements. A discussion of the company's change-in-control agreements is set forth later in this Proxy Statement.

         Duration of the Plan and Amendments. The Board of Directors may suspend or terminate the LTIP at any time and may amend the LTIP at any time, and from time to time, in such respects as the Board may deem to be in the best interest of the Company or its Subsidiaries. Notwithstanding the foregoing, however, no amendment shall, without the requisite shareholder approval, (a) materially increase the number of shares of Common Stock which may be issued under the Plan, except as provided in Section 14 of the LTIP; (b) materially modify the requirements as to eligibility for participation in the LTIP; (c) materially increase the benefits accruing the participants under the LTIP; or (d) extend the termination date of the LTIP. However, in no event will an ISO be granted under the LTIP on or after April 17, 2007.

Federal Income Tax Consequences

         Options. With respect to options which qualify as ISOs, an LTIP participant will not recognize income for federal income tax purposes at the time options are granted or exercised. If the participant disposes of shares acquired by exercise of an ISO either before the expiration of two years from the date the options are granted or within one year after the issuance of shares upon exercise of the ISO (the "holding periods"), the participant will recognize in the year of disposition: (a) ordinary income, to the extent that lesser of either (1) the fair market value of the shares on the date of option exercise, or (2) the amount realized on disposition, exceeds the option price; and (b) capital gain, to the extent the amount realized on disposition exceeds the fair market value of the shares on the date of option exercise. If the shares are sold after expiration of the holding periods, the participant generally will recognize capital gain or loss equal to the difference between the amount realized on disposition and the option price.

         With respect to NQSOs, the participant will recognize no income upon grant of the option, and, upon exercise, will recognize ordinary income to the extent of the excess of the fair market value of the shares on the date of option exercise over the amount paid by the participant for the shares. Upon a subsequent disposition of the shares received under the option, the participant generally will recognize capital gain or loss to the extent of the difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition.

         Restricted Stock. A participant holding restricted stock will, at the time the shares vest, realize ordinary income in an amount equal to the fair market value of the shares and any cash received at the time of vesting, and the Company will be entitled to a corresponding deduction for federal income tax purposes. Dividends paid to the participant on the restricted stock during the restriction period will generally be ordinary income to the participant and deductible as such by the Company.

         In general, the Company will receive an income tax deduction at the same time and in the same amount which is taxable to the employee as compensation, except as provided below under "Section 162(m)." To the extent a participant realizes capital gains, as described above, the Company will not be entitled to any deduction for federal income tax purposes.

Section 162(m)

Under Section 162(m) of the Internal Revenue Code, compensation paid by the Company in excess of $1 million for any taxable year to "Covered Employees" generally is deductible by the Company or its affiliates for federal income tax purposes if it is based on the performance of the Company, is paid pursuant to a plan approved by shareholders of the Company, and meets certain other requirements. Generally, "Covered Employee" under Section 162(m) means the chief executive officer and the four other highest paid executive officers of the Company as of the last day of the taxable year.

         It is presently anticipated that the Committee will at all times consist of "outside directors" as required for purposes of Section 162(m), and that the Committee will take the effect of Section 162(m) into consideration in structuring Incentive Plan awards.

New Plan Benefits

         The benefits that will be received under the LTIP by particular individuals or groups are not determinable at this time. The benefits that were received for the 1996 fiscal year by the Named Executive Officers pursuant to the Original Plan (which the LTIP is intended to replace) are summarized in tables on pages 22-24.

                       Proposal 3: APPROVAL OF APPOINTMENT
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee of the Board of Directors, which is composed entirely of non-employee directors, has selected Arthur Andersen LLP ("Arthur Andersen") as the independent public accountants to audit the consolidated financial statements of the Corporation and its consolidated subsidiaries for the year ending December 31, 1997. The Board of Directors has endorsed this appointment and it is being presented to the stockholders for approval.

         Arthur Andersen has audited the consolidated financial statements of the Corporation and its consolidated subsidiaries for many years. The Corporation has been advised by Arthur Andersen that neither it nor any member or employee thereof has any direct financial interest or any material indirect financial interest in the Corporation or any of its subsidiaries in any capacity.

         During the year ended December 31, l996, Arthur Andersen provided both audit and non-audit services to the Corporation and its subsidiaries. These audit services included: (1) regular examination of the consolidated financial statements of the Corporation, including work relating to quarterly reviews, SEC filings and consultation on accounting and financial reporting matters; (2) audit of the financial statements of certain subsidiary companies to meet statutory or regulatory requirements; and (3) examination of the financial statements of various employee benefit plans of the Corporation and its subsidiaries. Nonaudit services provided by Arthur Andersen included income tax consulting, employee benefit advisory services, economic consulting and other financial consulting services.

         The financial statements of SEEBOARD plc (SEEBOARD), a regional electricity company located in the United Kingdom, for calendar year 1995 and prior years have been audited by KPMG Peat Marwick, which firm is expected to be engaged to audit the financial statements for the year ending December 31, l996. Andersen Consulting, which is part of the Andersen World Wide Organization, provides information technology services to SEEBOARD, which became a wholly-owned subsidiary of the Corporation in January, 1996.

         All significant audit and nonaudit services provided by Arthur Andersen and Andersen Consulting are approved by the Audit Committee which gives due consideration to the potential effect of nonaudit services on auditor independence.

         One or more representatives of Arthur Andersen will be present at this year's Annual Meeting of Stockholders, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

         Ratification of the appointment of Arthur Andersen to audit the consolidated financial statements of the Corporation for the year ending December 31, l997 requires the affirmative vote of a majority of the votes cast by the holders of the shares of Common Stock of the Corporation voting in person or by proxy at the Annual Meeting of Stockholders. For purposes of determining the number of votes cast on the matter, only those cast "for" or "against" are included. Abstentions and broker nonvotes are not included. If the resolution does not pass, the selection of independent public accountants will be reconsidered by the Audit Committee and the Board of Directors.

         The Board of Directors of the Corporation recommends a vote FOR the proposal to ratify the appointment of Arthur Andersen as independent public accountants of the Corporation for fiscal year 1997. Proxies received by the Board of Directors will be so voted unless stockholders specify in their proxies a contrary choice.

                    Proposal 4: TRANSACTION OF OTHER BUSINESS

         At the date hereof, the management of the Corporation knows of no other business to come before the Meeting. If any other business is properly presented at the Meeting, the proxies will be voted in respect thereof in the discretion of the person or persons voting them.

                          EXECUTIVE COMPENSATION REPORT

The Corporation's executive compensation program has as its foundation the following objectives:

     * Maintaining a total compensation program consisting of base salary, performance incentives and benefits designed to support the corporate goal of providing superior value to our stockholders and customers;

     *    Providing   comprehensive  programs  which  serve  to  facilitate  the recruitment, retention and motivation of qualified executives; and

     * Rewarding key executives for achieving financial, operating and individual objectives that produce a corresponding and direct return to the Corporation's stockholders in both the long-term and the short-term.

         The Executive Compensation Committee of the Board ("Compensation Committee"), which consists of six independent outside directors, has designed the Corporation's executive compensation programs around a strong pay-for-performance philosophy. The Compensation Committee strives to maintain competitive levels of total compensation as compared to peers in the utility industry.

         Each year, the Compensation Committee conducts a comprehensive review of the Corporation's executive compensation programs. The Compensation Committee is assisted in these efforts by an independent consultant and by the Corporation's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding the compensation policies, programs and specific compensation practices. This review is designed to ensure proper programs are in place to enable the Corporation to achieve its strategic and operating objectives, provide superior value to its stockholders and customers, and to document the Corporation's relative competitive position.

         To maintain competitive, comprehensive compensation, the Compensation Committee reviews a comparison of the Corporation's compensation program with those offered by comparable companies within the utility and general industry. For each component of compensation as well as total compensation, the Compensation Committee seeks to ensure the Corporation's level of compensation for expected levels of performance approximates the average for executive officers in similar positions at comparable companies. In most years, this means that the level of total compensation for expected performance will be near the average for comparable companies. Performance above or below the expected levels is reflected in a corresponding increase or reduction in the incentive portion of the Corporation's compensation program.

         To further this pay for performance philosophy, the Compensation Committee has increased the percentage of pay that varies in relation to performance and has slowed the growth in base pay.

         The amounts of each of the primary components of executive compensation--salary, annual incentive plan awards and long-term incentive plan awards--will fluctuate according to corporate, business unit and/or individual performance as described in detail in this report. Corporate performance for these purposes is measured against a peer group of selected companies in the utility industry (Utility Peer Group). The Utility Peer Group consists of the companies listed in the S&P Electric Utility Index as well as large regional competitors. The Compensation Committee believes that using the Utility Peer Group provides an objective measure to compare performance benchmarks appropriate for compensation purposes.

         The Corporation's executive compensation program includes several components serving long and short-term objectives and taking advantage of several federal income tax incentives which are not directly performance-based. The Corporation provides it senior executive officers with benefits under the Special Executive Retirement Plan and all executive officers with certain executive perquisites (as noted elsewhere in this Proxy Statement). In addition, the Corporation maintains for each of its executive officers a package of benefits under its pension and welfare benefit plans that is generally provided to all employees, including group health, life, disability and accident insurance plans, tax-advantage reimbursement accounts, a defined pension plan, and the ThriftPlus 401(k) thrift plan.

         The following describes the relationship of compensation to performance for the principal components of executive officer compensation:

         Base Salary. Each executive officer's corporate position is matched to a comparable position within the utility industry and is valued at both the 50th percentile market level as well as the 75th percentile of the market. In some cases, these positions are common in both the utility industry and general industry. In these cases, comparison are made to both markets. The position is then evaluated based on the position's overall contribution to corporate goals. This internal weighting is combined with the value the market places on the associated job responsibilities, and a salary is assigned to that position.

         Each year the assigned salary values are reviewed against market conditions, including compensation practices in the Utility Peer Group, inflation, and supply and demand in the labor markets. If these conditions change significantly there may be an adjustment to base salary. Finally, the results of the executive officer's performance over the past year becomes part of the basis of the Compensation Committee's decision to approve, at its discretion, base salaries of executive officers.

         Incentive Programs - General. The executive incentive programs are designed to strike an appropriate balance between short-term accomplishments and the Corporation's need to effectively plan for and perform over the long-term.

         Incentive Programs - Annual Incentive Plan. The Annual Incentive Plan ("AIP") is a short-term bonus plan rewarding annual performance. AIP awards are determined under a formula that directly ties the amount of the award with levels of achievement for specific individual, business unit and corporate goals. The amount of an executive officer's AIP award equals the arithmetic product of (i) that officer's target award and (ii) a composite performance index. The award can vary from zero to a maximum of 150 percent of target.

         The composite performance index for executive officers generally is the arithmetic product of two equally weighted indices, a corporate performance index and an individual performance index. For those executive officers whose principal responsibility is to a subsidiary business unit of the Corporation, a third equally weighted index consisting of a performance index for that business unit may, at the discretion of the Committee, be factored into the composite index.

         The corporate performance index is determined by two equally weighted measures--earnings per share and cash flow. Threshold, target and exceptional levels for these objective measures are set by the Compensation Committee in the first quarter of each year. The Compensation Committee considers both historic performance and budgeted or expected levels of performance in setting these targets.

         The individual performance index represents the average of results achieved on several individual goals and a subjective evaluation of overall job performance. Although individual performance goals do not necessarily directly correlate to identifiable corporate performance, these goals are constructed to support work team, departmental or business unit performance which links to corporate goals or initiatives. If an individual fails to achieve a minimum threshold performance level on the individual performance index, that individual does not earn an AIP award for the year.

         The performance index for a given subsidiary business unit represents the weighted average of performance indices that measure the achievement of specific objective and/or subjective goals that are set and weighted at the beginning of the year for that business unit. The specific goals generally will include achieving specific earnings levels and one or more non-financial goals such as achievement of customer satisfaction ratings or productivity measures of strategic goals. If a business unit performance index is factored into the composite index and a given subsidiary of the Corporation fails to achieve a minimum threshold level of performance on each of its performance goals, the subsidiary performance will equal zero.

         Target awards for executive officers have been fixed at 50 percent of salary for the chief executive officer, 45 percent of salary for executive and senior vice presidents, 40 percent of salary for business unit presidents and 30 percent of salary for other executive officers. The corresponding maximum AIP award that can be earned by the executive is 1.5 times the target award. These targets are established by a review of competitive practice among the Utility Peer Group.

         Performance under the AIP is measured or reviewed by each executive officer's superior officer, or in the case of the chief executive officer, the Compensation Committee, with the assistance of internal staff. The results are reviewed and are subject to approval by the Compensation Committee. Under the terms of the AIP, the Compensation Committee, in its discretion, may vary corporate or company performance measures and the form of payment for AIP awards from year to year prior to establishing the awards, including payment in cash or restricted stock, as determined by the Compensation Committee.

         In 1996, AIP awards were determined based on the corporate performance index, the subsidiary business unit performance indices and the individual performance index. For 1996, the Corporation achieved 102.27 percent of the corporate performance index based on the earnings per share and cash flow measures. Awards based on these results were paid in the form of cash to all participants in January, 1997.

         Incentive Programs - Long Term Incentive Plan. The Compensation Committee rewards long-term performance with awards made pursuant to the Central and South West Corporation 1992 Long-Term Incentive Plan (LTIP). The Compensation Committee selects the form and amount of long-term awards based upon its evaluation of which vehicles are best positioned to serve as effective incentives for long-term performance.

         Since 1992, the Compensation Committee has established long-term awards in the form of performance shares. These awards provide incentives both for exceptional corporate performance and retention. Each year, the Compensation Committee has set a target award of a specific dollar amount for each awardee based on a percentage of Salary Midpoint. For 1997, the target award will be set as a percentage of salary. The dollar amount corresponding to the target award is divided by the per share market price of the Corporation's Common Stock on the date the award is established to derive the number of shares of such stock that will be issued if target performance is achieved by the Corporation.

         The payout of such long-term award is based upon a comparison of the Corporation's total stockholder return over a three-year period, cycle, against total stockholder returns of utilities in the S&P Electric Utility Index over the same three-year period. Total stockholder return is calculated by dividing
(i) the sum of (A) the cumulative amount of dividends per share for the three-year period, assuming full dividend reinvestment, and (B) the change in share price over the three-year period, by (ii) the share price at the beginning of the three-year period. If the Corporation's total stockholder return for a cycle falls in one of the top three quartiles of similarly-calculated total stockholder returns achieved at companies in the S&P Electric Utility Index, the Corporation will make a payout to participants for the three-year cycle then ending. First, second and third quartile performance will result in payouts of 150 percent, 100 percent and 50 percent of target, respectively. Performance in the fourth quartile yields no payout under this program.

         Each year a new three-year performance cycle has been established. In March 1996, the Committee reviewed total stockholder return results for the period covering 1993-1995, and, because they were below the threshold for a payout, no awards were granted. In January 1997, the Committee reviewed total stockholder return results for the period covering 1994-1996. Results for this period were below the threshold for a payout, therefore, no awards were granted.

         The Corporation from time to time has also granted stock options under the LTIP. Stock options are granted at the discretion of the Compensation Committee. The stock options, once vested, allow the grantee to buy specific numbers of shares of Common Stock at a specific strike price, which to date has been the market price on the date of grant. In determining grants to date, the Compensation Committee has considered both the number and value of options granted by companies in the Utility Peer Group with respect to both the number and value of options awarded by the Corporation, and the relative amounts of other long-term incentive awards at the Corporation and such peers. The executive officer's realization of any value on the options depends upon stock appreciation.

         In January, 1996 the Compensation Committee authorized a stock option grant to the top management of SEEBOARD. This award was intended to align management's interests with stockholders interests in order to enhance the value to the Corporation of this newly-acquired subsidiary. The grant vests equally over the three years, 1997, 1998 and 1999.

         As previously disclosed, in January, 1996 the Compensation Committee authorized a restricted stock grant for the executive officers of the Corporation. This special discretionary award was made to reward sustained, long-term corporate performance, encourage executive retention and focus on the long-term perspective. This grant vests in 25 percent increments in 1997, 1998, 1999 and 2000.

         The Compensation Committee does not consider the current number or value of options or restricted stock held by the Corporation's executive officers in determining the value and size of restricted stock and option awards under the LTIP. No executive officer owns in excess of one percent of the Corporation's Common Stock. Further, the amounts of LTIP awards are measured against similar practices at other companies in the Utility Peer Group.

Tax Considerations

         Section 162(m) of the Internal Revenue Code, as amended (Code), generally limits the Corporation's federal income tax deduction for compensation paid in any taxable year to any one of the five highest paid executive officers named in the Corporation's Proxy Statement to $1 million. The limit does not apply to specified types of exempt compensation, including payments that are not included in the employee's gross income, payments made to or from a tax-qualified plan and compensation that meets the Code definition of performance-based compensation. Under the tax law, the amount of a performance-based award must be based entirely on an objective formula, without any subjective consideration of individual performance.

         The Compensation Committee has carefully considered the impact of this law. At this time, the Compensation Committee believes it is in the Corporation's and stockholder's best interests to retain the subjective determination of individual performance under the AIP. Consequently, payments under the AIP, if any, to the named executive officers may be subject to the limitation imposed by the Code section 162(m).

Rationale for CEO Compensation

          In 1996, Mr. Brooks' compensation was determined as described above and is consistent with all of the Corporation's executive officers.

         Mr. Brooks' annual salary increased to $700,000 in November, 1996. The Compensation Committee based its subjective decision to increase Mr. Brooks' annual salary on Mr. Brooks' role in advancing important corporate initiatives designed to enhance the Corporation's performance and position as a strong utility. These significant initiatives were equally important to the Compensation Committee and are as follows: Mr. Brooks' leadership in guiding the Corporation through a strategic restructuring to align its structure and management to effectively compete in a deregulated environment, his role in effectively transitioning SEEBOARD into the Corporation, his management of the Corporation's position in the CPL rate case and related regulatory proceedings, and a subjective review of the level of corporate earnings achieved in 1996. In addition, as a part of its overall annual review of executive compensation, the Compensation Committee reviewed Mr. Brooks' salary based on market information for similar positions as well as changes in the salaries of chief executive officers at comparable regional utilities (not limited to the Utility Peer Group).

         Mr. Brooks' target AIP award for 1996 was 50 percent of his salary. In 1996, the Corporation achieved 102.27 percent of its corporate objective based on earnings per share and cash flows results, which together with the Compensation Committee's subjective evaluation of Mr. Brooks' individual performance, resulted in a $375,000 AIP award which was paid in cash in January, 1997. Mr. Brooks' individual goals corresponded to the Corporation's strategic goals adopted in pursuit of its overall goal to maximize stockholder value. The Corporation achieved significant milestones for each of such strategic goals.

         To recognize sustained long-term performance, in January, 1996 the Compensation Committee granted Mr. Brooks a restricted stock award of 16,300 shares as disclosed in the 1996 Proxy Statement. These shares were granted at a share price of $27.75 and will vest in 25 percent increments over four years.

         In 1996, the Compensation Committee established Mr. Brooks' performance share target award for the 1996-1998 long-term incentive cycle of $436,745 to be paid in shares of restricted stock in 1999 if performance measures are met. In January, 1997, the Compensation Committee established Mr. Brooks' target award for the 1997-1999 long-term incentive cycle of $490,000 to be paid in shares of restricted stock in 2000 if performance measures are met. In both cases, the target amount was derived by reference to the number and value of grants to chief executive officers at comparable companies (not limited to the Utility Peer Group).

EXECUTIVE COMPENSATION COMMITTEE

                                         Joe H. Foy, Chairman
                                         Molly Shi Boren
                                         Robert W. Lawless
                                         J.C. Templeton
                                         Lloyd D. Ward

Cash and Other Forms of Compensation

         The following table sets forth the aggregate cash and other compensation for services rendered for the fiscal years of 1996, 1995, and 1994 paid or awarded by the Corporation to the Chief Executive Officer and each of the four most highly compensated executive officers (Named Executive Officers).



                                                          SUMMARY COMPENSATION TABLE

                                   Annual Compensation                               Long Term Compensation
                                                                                Awards                    Payouts
                                                            Other
                                                           Annual           Restricted     Securities            All Other
                                                          Compen-             Stock       Underlying   LTIP      Compen-
     Name and                         Salary    Bonus      sation           Award(s)       Options/   Payouts    sation
Principal Position          Year       ($)      ($) (1)     ($)             ($)(1)(2)      SARs(#)     ($)       ($)(3)
------------------          ----     -------------------- ------------      ----------  ----------    ----------------------


E.R. Brooks                 1996      657,692  374,354      22,267          417,688         --          --        23,992
  Chairman, President       1995      628,847  162,739      25,149             --           --          --        23,956
  and Chief Executive       1994      599,765       --      20,577            --          38,579        --        24,485
  Officer

T.V. Shockley, III          1996      435,212  242,565      10,746          248,563         --          --        21,742
  Executive Vice            1995      406,870  105,448       8,441            --            --          --        21,706
  President                 1994      392,389       --      12,693            --          23,702        --        22,235

Ferd. C. Meyer, Jr.         1996      345,051  209,898       8,910          194,750         --          --        21,742
  Senior Vice               1995      336,547   86,444      12,354            --            --          --        21,706
  President and             1994      320,637       --       8,236            --          18,459        --        22,235
  General Counsel

Glenn D. Rosilier           1996      334,751  209,898      10,331          194,750         --          --        23,992
  Senior Vice               1995      326,500   86,444       6,706            --            --          --        23,019
  President and Chief       1994      311,541       --       6,714            --          18,459        --        22,235
  Financial Officer

Glenn Files(4)              1996      331,135   44,860      66,415          153,750         --          --        23,992
  Executive Vice            1995      266,223   85,048      19,144             --           --          --        23,117
  President                 1994      246,699   50,000      10,032             --         13,758        --         6,750

Harry D. Mattison(5)        1996      183,083  242,565       8,871          248,563         --          --     2,333,434
  Former Executive Vice     1995      396,823   99,898       5,886             --           --          --        23,956
  President                 1994      382,388     --         8,765             --         23,702        --        24,485
----------------------
     (1)  Amounts in these  columns  are paid or awarded in a calendar  year for performance in a preceding year.

     (2)  Grants  of  restricted   stock  are   administered  by  the  Executive
          Compensation  Committee  of the  Board,  which  has the  authority  to determine the individuals to whom and the terms upon which  restricted stock  grants,  including the number of  underlying  shares,  shall be made. The awards  reflected in this column all have four-year  vesting periods  with 25  percent of the stock  vesting on the first,  second, third and fourth  anniversary  dates.  Upon vesting,  shares of Common
          Stock are re-issued  without  restrictions.  The  individual  receives dividends and may vote shares of restricted stock. The amount reported in the table  represents the market value of the shares at the date of grant. As of the end of 1996, the aggregate  restricted stock holdings of each of the Named Executive Officers were:


                         Restricted Stock Held                  Market Value at
                         at December 31, 1996                 December 31, 1996
                        --------------------                 -----------------
       E.R. Brooks               17,074                              $437,521
       T.V. Shockley, III        10,178                               260,811
       Glenn Files                6,333                               162,283
       Ferd. C. Meyer, Jr.        8,013                               205,337
       Glenn D. Rosilier          8,035                               205,897
       Harry D. Mattison           --                                    --
---------------
(3) Amounts shown in this column consist of (i) the annual employer matching payments to CSW's Thrift Plus Plan, (ii) premiums paid per participant for personal liability insurance and (iii) average amounts of premiums paid per participant in those years under CSW's memorial gift program. See "Other Information Regarding the Board of Directors - Meetings and Compensation" for a description of the Corporation's memorial gift program.

(4) Mr. Files was promoted to his position as Executive Vice President of the Corporation in April, 1996. Therefore, $97,350 in salary and bonus was paid to him by West Texas Utilities Company ("WTU") where he served as president from 1992. Both 1994 and 1995 salary amounts were paid by WTU. Additionally, in 1996 Mr. Files was reimbursed $25,662 for relocation expenses incurred in connection with his transfer from WTU to the Corporation.

(5) Upon his retirement in 1996, Mr. Mattison was paid an early retirement package valued at $2,309,442.

Option/SAR Grants

         No stock options or stock appreciation rights were granted in 1996. The stock option plans are administered by the Executive Compensation Committee of the Board, which has the authority to determine the individuals to whom and the terms upon which option and SAR grants shall be made. Shown below is information regarding option/SAR exercises during 1996 and unexercised options/SARs at December 31, 1996 for the Named Executive Officers.


                                                        Aggregated Option/SAR Exercises in 1996
                                                        and Fiscal Year-End Option/SAR Values

                                                      Number of Securities                    Value of
                                                      Underlying Unexercised                 In-the-Money
                                       Value        Options/SARs at Year-End         Options/SARs at Year-End($)
                Shares Acquired      Realized            Exercisable/                      Exercisable/
Name            on Exercise(#)         ($)               Unexercisable                   Unexercisable(1)
-----------------------------------------------------------------------------------------------------------------------

E. R. Brooks          -                -                54,315/12,860                        -/10,442
T. V. Shockley, III   -                -                34,314/ 7,917                        -/ 6,429
Glenn Files           -                -                19,067/ 4,586                        -/ 3,724
Ferd. C. Meyer, Jr.   -                -                26,736/ 6,153                        -/ 4,996
Glenn D. Rosilier     -                -                26,736/ 6,153                        -/ 4,996
Harry D. Mattison   15,801           50,359             18,529/ 7,901                        -/ 6,416
---------------
(1)  Calculated based upon the difference between the closing price of the
     Corporation's Common Stock on the New York Stock Exchange on December 31,
     1996 ($25.625 per share) and the exercise price per share of the outstanding unexercisable and exercisable options ($16.250, $24.813 and
     $29.625, as applicable).

Long-Term Incentive Plan Awards in 1996

         The following table shows information concerning certain performance-based awards made to the Named Executive Officers during 1996 under the LTIP:

                                            Performance or                      Estimated Future Payouts under
                     Number of               Other Period                         Non-Stock Price Based Plans
                 Shares, Units or          Until Maturation               Threshold        Target          Maximum
Name               Other Rights                or Payout                     ($)             ($)             ($)
---------------------------------------------------------------------------------------------------------------------------

E. R. Brooks            --                      2 years                      --            436,745            655,118
T. V. Shockley, III     --                      2 years                      --            242,564            363,846
Glenn Files             --                      2 years                      --            126,723            190,085
Ferd. C. Meyer, Jr.     --                      2 years                      --            192,407            288,611
Glenn D. Rosilier       --                      2 years                      --            192,407            288,611
Harry D. Mattison(1)    --                         --                        --              --                 --
---------------
     (1)  Mr. Mattison retired from the Corporation effective April 17, 1996 and therefore is not entitled to future stock awards under the LTIP.

         Payouts of these awards are contingent upon the Corporation achieving a specified level of total stockholder return relative to a peer group of utility companies for a three-year period, or cycle, and exceeding a certain defined minimum threshold. If the Named Executive Officer's employment is terminated during the performance period for any reason other than death, total and permanent disability or retirement, then the award is canceled. The LTIP contains a provision accelerating awards upon a change in control of the Corporation. Except as otherwise provided in the next sentence, if a change in control of the Corporation occurs, all options and SARs become fully exercisable and all restrictions, terms and conditions applicable to all restricted stock are deemed lapsed and satisfied and all performance-based awards are deemed to have been fully earned, as of the date of the change in control. Awards which have been outstanding for less than six months prior to the date the change in control occurs are not subject to such earn-out or acceleration upon the occurrence of a change of control. The LTIP also contains provisions designed to prevent circumvention of the above acceleration provisions through coerced termination of an employee prior to a change in control. See "Executive
Compensation Committee Report - Incentive Programs - Long-Term Incentive Plan" for a more thorough discussion of the terms of the LTIP.

Retirement Plan

                               Pension Plan Table

                                      Annual Benefits After
Average Compensation              Specified Years of Credited Service
--------------------          -------------------------------------------------
                        15             20                25           30 or more
                    ----------      -----------      ------------     ----------
$250,000            $ 62,625          $83,333           $104,167        $125,000
 350,000              87,675          116,667            145,833         175,000
 450,000             112,725          150,000            187,500         225,000
 550,000             137,775          183,333            229,167         275,000
 650,000             162,825          216,667            270,833         325,000
 750,000             187,875          250,000            312,500         375,000

         Executive officers are eligible to participate in the tax-qualified, Central and South West System Pension Plan like other employees of the Corporation. Certain executive officers, including the Named Executive Officers, are also eligible to participate in the Special Executive Retirement Plan
(SERP), a non-qualified ERISA excess benefit plan. Such pension benefits depend upon years of credited service, age at retirement and the amount of covered compensation earned by a participant. The annual normal retirement benefits payable under the pension and the SERP are based on 1.67 percent of "Average Compensation" times the number of years of credited service (reduced by (i) no more than 50 percent of a participant's age 62 or later Social Security benefit and (ii) certain other offset benefits).

         "Average Compensation" is the covered compensation for the plans and equals the average annual compensation, reported as salary in the Summary Compensation Table, during the 36 consecutive months of highest pay during the 120 months prior to retirement. The combined benefit levels in the table above, which include both pension and SERP benefits, are based on retirement at age 65, the years of credited service shown, continued existence of the plans without substantial change and payment in the form of a single life annuity.

         Respective years of credited service and ages, as of December 31, 1996, for the Named Executive Officers are as follows: Mr. Brooks, 30 and 59; Mr. Shockley, 13 and 51; Mr. Files, 25 and 49, Mr. Meyer, 15 and 57; and Mr. Rosilier, 21 and 49. In addition, Mr. Shockley and Mr. Meyer have arrangements with the Corporation under which they will receive a total of 30 years of credited service under the SERP if they remain employed by the Corporation through age 60. In 1992, Mr. Meyer completed five consecutive years of employment which entitled him to receive five additional years of credited service under the SERP as included in his years of credited service set forth above in this paragraph.

         The Corporation has entered into change in control agreements with the individuals named in the Summary Compensation Table. The purpose of the agreements is to assure the objective judgment, and to retain the loyalties of these key individuals in the event the Corporation is faced with a potential change in control. The change in control agreements entitle such individuals, in the event any such individual is terminated by the Corporation within three years after the change in control (and prior to the expiration of the agreements), to receive a lump sum payment equal to four times base salary plus target bonus, enhanced non-qualified retirement benefits, continued health and other welfare benefits for up to three years, and various other non-qualified benefits. The individuals will also be eligible for an additional payment, if necessary, to make them whole for an excise tax on excess payments imposed.

Performance Graph

         Set forth below is a line graph comparing the cumulative total stockholder return on the Corporation's Common Stock with the cumulative total return of companies comprising the Standard & Poor's 500 Stock Index (S&P 500) and the Standard & Poor's Electric Companies Index (S&P Electric Cos.). This illustration assumes $100 invested on December 31, 1990 in Central and South West Corporation Common Stock, the S&P 500 Index and the S&P Electric Cos. Index. Each mark on the axis displaying the years 1991 through 1996 represents December 31 of that year. Total Return includes reinvestment of all dividends. The historical stockholder return below above may not be indicative of future performance.

                 Comparison of Five Year Cumulative Total Return
           Among Central and South West Corporation, the S&P 500 Index
                         and the S&P Electric Cos. Index




              [Graph submitted in hard copy as a separate exhibit.]




                       CENTRAL AND SOUTH WEST CORPORATION


                                  E. R. Brooks
                 Chairman, President and Chief Executive Officer


March 7, 1997

                                            [GRAPHIC OMITTED]

------------------------------------------------------------------------------








                       Central and South West Corporation

                      -------------------------------------


                                   APPENDIX A

                              1996 FINANCIAL REPORT

                     --------------------------------------

                                  March 7, 1997








------------------------------------------------------------------------------


TABLE OF CONTENTS


Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                  1


Consolidated Statements of Income                                           30


Consolidated Statements of Stockholders' Equity                             31


Consolidated Balance Sheets                                                 32


Consolidated Statements of Cash Flows                                       34


Notes to Consolidated Financial Statements                                  35


Report of Independent Public Accountants                                    63


Report of Management                                                        65


Glossary of Terms                                                           66





FORWARD LOOKING INFORMATION

         This report and other presentations made by CSW and its subsidiaries contain forward looking statements within the meaning of Section 21E of the Exchange Act. Although CSW and each of its subsidiaries believe that, in making any such statements, its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Important factors that could cause actual results to differ materially from those in the forward looking statements include, but are not limited to: the impact of general economic changes in the U.S. and in countries in which CSW either currently has made or in the future may make investments; the impact of deregulation on the U.S. electric utility business; increased competition and electric utility industry restructuring in the U.S.; federal and state regulatory developments and changes in law which may have a substantial adverse impact on the value of CSW System assets; timing and adequacy of rate relief; adverse changes in electric load and customer growth; climatic changes or unexpected changes in weather patterns; changing fuel prices, generating plant and distribution facility performance; decommissioning costs associated with nuclear generating facilities; uncertainties in foreign operations and foreign laws affecting CSW's investments in those countries; the effects of retail competition in the natural gas and electricity distribution and supply businesses in the United Kingdom; and the timing and success of efforts to develop domestic and international power projects. In the non-utility area, the aforementioned factors would also apply, and, in addition, would include: the ability to compete effectively in new areas, including telecommunications, power marketing and brokering, and other energy related services, as well as evolving federal and state regulatory legislation and policies that may adversely affect those industries generally or the CSW System's business in areas in which it operates.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

         Reference is made to CSW's Consolidated Financial Statements and related Notes to Consolidated Financial Statements. The information contained therein should be read in conjunction with, and is essential in understanding, the following discussion and analysis.


OVERVIEW

         The electric utility industry is changing rapidly as it is becoming more competitive. In anticipation of increasing competition and fundamental changes in the industry, CSW's management is implementing a strategic plan designed to help position CSW to be competitive in this rapidly changing environment and to develop an emerging global energy business.

         CSW has undertaken key initiatives in the implementation of this overall strategy. In 1996, these initiatives were marked by the restructuring of CSW's core U.S. electric business, completion of the acquisition of SEEBOARD, an investment in a Brazilian electric distribution utility and implementation of an executive exchange agreement with a Philippine utility. In addition, CSW has proposed to acquire the non-nuclear generating assets of Cajun, a Louisiana member electric cooperative. In January 1997, CSW announced that its CSW Communications subsidiary had entered into a joint venture limited partnership to market telecommunications services. These events are discussed below and elsewhere in this report.

         CSW believes that, compared to other electric utilities, the CSW System is well positioned to capitalize on the opportunities and challenges of an increasingly deregulated and competitive market for the generation, transmission and distribution of electricity (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION). The CSW System benefits from economies of scale by virtue of its size and is a reliable and relatively low-cost provider of electric power. More specifically, CSW seeks competitive advantages through its diverse and stable customer base, competitive prices for electricity, diversified fuel mix, extensive transmission interconnections, diversity of regulation and financial flexibility. See RECENT DEVELOPMENTS AND TRENDS for additional information.


RESULTS OF OPERATIONS

COMPARISON OF THE YEARS ENDED DECEMBER 31, 1996 AND 1995

OVERVIEW OF RESULTS

         CSW's earnings increased to $429 million in 1996 compared to $402 million in 1995. Although earnings increased, earnings per share decreased from $2.10 in 1995 to $2.07 in 1996 due to the issuance of additional shares of common stock during 1996. The return on average common stock equity was 12.1% in 1996 compared to 13.1% in 1995. U.S. Electric operations contributed approximately 57% of total earnings in 1996 and approximately 105% of total earnings in 1995. The lower percent for U.S. Electric operations is mostly attributed to the gain on the sale of Transok, higher earnings from CSW's investment in SEEBOARD and the recording of reserves at each of the U.S. Electric Operating Companies for certain investments and contingencies. CSW's investment in SEEBOARD contributed 24% of total earnings in 1996 as compared to 2% in 1995, reflecting a full year of earnings in 1996 compared to only a partial quarter in 1995.

         Earnings increased in 1996 compared to 1995 due primarily to the gain from the sale of Transok, the additional earnings from CSW's investment in SEEBOARD, the absence of charges in 1996 related to the termination of the proposed El Paso Merger in June 1995 and the effect of the CPL 1995 Agreement. Also contributing to the increase were higher non-fuel electric revenues resulting from increased usage, customer growth and weather-related demand. Partially offsetting these increases in earnings were the recording of reserves by the U.S. Electric Operating Companies in June 1996 associated with certain investments and contingencies, write-offs of certain equity investments and other project development costs for CSW Energy, restructuring charges, the effect of the CPL 1996 Fuel Agreement, the asset reserves for the pending CPL rate case and the absence in 1996 of favorable tax adjustments made in 1995. For additional information relating to the reserves recorded in June 1996, see OTHER INCOME AND DEDUCTIONS. For further discussion of CPL's regulatory activities, see NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS. Increased depreciation and amortization, increased other operating expense, increased interest expense and the loss of Mirror CWIP earnings also reduced the increase in earnings. Significant items impacting 1996 earnings are listed below (in millions, net of tax).

     *  Gain on the Sale of Transok, $120
     *  Reserves for Certain Investments and Contingencies, $(104)
     *  CPL Pending Rate Case Write-offs, $(8)
     *  CPL 1996 Fuel Agreement, $(7)


OPERATING REVENUES

         Revenues increased approximately $2.0 billion or 64% in 1996 when compared to 1995. The revenue variances are shown in the following table.

                   1996 REVENUE VARIANCES
       INCREASE (DECREASE) FROM PRIOR YEAR, MILLIONS


  U.S. Electric
   Fuel Revenues                                         $181
   CPL 1995 Agreement                                     112
   KWH Sales, Growth and Usage                             83
   KWH Sales, Weather-Related                              21
   WTU 1995 Stipulation and Agreement                      21
   Other Electric                                         (35)
   CPL 1996 Fuel Agreement                                (18)
                                                       ------
                                                          365
  United Kingdom                                        1,640
  Other Diversified                                         7
                                                       ------
                                                       $2,012
                                                       ------

         U.S. ELECTRIC REVENUES
         U.S. Electric revenues increased $365 million or 13% in 1996 compared to 1995. Total U.S. Electric KWH sales increased 4.2%, with increases in sales among all retail customer classes. Customer growth, increased usage and weather-related demand contributed to the increased revenues along with higher fuel revenues as discussed below. Also contributing to the increase was the absence in 1996 of reserves for refunds recorded in 1995 in accordance with the CPL 1995 Agreement and the WTU 1995 Stipulation and Agreement.

         KWH sales to retail customers increased in 1996 as a result of customer growth, increased customer usage and weather-related demand. The percentage increases/(decreases) in U.S. Electric KWH sales in 1996 from 1995 are listed below.

         * Residential, 6.0% * Commercial, 3.6% * Industrial, 4.9% * Sales for Resale, (0.5)% * Total Sales, 4.2%

         UNITED KINGDOM REVENUES
         CSW's operating revenues include $1.8 billion from a full year of revenues from CSW's investment in SEEBOARD for 1996 compared to $208 million of revenues for a partial quarter of operations in 1995.

         OTHER DIVERSIFIED REVENUES
         Other diversified revenues increased 13% to $59 million in 1996 as compared to $52 million in 1995 due primarily to increased revenues from CSW Energy projects, increased factoring revenues at CSW Credit and new revenues from CSW Communications and EnerShop.


OPERATING EXPENSES AND TAXES

         U.S. ELECTRIC FUEL
         During 1996 and 1995 the U.S. Electric Operating Companies generated most of their electric energy requirements. U.S. Electric fuel expense increased 15% to approximately $1.1 billion in 1996 at the U.S. Electric Operating Companies due primarily to an increase in the average unit cost of fuel to $1.81 per MMbtu in 1996 from $1.58 per MMbtu in 1995, reflecting higher natural gas prices. Partially offsetting this increase was a reduction in the delivered cost of coal at the U.S. Electric Operating Companies resulting from lower coal transportation costs and lower spot market coal prices.

         U.S. ELECTRIC PURCHASED POWER
         U.S. Electric purchased power increased $36 million to $77 million in 1996 due primarily to increased economy energy purchases at a higher cost per MWH.

         UNITED KINGDOM COST OF SALES
         CSW's operating expenses include $1.3 billion for cost of sales from a full year of United Kingdom operations in 1996 compared to $158 million recorded in United Kingdom cost of sales for a partial quarter of operations in 1995.

         OTHER OPERATING
         Other operating expenses in 1996 increased $228 million, or 41%, from 1995 due primarily to the addition in 1996 of a full year of operating expenses from CSW's investment in SEEBOARD as well as the impact in 1995 of $28 million of regulatory assets established for previously expensed restructuring charges and the reversal of rate case costs pursuant to the CPL 1995 Agreement. Also contributing to the increase was the recognition in 1995 of a $13 million regulatory asset for previously recorded restructuring charges in accordance with the WTU 1995 Stipulation and Agreement. Another factor contributing to increased other operating expense was a CSW restructuring charge recorded in 1996. For additional information on this restructuring, see CSW RESTRUCTURING. A $42 million reserve for deferred merger and acquisition costs was recorded in 1995 from the terminated El Paso Merger.

         MAINTENANCE
         Maintenance expense decreased $5 million to $150 million in 1996 from $155 million in 1995 due primarily to a $10 million decrease in maintenance expense at CPL resulting from lower production and distribution maintenance. Partially offsetting this decrease was a $7 million increase in maintenance due to a write-down of production inventory at the U.S. Electric Operating Companies in 1996.

         DEPRECIATION AND AMORTIZATION
         Depreciation and amortization increased 31% to $464 million in 1996 from $353 million in 1995 due primarily to the addition of depreciable fixed assets and the goodwill amortization related to the purchase of SEEBOARD, as well as increases in depreciable fixed assets at the U.S. Electric Operating Companies. Also contributing to the increase were the amortization of the regulatory assets established in 1995 associated with the CPL 1995 Agreement and the WTU 1995 Stipulation and Agreement along with accelerated amortization of deferred Oklaunion plant costs in accordance with the WTU 1995 Stipulation and Agreement.

         TAXES, OTHER THAN INCOME
         Taxes, other than income increased 10% to $178 million in 1996 from $162 million in 1995. The increase was due primarily to lower 1995 ad valorem taxes resulting from revisions of prior year estimates recorded in 1995. Also contributing to the increase were higher ad valorem and state franchise taxes at SWEPCO in 1996. The higher ad valorem taxes resulted primarily from a higher state assessed value in Louisiana and the addition of the HVdc tie in Texas. The state franchise taxes increased due mainly to higher federal taxable income associated with Texas franchise tax.

         INCOME TAXES
         Income taxes increased $132 million to $224 million during 1996 compared to 1995. During 1995, income taxes were lower primarily due to adjustments relating to prior year taxes, as well as the tax effect from both the CPL 1995 Agreement and the WTU 1995 Stipulation and Agreement. Income taxes of $46 million were recorded for CSW's investment in SEEBOARD from a full year of operations in 1996 compared to $6 million for a partial quarter of operations in 1995.


OTHER ITEMS

         OTHER INCOME AND DEDUCTIONS
         Other income and deductions decreased $160 million in 1996 when compared to 1995 due primarily to charges recorded in June 1996 associated with certain investments for plant sites, engineering studies and lignite reserves for the U.S. Electric Operating Companies. See the U.S. ELECTRIC OPERATING COMPANY RESERVES table below for additional detail on these reserves. Other income and deductions was also lower as a result of certain write-offs recorded by CSW Energy. In addition, CPL's Mirror CWIP liability, which has now been fully amortized, contributed $41 million to income in 1995.

                 U.S. ELECTRIC OPERATING COMPANY RESERVES

                           Pre-tax effect Income tax   Net income
                             on income     benefit   benefit effect
                           -------------- ---------- --------------
                                         (thousands)

             CPL             $(21,509)      $5,940      $(15,569)
             PSO              (51,109)      15,401       (35,708)
             SWEPCO           (29,700)       7,885       (21,815)
             WTU              (14,949)       4,003       (10,946)
                              -------       ------       -------
                            $(117,267)     $33,229      $(84,038)
                              -------       ------       -------

         INTEREST CHARGES
         Interest on long-term debt increased $102 million or 46% during 1996 compared to 1995 due to higher levels of long-term debt outstanding related to the SEEBOARD acquisition. CSW's 1996 embedded cost of long-term debt was unchanged from 1995 at 7.2%. Interest on short-term debt decreased $7 million or 7% in 1996 compared to 1995 due to both lower interest rates and lower levels of short-term debt outstanding. CSW used a portion of the proceeds from the sale of Transok to reduce short-term debt.

         DISCONTINUED OPERATIONS
         The $120 million gain on the sale of Transok as well as Transok's 1996 operations are shown separately in discontinued operations. Transok's earnings for the first five months of 1996 were $12 million compared to $25 million from a full year of operations for 1995. Since Transok was sold on June 6, 1996, CSW's results for 1996 do not reflect a full year of earnings from Transok. See
NOTE 14. TRANSOK DISCONTINUED OPERATIONS for information, including comparative statements of income, related to the sale of Transok.


COMPARISON OF THE YEARS ENDED DECEMBER 31, 1995 AND 1994

OVERVIEW OF RESULTS

         CSW's earnings increased to $402 million or $2.10 per share in 1995 as compared to $394 million or $2.08 per share in 1994. The return on average common stock equity was 13.1% in 1995 compared to 13.4% in 1994. U.S. Electric operations contributed approximately 105% of total earnings in 1995 and approximately 100% in 1994. In 1995, increased corporate expenses, including $42 million of pre-tax expense related to the terminated El Paso Merger, were offset in part by earnings from Transok, CSW Energy, CSW's investment in SEEBOARD and CSW Credit, totaling $51 million in the aggregate.

         Earnings increased in 1995 compared to 1994 due primarily to higher U.S. Electric revenues resulting from customer growth and increased usage along with lower operation and maintenance expenses. Also contributing to the increase were the 1995 earnings from CSW's investment in SEEBOARD. Partially offsetting these factors were higher depreciation and amortization, higher interest and lower earnings from Mirror CWIP. Significant items impacting 1995 earnings are listed below (in millions, net of tax):

         *  Tax Adjustments, $30
         *  Merger Termination, $(27)
         *  CPL 1995 Agreement, $(16)

OPERATING REVENUES

         Operating revenues increased $38 million or 1% in 1995 as shown in the table below.

                    1995 REVENUE VARIANCES
             INCREASE (DECREASE) FROM PRIOR YEAR


  U.S. Electric
   KWH Sales, Growth and Usage                               $62
   Other Electric                                              3
   CPL 1995 Agreement                                       (112)
   Fuel Revenues                                            (106)
   WTU 1995 Stipulation and Agreement                        (21)
   KWH Sales, Weather-Related                                 (8)
                                                            ----
                                                            (182)
  United Kingdom                                             208
  Other Diversified                                           12
                                                            ----
                                                             $38
                                                            ----

         U.S. ELECTRIC REVENUES
         U.S. Electric revenues decreased $182 million or 6% in 1995 compared to 1994. Total U.S. Electric KWH sales increased 4.5% with increases in sales among all customer classes. During 1995, the average number of customers increased approximately 2%. In addition to customer growth, customer usage increased during 1995 as compared to 1994. Partially offsetting these revenue increases were customer refunds made by CPL and WTU resulting from the resolution of rate proceedings during 1995 along with lower fuel revenues and weather-related demand.

         KWH sales to retail customers increased in 1995 as a result of increased customer usage and customer growth. The percentage changes in U.S. Electric KWH sales from 1994 to 1995 are listed below.

         * Residential, 3.1% * Commercial, 2.2% * Industrial, 2.4% * Sales for Resale, 18.7% * Total Sales, 4.5%

         Sales for resale increased in 1995 because STP was operational for the full year in 1995 compared to a partial year in 1994, making more energy available for sale. In addition, during 1995, WTU began supplying a major new wholesale customer. The U.S. Electric Operating Companies have maintained relatively low rates in an increasingly competitive marketplace.

         UNITED KINGDOM REVENUES
         CSW's operating revenues include $208 million of revenues from CSW's investment in SEEBOARD for a partial quarter in 1995. Pursuant to its effective control of SEEBOARD in December 1995 through its 76.45% ownership interest, CSW began full consolidation accounting for SEEBOARD in its consolidated financial statements.

         OTHER DIVERSIFIED REVENUES
         Other diversified revenues increased 30% to $52 million in 1995 as compared to $40 million in 1994 due primarily to two CSW Energy projects that went into operation during the second and third quarters of 1994 along with increased factoring revenues at CSW Credit.

OPERATING EXPENSES AND TAXES

         U.S. ELECTRIC FUEL
         During 1995 and 1994, the U.S. Electric Operating Companies generated most of their electric energy requirements. U.S. Electric fuel expense decreased $109 million during 1995 due mainly to a decrease in natural gas prices and increased usage of lower cost nuclear fuel at STP. The average unit cost of fuel was $1.58 per MMbtu during 1995 compared to $1.82 per MMbtu in 1994. This decrease was due primarily to lower cost spot market natural gas prices, favorable fuel contract negotiations and a greater use of lower unit cost nuclear fuel at STP.

         U.S. ELECTRIC PURCHASED POWER
         U.S. Electric purchased power decreased $7 million during 1995 due primarily to increased generation from STP which replaced power that had been purchased during the first six months of 1994 when STP was out of service.

         UNITED KINGDOM COST OF SALES
         CSW recorded $158 million of cost of sales from CSW's investment in SEEBOARD for a partial quarter in 1995 after taking effective control of that company.

         OTHER OPERATING
         Other operating expense in 1995 increased $18 million compared to 1994 due primarily to the establishment of a $42 million reserve for expenses incurred for the terminated El Paso Merger, the recording of a partial quarter of operating expenses of $22 million from CSW's investment in SEEBOARD and increased transmission expenses associated with the completion of an HVdc tie in 1995. These increases were offset in part by the recording in 1995 of $41 million in regulatory assets in accordance with the CPL 1995 Agreement and the WTU 1995 Stipulation and Agreement. Also partially offsetting the increase were benefits realized from a cost reduction initiative that paid CSW System employees a portion of the operating expense savings.

         MAINTENANCE
         Maintenance expense decreased $16 million or 9% in 1995 compared to 1994 due primarily to the write-off in 1994 of certain deferred expenses related to PSO's Tulsa Power Station, the postponement of previously scheduled maintenance at CPL and savings from cost containment efforts at the U.S. Electric Operating Companies.

         DEPRECIATION AND AMORTIZATION
         Depreciation and amortization expense increased $29 million in 1995 when compared to 1994 due primarily to increases in depreciable plant at the U.S. Electric Operating Companies.

         TAXES, OTHER THAN INCOME
         Taxes other than income decreased $14 million or 8% in 1995 compared to 1994 due primarily to lower 1995 ad valorem taxes resulting from revisions of prior year estimates recorded in 1995.

         INCOME TAXES
         Income taxes decreased $87 million in 1995 compared to 1994 due to prior year adjustments recorded in 1995, the reserve established in connection with the termination of the El Paso Merger and the tax effects of both the CPL 1995 Agreement and the WTU 1995 Stipulation and Agreement.

OTHER ITEMS

         OTHER INCOME AND DEDUCTIONS
         Other income and deductions decreased $10 million or 9% in 1995 compared to 1994 as a result of decreased Mirror CWIP liability amortization of $27 million offset in part by the recognition of approximately $16 million in factoring income by CPL in 1995 pursuant to the CPL 1995 Agreement, increased interest income and a $3 million gain on PSO's sale of a non-utility, fiber-optic telecommunication property.

         INTEREST CHARGES
         Interest expense on long-term debt increased 10% in 1995 from 1994 due to higher levels of debt outstanding. CSW's embedded cost of long-term debt decreased to 7.2% in 1995 from 7.7% in 1994. Short-term interest expense increased 36% in 1995 as compared to 1994 due primarily to higher short-term interest rates combined with higher general corporate borrowings.

         DISCONTINUED OPERATIONS
         The results of Transok are shown separately in discontinued operations as a result of the sale of Transok in June 1996. Transok's earnings were relatively unchanged in 1995 compared to 1994. CSW began reporting Transok's operations as discontinued operations in the first quarter of 1996. Accordingly, the prior comparative periods have been restated for consistency. See NOTE 14. TRANSOK DISCONTINUED OPERATIONS for comparative statements of income and information related to the sale of Transok.


LIQUIDITY AND CAPITAL RESOURCES

         OVERVIEW OF OPERATING, INVESTING AND FINANCING ACTIVITIES
         Net cash provided by operating activities increased $76 million during 1996 compared to 1995. The increase was primarily attributable to the inclusion of a full year of operations for CSW's investment in SEEBOARD compared to only one partial quarter of operations for 1995 as well as higher rates, collected under bond, at CPL. The increase was offset in part by higher natural gas prices not yet recovered from customers in Texas and the loss of approximately seven months of operations in 1996 for Transok as compared to 1995. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for information related to the recovery of fuel costs.

         Net cash used in investing activities was $1.3 billion in 1996 compared to $812 million used in 1995. The change is primarily the result of the culmination of CSW's acquisition of the share capital of SEEBOARD. The investing activities of SEEBOARD also caused CSW's construction expenditures to increase compared to 1995. In addition, a combined total of approximately $100 million was invested in several projects by CSW Energy and CSW International. These uses of cash were partially offset by the cash received on the sale of both Transok and the National Grid shares.

         Net cash flows provided from financing activities totaled $320 million for 1996 compared to $306 million in 1995. Cash proceeds from the primary offering of CSW Common in February 1996 contributed $398 million in cash. These proceeds were subsequently used to pay down a portion of the interim SEEBOARD acquisition debt. In addition, the financing and subsequent refinancing related to CSW's acquisition of SEEBOARD, including the use of a portion of the proceeds from the sale of Transok, had a significant impact on financing activities during 1996. CSW also used a portion of the proceeds from the sale of Transok to reduce its short-term borrowings. For additional information see CAPITAL STRUCTURE and SEEBOARD ACQUISITION FINANCING.

         Finally, non-cash impacts of exchange rate differences on the translation of British pound denominated assets and liabilities were recorded on a separate line on the cash flow statement in accordance with accounting guidelines.

         INTERNALLY GENERATED FUNDS
         Internally generated funds, which consist of cash flows from operating activities less common and preferred stock dividends, totaled $499 million, $451 million and $424 million for 1996, 1995 and 1994, respectively, should meet most of the capital requirements of the CSW System. However, CSW's strategic initiatives, including expanding CSW's core electric utility and non-utility businesses through acquisitions or otherwise, may require additional capital from external sources. Productive investment of net funds from operations in excess of capital expenditures and dividend payments are necessary to enhance the long-term value of CSW for its investors. CSW is continually evaluating the best use of these funds. Subject to certain exceptions, CSW is required to obtain authorization from various regulators in order to invest in certain new business activities. See HOLDING COMPANY ACT.

         CSW CAPITAL EXPENDITURES
         Total capital expenditures for CSW, including the U.S. Electric Operating Companies, SEEBOARD and other diversified operations, but excluding capital that may be required for acquisitions, are estimated to be approximately $539 million, $546 million and $512 million for the years 1997 through 1999, respectively (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION).

         Although the historical capital requirements of the CSW System have been primarily for the construction of electric utility plant, current projected capital expenditures are expected to be primarily for existing distribution systems and non-utility investments. Primary sources of capital for these expenditures are long-term debt and preferred stock issued by the U.S. Electric Operating Companies, long-term and short-term debt and common stock issued by CSW and internally generated funds. CSW Energy and CSW International typically use various forms of non-recourse project financing to provide a portion of the capital required for their respective projects as well as utilizing long-term debt for other investments.

         CSW periodically reevaluates its capital spending policies and generally seeks to fund only those projects and investments that management believes will offer satisfactory returns in the current environment. Consistent with this strategy, the CSW System is likely to continue to make additional investments in energy-related and non-utility businesses and will continue to search for electric utility companies or other electric utility properties to acquire. CSW expects to fund the majority of its capital expenditures through internally generated funds. However, for any significant investment or acquisition, additional funds from the capital markets, including from the issuance and sale of additional CSW Common, and short-term and long-term borrowings, may be required.

         U.S. ELECTRIC OPERATING COMPANIES' CONSTRUCTION EXPENDITURES
         The U.S. Electric Operating Companies maintain a continuing construction program, the nature and extent of which is based upon current and estimated future demands upon the system. Planned construction expenditures for the U.S. Electric Operating Companies for the next three years are primarily to improve and expand distribution facilities and will be funded primarily through internally generated funds. These improvements will be required to meet the anticipated needs of new customers and the growth in the requirements of existing customers. Construction expenditures, including AFUDC, for the U.S. Electric Operating Companies were approximately $363 million in 1996, $417 million in 1995 and $505 million in 1994. The estimated total construction expenditures, including AFUDC, for the U.S. Electric Operating Companies for the years 1997 through 1999 are presented in the following table (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION).

                        CONSTRUCTION EXPENDITURES

                                 1997     1998     1999     Total
                              -------------------------------------
                                   (millions)

              Production          $73      $47      $47      $167
              Transmission         43       60       67       170
              Distribution        182      186      191       559
              Fuel                 13       19       25        57
              Other                44       45       40       129
                              -----------------------------------
                                 $355     $357     $370    $1,082
                              -----------------------------------

          The U.S. Electric Operating Companies plan to dismantle certain power plant properties during late 1997 and 1998. Dismantling includes the removal, disposal and/or salvage of retired equipment and ancillary buildings. Of the units anticipated to be dismantled, only one unit currently in storage (85 MW), is considered part of CSW's aggregate capability. The depreciation rates of the U.S. Electric Operating Companies include a component for net removal cost and therefore are being recovered from customers currently through rates. As a result, actual dismantling of these units will not have a material impact on net income. Current estimates of capital resources that will be required to dismantle these units range from $10 million to $15 million and are not reflected in the above construction numbers. It is anticipated that a request for dismantling bids will be issued by mid-1997 (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION).

         Although CSW does not believe that the U.S. Electric Operating Companies will require substantial additions of generating capacity over the next several years, the U.S. Electric system's internal resource plan presently anticipates that any additional capacity needs will come from a variety of sources including power purchases. Therefore, during 1996, the U.S. Electric Operating Companies recorded reserves and write-offs in the amount of $84 million, net of tax, for certain investments in plant sites, engineering studies and lignite reserves. Refer to INTEGRATED RESOURCE PLAN for additional information regarding the U.S. Electric System's capacity needs.

         INFLATION
         Annual inflation rates, as measured by the Consumer Price Index, have averaged approximately 2.8% during the three years ended December 31, 1996. Management believes that inflation, at this level, does not materially effect CSW's consolidated results of operations or financial position. However, under existing regulatory practice, only the historical cost of plant is recoverable from customers. As a result, cash flows designed to provide recovery of historical plant costs may not be adequate to replace plant in future years.

         FINANCIAL STRUCTURE
         As of December 31, 1996, the capitalization ratios of CSW were 47% common stock equity, 4% preferred stock and 49% long-term debt. CSW is committed to maintaining financial flexibility through a strong capital structure and favorable securities ratings in order to access capital markets opportunistically or when required. CSW continually monitors the capital markets for opportunities to lower its cost of capital through refinancing activities. During the period from 1992 to 1996, CSW has refinanced approximately $2.2 billion. At December 31, 1996, CSW's embedded cost of debt was 7.2%. CSW's significant financing activities for 1996 are summarized in the following table.


                               ISSUED/UTILIZED                          REACQUIRED (IF APPLICABLE)
             Financing         Amount                         Financial     Amount
             Instrument      (millions)     Rate    Maturity  Instrument  (millions)   Rate %      Maturity
             -----------------------------------------------  ---------------------------------------------
CSW          Common Stock (1)  $397.8

CPL          PCRB (2)             6.3        6.0      2020    PCRB           $6.3      7 7/8         2014
             PCRB                60.0       6 1/8     2030    PCRB           60.0      7 7/8         2016

PSO          MTN (3)             40.0      various   various  none
             PCRB (2)            12.7        6.0      2020    PCRB           12.7      7 7/8         2014

SWEPCO       PCRB                81.7        6.1      2018    PCRB           81.7       8.2          2014

WTU          PCRB (2)            44.3        6.0      2020    PCRB           44.3      7 7/8         2014

CSW ENERGY   Senior Notes       200.0       6.875     2001

SEEBOARD
ACQUISITION
REFINANCING (4)

 $ denominated
             Yankee Notes (5)  $200.0       6.95      2001
                                200.0       7.45      2006
  (pound)
denominated  Eurobonds   (pound)100.0      8.875      2006
             Fixed Rate
               Loan             173.8       8.25      2003
             Accounts
               Receivable
               Securitization   155.0

(1) In February 1996, CSW sold 15,525,000 shares of CSW Common and received net proceeds of approximately $397.8 million, which were used to repay a portion of the indebtedness incurred by CSW to fund the acquisition of SEEBOARD.
(2) Reflects the individual company's proportionate share of Red River Series
    PCRBs.
(3) PSO issued $30 million in March 1996 and an additional $10 million in April
    1996. The proceeds were used to repay a portion of PSO's short-term borrowings and to reimburse PSO's treasury for the scheduled maturity of $25 million FMBs on March 1, 1996. The MTNs are a series of PSO's Senior Notes.
    The rates on the MTNs range from 5.89% to 6.43% with various maturity dates in 2000 and 2001.
(4) During 1996, several financing transactions were undertaken to refinance borrowings incurred to complete the acquisition of SEEBOARD. Both the CSW
    Credit Agreement and the CSW Investments Credit Facility, which were utilized during the acquisition period, were repaid by the end of 1996. See
    SEEBOARD ACQUISITION FINANCING for details of these transactions as well as the activities related to obtaining permanent financing for the acquisition.
(5) Yankee Notes were swapped into British pounds using cross-currency swaps with notional amounts of(pound)129 million each and Sterling rates of 7.98% for the 2001 Notes and 8.75% for the 2006 Notes.

         CSW and the U.S. Electric Operating Companies may issue additional securities subject to market conditions and other factors. CPL has shelf registration statements on file for the issuance of up to $60 million of FMBs and up to $75 million of preferred stock, and PSO has a shelf registration statement on file for the issuance of up to $35 million of Senior Notes. Additionally, CPL, PSO and SWEPCO, along with certain affiliated capital trusts established by each company, have filed shelf registration statements with the SEC for the issuance from time to time of up to $150 million, $75 million and $110 million, respectively, of preferred securities and/or junior subordinated deferrable interest debentures.

         The current securities ratings for CSW and each of the U.S. Electric Operating Companies is presented in the following table.

                                            Duff &  Standard
                                   Moody's  Phelps   & Poors
                                   -------  ------  --------

          CPL (1)
             FMB                     A2        A        A
             Senior unsecured        A3        A-      A-
             Preferred stock         a3       BBB+     A-

          PSO (1)
             FMB                     Aa3      AA       A+
             Senior unsecured        A1       AA-       A
             Preferred stock         aa3      AA-       A

          SWEPCO (1)
             FMB                     Aa2      AA+      AA-
             Senior unsecured        Aa3      AA       A+
             Preferred stock         aa2      AA       A+

          WTU (1)
             FMB                     A1       AA-      A+
             Senior unsecured        A2       A+        A
             Preferred stock         a2       A+        A

          CSW
             Commercial Paper        P-2      D-1     A-2

      (1) Securities ratings are on Negative Outlook by both
          Moody's and Standard & Poors

         These securities ratings may be revised or withdrawn at any time, and each rating should be evaluated independently of any other rating.

         COMMON STOCK
         In order to strengthen its capital structure and support growth from time to time, CSW may issue additional shares of CSW Common. During 1996, CSW issued new common equity via: (i) a primary public offering; (ii) the PowerShare dividend reinvestment and stock purchase plan; and (iii) the CSW Common option in CSW's ThriftPlus plan.

         On February 27, 1996, CSW sold 15,525,000 shares of CSW Common and received net proceeds of approximately $397.8 million. These proceeds were used to repay a portion of the indebtedness incurred by CSW under the CSW Credit Agreement to fund the acquisition of SEEBOARD.

         During 1996, CSW's PowerShare dividend reinvestment and stock purchase plan was expanded to make it available to the residents of all fifty states and the District of Columbia whereas it was previously available only to existing CSW shareholders, employees, eligible retirees, utility customers and other residents of the four states where the U.S. Electric Operating Companies operate. For the expanded PowerShare plan, CSW registered five million shares of new CSW Common with the SEC. CSW raised approximately $62 million, $57 million and $50 million in new equity through the PowerShare plan in 1996, 1995 and 1994, respectively. CSW expects to use the proceeds from such sales to reduce short-term and long-term debt and for other general corporate purposes.

         CSW's ThriftPlus currently permits eligible employees to contribute a portion of their annual compensation to the plan, subject to certain exceptions. Funds contributed to the plan are invested by the plan trustee, at the employee's direction, in any of five investment options, including an option consisting of CSW Common. During 1996, the trustee for CSW's ThriftPlus plan began to purchase CSW Common directly from CSW rather than from the open market as historically had been done. Previously, CSW registered five million new shares of CSW Common with the SEC for such use. During 1996, CSW raised approximately $14 million in new equity as a result of such direct purchases by the ThriftPlus plan trustee. CSW expects to use the proceeds from such sales to reduce short-term and long-term debt and for other general corporate purposes.

         SHORT-TERM FINANCING
         The CSW System uses short-term debt to meet fluctuations in working capital requirements and other interim capital needs. The U.S. Electric Operating Companies, together with several other subsidiaries of CSW have: (i) established a money pool to coordinate short-term borrowings and (ii) incurred borrowings outside the money pool through CSW's issuance of commercial paper. As of December 31, 1996, CSW had a revolving credit facility totaling $1.2 billion to back up its commercial paper program.

         SEEBOARD ACQUISITION FINANCING
         CSW, indirectly through intermediate subsidiaries, acquired 100% control of SEEBOARD during 1996 for an aggregate adjusted purchase price of approximately $2.1 billion assuming average exchange rates during the purchase period. As of December 31, 1996, CSW had contributed approximately $829 million of the purchase price for the acquisition of SEEBOARD shares. Those funds, which were initially obtained through borrowings under the CSW Credit Agreement, have since been repaid by using the $398 million net proceeds from CSW's February 1996 common stock offering and $431 million of the proceeds from the sale of Transok.

         Additional acquisition funds were obtained from capital contributions and loans made to CSW (UK) plc (which has been replaced by SEEBOARD Group plc) by its sole shareholder, CSW Investments, which arranged the CSW Investments Credit Facility for that purpose. During the second half of 1996, borrowings under the CSW Investments Credit Facility were refinanced through several different transactions. CSW Investments issued $200 million of unsecured notes due 2001 and $200 million of unsecured notes due 2006, the proceeds of which were swapped into British pounds through a cross-currency swap and used to repay borrowings outstanding under the CSW Investments Credit Facility. CSW Investments also issued (pound)100 million of unsecured Eurobonds due 2006 to repay a portion of the CSW Investments Credit Facility. The remaining borrowing outstanding under the CSW Investments Credit Facility were repaid with proceeds from a SEEBOARD accounts receivable securitization, utilization of SEEBOARD balance sheet cash and proceeds from a fixed rate loan due in 2003.

         CSW ENERGY
         In October 1996, CSW Energy issued $200 million, 6.875% Senior Notes due 2001. CSW Energy intends to use the proceeds from the notes for the acquisition, development and construction of electric generation assets in the United States and to make affiliate loans to CSW International.

         In addition to the amounts already expended for the development of projects, CSW Energy has, subject to certain limitations in the case of EWGs and foreign utility company investments, authority from the SEC to expend up to $250 million for general development activities related to qualifying facilities and independent power facilities. CSW Energy may seek specific authority to spend additional amounts on certain projects. See NOTE 3. COMMITMENTS AND CONTINGENT LIABILITIES, for a discussion of CSW's investments and commitments in CSW Energy projects at December 31, 1996.

         CSW INTERNATIONAL
         As discussed in CSW ENERGY, CSW Energy issued $200 million in Senior Notes in October 1996. CSW Energy loaned to CSW International a portion of these proceeds to acquire an interest in a Brazilian utility. It is anticipated that CSW Energy will loan additional amounts to CSW International, the guarantor of the Senior Notes, to develop, acquire or construct EWGs or foreign utility company investments.

         In January 1997, CSW received authority from the SEC under the Holding Company Act to spend an amount up to 100% of consolidated retained earnings on EWGs or foreign utility company investments. This represents a step-up in previous authority under the Holding Company Act.

         CSW CREDIT
         CSW Credit purchases, without recourse, the accounts receivable of the U.S. Electric Operating Companies and certain non-affiliated electric companies. CSW Credit's capital structure contains greater leverage than that of the U.S. Electric Operating Companies, consequently lowering CSW's cost of capital. CSW Credit issues commercial paper, secured by the assignment of its receivables, to meet its financing needs. CSW Credit maintains a secured revolving credit agreement which aggregated $830 million at December 31, 1996 to back up its commercial paper program. The sale of accounts receivable provides the U.S. Electric Operating Companies with cash immediately, thereby reducing working capital needs and revenue requirements.


RECENT DEVELOPMENTS AND TRENDS

         COMPETITION AND INDUSTRY CHALLENGES
         Competitive forces at work in the electric utility industry are impacting the CSW U.S. Electric system and electric utilities generally. Increased competition facing electric utilities is driven by complex economic, political and technological factors. These factors have resulted in legislative and regulatory initiatives that are likely to result in even greater competition at both the wholesale and retail level in the future. As competition in the industry increases, the U.S. Electric Operating Companies will have the opportunity to seek new customers and at the same time be at risk of losing customers to other competitors. Additionally, the U.S. Electric Operating Companies will continue to compete with suppliers of alternative forms of energy, such as natural gas, fuel oil and coal, some of which may be cheaper than electricity. As a whole, the U.S. Electric Operating Companies believe that, overall, their prices for electricity and the quality and reliability of their service currently place them in a position to compete effectively in the energy marketplace (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION).

         Electric industry restructuring and the development of competition in the generation and sale of electric power requires resolution of several important issues, including, but not limited to: (i) who will bear the costs of prudent utility investments or past commitments incurred under traditional cost-of-service regulation that will be uneconomic in a competitive environment, sometimes referred to as stranded costs; (ii) whether all customers have access to the benefits of competition; (iii) how, and by whom, the rules of competition will be established; (iv) what the impact of deregulation will be on conservation, environmental protection and other regulator-imposed programs; and
(v) how transmission system reliability will be ensured. The degree of risk to CSW and the U.S. Electric Operating Companies associated with various federal and state restructuring proposals aimed at resolving any or all of these issues will vary depending on many factors, including their competitive position and the treatment of stranded costs. Although the U.S. Electric Operating Companies believe they are in a position to compete effectively in a deregulated, more competitive marketplace, if stranded costs are not recovered from customers, then the U.S. Electric Operating Companies may be required by existing accounting standards to recognize potentially significant losses from unrecovered stranded costs, especially with respect to STP (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION). See REGULATORY Accounting for additional information.

         At the federal level, several bills have been introduced in Congress in the early part of the 1997 legislative session, and recent reports indicate that other bills are likely to be introduced in the near future, which provide for restructuring and/or deregulating the U.S. electric utility industry. These bills will likely cover many different issues including repeal of the Holding Company Act and PURPA, establishment of full retail customer choice, disaggregation of electric utilities and the restructuring of the electric utility industry. See HOLDING COMPANY ACT. States that have considered deregulation have been moving increasingly toward requiring some form of retail competition or retail wheeling. CSW and the U.S. Electric Operating Companies cannot predict when and if they will be subject to one or more of these legislative initiatives, nor can they predict the scope or effect of such legislation on their results of operations or financial condition. For additional information related to such initiatives, see INDUSTRY RESTRUCTURING (OKLAHOMA, LOUISIANA AND TEXAS).

         WHOLESALE ELECTRIC COMPETITION IN THE UNITED STATES
         The Energy Policy Act, which was enacted in 1992, significantly alters the way in which electric utilities compete. The Energy Policy Act created exemptions from regulation under the Holding Company Act and permits utilities, including registered utility holding companies and non-utility companies, to own EWGs. EWGs are a new category of non-utility wholesale power producers that are free from most federal and state regulation, including restrictions under the Holding Company Act. These provisions enable broader participation in wholesale power markets by reducing regulatory hurdles to such participation. The Energy Policy Act also allows the FERC, on a case-by-case basis and with certain restrictions, to order wholesale transmission access and to order electric utilities to enlarge their transmission systems. A FERC order requiring a transmitting utility to provide wholesale transmission service must include provisions generally that permit the utility to recover from the FERC applicant all of the costs incurred in connection with the transmission services and any enlargement of the transmission system and associated services. Wholesale energy markets, including the market for wholesale electric power, have been increasingly competitive since enactment of the Energy Policy Act. The U.S. Electric Operating Companies must compete in the wholesale energy markets with other public utilities, cogenerators, qualifying facilities, EWGs and others for sales of electric power. While CSW believes that the Energy Policy Act will continue to make the wholesale markets more competitive, CSW is unable to predict whether the Energy Policy Act will adversely impact the U.S. Electric Operating Companies.

         FERC ORDER 888
         On April 24, 1996, the FERC issued Order 888 which is the final comparable open access transmission rule. The provisions of FERC Order 888 provide for comparable transmission service between utilities and their transmission customers by requiring utilities to take transmission service under their open access tariffs for all of their new wholesale sales and purchases and by requiring utilities to rely on the same information that their transmission customers rely on to make wholesale purchases and sales. FERC Order 888 reaffirms the FERC's position that utilities are entitled to recover all legitimate, prudent and verifiable stranded costs determined by a formula based upon the revenues lost method through direct assignments charges to departing customers.

         FERC Order 888 requires holding companies to offer single system transmission rates. However, the rule granted the U.S. Electric Operating Companies an exemption permitting an opportunity to propose a solution that provides comparability to all wholesale users. The final rule does suggest that the terms and conditions for the CSW ERCOT companies (CPL and WTU) would be permitted to differ from those offered by the CSW SPP companies (PSO and SWEPCO). Transmitting utilities in the SPP are under the exclusive jurisdiction of the FERC while most transmitting utilities in ERCOT are under the exclusive jurisdiction of the Texas Commission. These two commissions have different approaches to defining and implementing comparable open access transmission service. CSW is the only holding company that owns operating companies in both ERCOT and the SPP.

         On November 1, 1996, the U.S. Electric Operating Companies filed a system-wide tariff to comply with FERC Order 888. On December 31, 1996, the FERC accepted for filing the system-wide tariff to become effective on January 1, 1997, subject to refund and to the issuance of further orders. CSW and the U.S. Electric Operating Companies believe that their system-wide tariff complies with the requirements of the FERC and the Texas Commission, but the tariff does not offer a single system rate for transactions due to the different transmission pricing approaches of the FERC and the Texas Commission. Reference is made to INDUSTRY RESTRUCTURING IN TEXAS for information related to the transmission pricing approach rules that the Texas Commission adopted during 1996 (Project No. 14045).

         RETAIL ELECTRIC COMPETITION IN THE UNITED STATES
         Increasing competition in the utility industry has resulted in increasing pressure to stabilize or reduce rates. The retail regulatory environment is beginning to shift from traditional rate base regulation to incentive regulation. Incentive rate and performance-based plans encourage efficiencies and increased productivity while permitting utilities to share in the results. Retail wheeling, a major legislative initiative which would require utilities to "wheel" or move power from third parties to their own retail customers, is evolving gradually. Many states currently have introduced legislation or are investigating the issue, and several states have already passed legislation which mandates retail choice by a certain date.

         CSW believes that retail competition would not be in the best interests of CSW's and the U.S. Electric Operating Companies' customers and security holders unless CSW and the U.S. Electric Operating Companies receive fair recovery of the full amounts previously invested to finance power plants. These investments, which were reasonably incurred, were made by the U.S. Electric Operating Companies to meet their obligation to serve the public interest, necessity and convenience. This obligation has existed for nearly a century and remains in force under current law. CSW intends to strongly oppose attempts to impose retail competition without just compensation for the risks and investments CSW undertook to serve the public's demand for electricity. For additional information related to retail wheeling in the United States, see HOLDING COMPANY ACT and INDUSTRY RESTRUCTURING (OKLAHOMA, LOUISIANA AND TEXAS).

         COMPETITION IN THE SUPPLY BUSINESS IN THE UNITED KINGDOM SEEBOARD currently has the sole right to supply substantially all of the consumers in its authorized area, except where demand is above 100 KW. As a part of the restructuring of the electricity industry in the United Kingdom, competition is being introduced into the market for electricity supply on a phased basis. The threshold for competitive supply was reduced from 1 MW to 100 KW effective April 1, 1994. SEEBOARD, as well as other licensed suppliers (second-tier license), are permitted to supply electricity to customers whose peak demand exceeds 100 KW in the areas of other regional electricity companies. All holders of a second-tier license, including SEEBOARD, who supply electricity to non-franchise customers (i.e., demand of 100 KW or above) must pay charges to the host regional electricity company for the use of its distribution network. It is currently intended that, effective April 1, 1998, the regional electricity companies' supply businesses, including SEEBOARD's, will no longer be protected by a franchise. SEEBOARD has always been a strong supporter of extending competition in electricity whenever feasible and practicable. To date, SEEBOARD has established a profitable business in supplying customers outside of its franchise area. While SEEBOARD is currently unable to predict the impact that the transition in 1998 to full competition will have on its electricity supply business, its primary objective is one of profit and not market share.

         CSW RESTRUCTURING
         In April 1996, CSW announced organizational and executive changes to help prepare CSW for increased competition and unbundling of the electric utility industry into generation, transmission, distribution and service segments. As a result of these changes, in 1996 CSW functionally reorganized its domestic utility operations into three organizational units which are centrally managed from CSW Services.

         CSW created a power generation business unit to provide energy generation and production services. All phases of management of the U.S. Electric Operating Companies' energy production activities have been consolidated into the power generation business unit. These activities include management of all generating facilities, including nuclear facilities, and fuel procurement.

         CSW created an energy delivery business unit to provide services for the long-distance transmission and local distribution of electricity to retail customers, including attendant customer services such as meter reading, billing and accounting. All phases of management of the U.S. Electric Operating Companies' energy delivery activities have been consolidated into the energy delivery business unit.

         CSW created an energy services business unit to provide marketing services, along with new energy efficiency products and services as they become available, to existing and future customers of the U.S. Electric Operating Companies. The energy services unit also manages CSW Communications and EnerShop.

         Functional unbundling of CSW's vertically integrated structure is expected to provide a more competitive organizational structure for CSW. Some employees have been reassigned from the U.S. Electric Operating Companies to CSW Services to provide these centrally managed services.

         Through December 31, 1996, CSW has incurred approximately $9.6 million in connection with the implementation of the 1996 restructuring. CSW also has reserved approximately $6.7 million for additional expenses associated with the 1996 restructuring, which is expected to be completed by early 1997.

         INDUSTRY RESTRUCTURING IN OKLAHOMA
         In June 1996, the Oklahoma Commission initiated a proceeding in which it solicited public comment on various issues associated with the potential restructuring of the Oklahoma electric utility industry. The Oklahoma Commission requested comment on certain issues including the extent and timing of restructuring, the unbundling of utility services, and the legislative and regulatory requirement for restructuring. The Oklahoma Commission staff conducted a series of informal public technical conferences and workshops over the last half of 1996 to discuss these issues. After receiving a report from its staff summarizing the comments provided in the restructuring proceeding, the Oklahoma Commission took no immediate action but left the proceeding open at this time to allow for the monitoring of other states' activities.

         In February, 1997, a bill was introduced in the Oklahoma Senate which would permit some form of retail competition by January 1, 1999, with retail competition for all customers soon thereafter. The bill directs the Oklahoma Commission to review the issue of and devise a mechanism for recovery of prudently incurred, unmitigable and verified stranded costs and investments. The bill leaves many details to be decided by the Oklahoma Commission and the Oklahoma Tax Commission, but neither can issue any regulations without the prior express authority of the legislature or the Joint Electric Utility Task Force, a 14-member panel with an equal number of members from each house of the Oklahoma Legislature. CSW is unable to predict whether any retail competition legislation will be enacted by the Oklahoma Legislature and, if enacted, what form such legislation would take.

         INDUSTRY RESTRUCTURING IN LOUISIANA
         In October 1996, the Louisiana Commission requested comments on various electric industry restructuring issues in a docket opened in 1995 to consider aspects of competition in the provision of retail electric service. Specifically, the Louisiana Commission requested input from interested parties on its policy statement on the "principles to guide the investigation into whether electric industry restructuring and retail competition are in the public interest." SWEPCO filed comments on this matter in November 1996. The Louisiana Commission has not taken further action in this matter at this time. CSW expects that legislation regarding the restructuring of the Louisiana electric utility industry will be introduced in the upcoming session of the Louisiana legislature. CSW cannot predict whether any such legislation will be enacted and, if enacted, what form such legislation would take.

         INDUSTRY RESTRUCTURING IN ARKANSAAS
         To date, no legislation regarding the restructuring of the Arkansas electric utility industry has been introduced in the Arkansas legislature.

         INDUSTRY RESTRUCTURING IN TEXAS
         Amendments to PURA, the legal foundation of electric regulation in Texas, became effective on September 1, 1995. Among other things, the amendments deregulate the wholesale bulk power market in ERCOT, permit pricing flexibility for utilities facing competitive challenges, provide for a market-driven integrated resource planning process and mandate comparable open access transmission service.

         PURA also required that the Texas Commission adopt a rule on comparable open transmission access by March 1, 1996. In conjunction with this rulemaking proceeding (Project No. 14045), the chairman of the Texas Commission issued a proposal on September 6, 1995, for the purpose of maximizing competition in the ERCOT wholesale bulk power market. The proposal calls for the functional unbundling of integrated utilities where distribution entities could purchase their power requirements from any generator or set of generators in ERCOT. Those generators which are currently regulated would be deregulated after provisions are in place to recover stranded costs. The proposal was assigned a separate proceeding (Project No. 15000) and after a series of workshops and technical conferences conducted during 1996, the Texas Commission submitted a final Scope of Competition report to the Texas Legislature in January 1997. The final report contains numerous recommendations to the Texas Legislature including requests for additional regulatory authority or clarification of existing authority including, INTER ALIA, authority to certificate electric service resellers, the authority to adopt consumer protection and universal service standards, the authority to determine and allocate stranded costs to all customers, the authority to promote unbundling, the authority to allow alternative forms of regulation, increased authority to address mergers, authority to correct market power abuses, authority over the ERCOT ISO and authority to permit alternative methods for fuel cost recovery. In addition, the final report offers the Texas Legislature four restructuring options. Option 1 maintains the regulatory status quo; Option 2 would permit utilities to voluntarily offer retail access; Option 3 provides for full wholesale competition; and Option 4 provides for full retail competition. The report's final recommendation is for the Texas Legislature to direct the Texas Commission to prepare for full retail competition using a careful and deliberate approach on a timetable to be established by the Texas Legislature, but with no retail access before the year 2000. CSW cannot predict the outcome of these proposals.

         On February 7, 1996, the Texas Commission adopted a rule governing transmission access and pricing (Project No. 14045). The pricing method adopted by the Texas Commission is a hybrid combination of an ERCOT-wide postage stamp rate covering 70% of total ERCOT transmission costs and a distance-sensitive component referred to as a vector-absolute megawatt mile which recovers the remaining 30% of ERCOT transmission costs. The open access tariffs filed with the FERC on February 9, 1996 did not reflect Project No. 14045 pricing. However, on November 1, 1996, CSW filed tariffs with the FERC in accordance with FERC Order 888 that do conform to the Texas Commission's rule. See FERC ORDER 888 for additional information regarding the transmission pricing rules prescribed by FERC.

         By statute the Texas Commission must submit a report to the 1997 Texas Legislature on "methods or procedures for quantifying the magnitude of stranded investment, procedures for allocating costs, and the acceptable methods of recovering stranded costs." The Texas Commission initiated Project No. 15001 to collect information to prepare the required report. In response to the Texas Commission's order in this Project, CPL, SWEPCO, and WTU each filed information on estimates of potential stranded costs. While the filings for CPL included estimates of significant potential stranded costs, no significant potential stranded costs were identified in the filings for SWEPCO or WTU. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for a discussion of the potential impact of potential stranded costs relating to CPL.

         The Texas Commission's Project 15002, "Scope of Competition Report," is a report that the Texas Commission is required to present to the Texas Legislature in each odd-numbered year detailing the scope of competition in the electric markets and the impact of competition and industry restructuring on customers. In addition, the report is required to include the Texas Commission's recommendations to the Texas Legislature for further legislation. In June 1996, CPL, SWEPCO and WTU each filed information for the Texas Commission's report.

         In February 1997, a retail competition bill was introduced into the Texas Legislature. As proposed, the bill would: (i) require utilities to file a restructuring plan by January 1, 1998; (ii) require a 15 percent rate reduction for all customers of investor-owned utilities effective September 1, 1997; (iii) allow public schools and universities to seek alternative electric energy suppliers by August 1, 1998; (iv) allow residential and other small customers to seek alternative electric energy suppliers by January 1, 1999; and (v) allow other retail customers to seek alternative electric energy suppliers by January 1, 2000. The proposed bill would also allow utilities to recover stranded costs, but would require a utility to reduce uneconomic investments before recovering any stranded assets. Investor owned utilities would be required to allocate the burden of stranded cost recovery between shareholders and customers, requiring such utilities to write-off some portion of their assets. CSW is unable to predict whether any retail competition legislation will be enacted by the Texas Legislature , and if enacted, the ultimate form such legislation would take.

         EFFECT OF FEDERAL AND STATE RESTRUCTURING INITIATIVES ON CSW
         CSW and the U.S. Electric Operating Companies cannot predict the form or effect of any federal or state electric utility restructuring initiatives at this time. Federal and/or state electric utility restructuring may cause impairment of significant recorded assets, material reductions of profit margins, and/or increased costs of capital (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION). No assurance can be made that such events would not have a material adverse effect on CSW's or any U.S. Electric Operating Company's results of operations, financial condition or competitive position.

         INDEPENDENT SYSTEM OPERATOR PLAN
         In June 1996, CSW, including CPL and WTU, and more than 20 other parties, including other investor-owned utilities, municipal power companies, electric cooperatives, independent power producers and power marketers, filed plans to create an ISO to manage the ERCOT power grid. The filing marks a major step towards implementing the Texas Commission's overall strategy to create the competitive wholesale electric market that was mandated by the Texas Legislature in 1995. The Texas Commission approved the ISO in August 1996. Such approval made Texas the first state in the nation to implement a regional ISO and a regional competitive wholesale bulk power market.

         INTEGRATED RESOURCE PLAN
         On January 31, 1997, CPL, WTU, and SWEPCO filed with the Texas Commission a joint integrated resource plan outlining the companies' future electric needs over a 10-year forecast horizon and the manner in which the companies propose to meet those needs.

         The filing indicates additional resources will be needed within the next 10 years. It is anticipated that the initial needs will be met through a mix of energy resource options including purchased power, generation, energy efficiency programs and renewable energy resources. This integrated resource plan is significant because this is the first time an electric utility has filed such a plan under the provisions of PURA. In adopting this law, the Texas Legislature required that some type of public participation be incorporated in the planning process. Traditionally, these public participation activities would involve surveys, focus groups or public meetings. CPL, WTU and SWEPCO chose instead to use a public approach known as Deliberative Polling. Deliberative Polling is designed for the company's customers to develop a truly informed, deliberated opinion, as a way of bringing the customer into the electric utility planning process.

         Customers at all three polls overwhelmingly determined that a mix of energy resource options was preferable as a means to accomplish several objectives including low cost, reliability, maintenance of the environment and further development of renewable sources. Because of the strong customer interest evidenced in the Deliberative Polls, CPL, WTU, and SWEPCO have each instituted targeted purchase goals for renewable energy resources and energy efficiency programs, which, along with the wind resources already on the CSW U.S. Electric system, would constitute the largest renewable installation in Texas and would be a significant contribution toward further development and commercialization of the renewable energy industries. The willingness to pay more per month for renewable resources varied considerably, with 80% of customers willing to pay at least $1 more per month to those willing to pay up to $10 more per month. As a result, the CSW companies are proposing a program of "green power" choices. CPL, WTU and SWEPCO plan to file a green pricing tariff in 1997 following additional customer consultation and research which will provide a means for those customers who are interested in acquiring a greater portion of their personal consumption from environmentally beneficial generation to exercise that choice. The CSW companies have proposed a pilot program for the installation of rooftop photovoltaic solar systems at schools. These installations would provide a community focus and would contain educational components to teach about renewable resources.

         Action by the Texas Commission on this integrated resource plan filing is expected by mid-1997.

         HOLDING COMPANY ACT
         The Holding Company Act generally has been construed to limit the operations of a registered holding company to a single integrated public utility system, plus such additional businesses as are functionally related to such system. Among other things, the Holding Company Act requires CSW and its subsidiaries to seek prior SEC approval before effecting mergers and acquisitions or pursuing other types of non-utility initiatives. Such pervasive regulation may impede or delay CSW's efforts to achieve its strategic and operating objectives. Consequently, CSW continues to support efforts to repeal or modify this legislation.

         In 1995, the SEC issued a report to the United States Congress advocating repeal of the Holding Company Act, either on a conditional and transitional basis or immediate and outright repeal. The basis for the SEC's recommendation for repeal is that the Holding Company Act is anachronistic and duplicative of other federal and state regulatory regimes that have developed over the past sixty years. Following the SEC's report, there were several bills introduced in both the United States Senate and House of Representatives in 1996 which would have repealed the Holding Company Act on a conditional and transitional basis and transferred its oversight functions to the FERC and the states. Another bill was introduced into the United States House of Representatives that, in addition to repealing the Holding Company Act, would have repealed PURPA, which among other things, requires investor owned utilities to purchase power at their avoided cost from qualifying facilities. Although none of these bills was enacted into law, they may suggest the form of future legislation.

         Published reports name electric utility restructuring as one of the foremost issues before the United States Congress in 1997. Statements made by proponents of various proposed bills indicate that many of these bills will address repeal of the Holding Company Act. In January 1997, a bill was introduced in the United States Senate providing for comprehensive electric utility industry restructuring and for retail choice by December 2003, repeal of the Holding Company Act one year after the bill is enacted, as well as repeal of the requirement that electric utilities purchase power at their avoided cost from qualifying facilities under PURPA. Under this bill, many of the oversight functions performed by the SEC under the Holding Company Act would be shifted to the FERC and the states. In addition, a bill has been reintroduced in the United States House of Representatives providing for choice of electricity suppliers at the retail level by the year 2000. Under this bill, which is substantially similar to the Senate bill, the application of the Holding Company Act to a particular holding company system would be eliminated after each state served by the electric utility companies in that system made a determination that retail competition existed in that state. There have also been reports of other bills that are likely to be introduced in 1997, many of which deal with retail choice issues and/or repeal of the Holding Company Act and/or PURPA. Given this level of activity, there is some probability that Congress will enact legislation in 1997 that amends or repeals various portions of the Holding Company Act and/or PURPA. CSW is unable to predict the form or effects of any such potential legislation at this time.

         In February 1997, the SEC adopted Rule 58 allowing a holding company registered under the Holding Company Act or any of its subsidiaries, to acquire, without prior SEC approval, the securities of any energy-related company subject to certain limits. Under the new rule, investment in energy-related company securities without prior SEC approval is limited to the greater of (i) $50 million and (ii) 15% of the consolidated capitalization of the registered holding company as reported on its most recent Form 10-Q or Form 10-K as filed with the SEC. Rule 58 does not exempt the acquisition by a registered holding company of the securities of an electric utility company or a gas utility company, which remains subject to the SEC's prior approval as does the issuance of securities for the purpose of making such exempt investments.

         REGULATORY ACCOUNTING
         Consistent with industry practice and the provisions of SFAS No. 71, which allows for the recognition and recovery of regulatory assets, the U.S. Electric Operating Companies have recognized significant regulatory assets and liabilities. Management believes that the U.S. Electric Operating Companies will continue to meet the criteria for following SFAS No. 71. However, in the event the U.S. Electric Operating Companies no longer meet the criteria for following SFAS No. 71, a write-off of regulatory assets and liabilities would be required. For additional information regarding regulatory accounting, reference is made to NEW ACCOUNTING STANDARDS and NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

         PSO UNION NEGOTIATIONS
         Since July 1, 1996, PSO and its Local Union 1002 of the IBEW have been engaged in contract renewal negotiations. The underlying agreement expired September 30, 1996 and, to date, the parties have been unable to reach an agreement. As a result, PSO implemented portions of its final proposal on December 29, 1996 after declaring an impasse. The principal issue of disagreement involves PSO's anticipated need for flexibility in a deregulated environment. At this time, PSO cannot predict the outcome of this matter. However, PSO is confident that, even in the event of a strike, its operations would continue without a significant disruption.

         CSW STRATEGIC RESPONSES
         CSW and the U.S. Electric Operating Companies have from time to time considered, and expect to consider in the future, various strategies designed to enhance CSW's competitive position and to increase its ability to anticipate and adapt to changes in the electric utility industry. These strategies may include business combinations with other companies, internal restructurings involving the complete or partial separation of CSW's generation, transmission and distribution businesses, acquisitions or dispositions of assets or lines of business, and additions to or reductions of franchised service territories. See CSW RESTRUCTURING. CSW and the U.S. Electric Operating Companies may from time to time engage in discussions, either internally or with third parties, regarding one or more of these potential strategies. Those discussions may be subject to confidentiality agreements and CSW's policy is generally not to comment on such activities. No assurances can be given that any potential transaction of the type described above may actually occur, or, if one does occur, the ultimate effect thereof on CSW's or any U.S. Electric Operating Company's results or operations, financial condition or competitive position (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION).

         IMPACT OF COMPETITION
         CSW is unable to predict the ultimate outcome or impact of competitive forces on the electric utility industry in the United States, and in the United Kingdom or on the CSW System. As the electricity markets become more competitive, however, the principal factor determining success is likely to be price, and to a lesser extent reliability, availability of capacity, and customer service (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION).

RATES AND REGULATORY MATTERS

         CPL RATE REVIEW DOCKET NO. 14965
         On November 6, 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million and reduce its annual retail fuel factors by $17 million. The net effect of these proposals would result in an increase of $54 million, or 4.6%, in total annual retail revenues based on a test year ended June 30, 1995. CPL's filing also sought to reconcile $229 million of fuel costs incurred during the period July 1, 1994 through June 30, 1995. CPL's previous request to reconcile fuel costs from March 1, 1990 to June 30, 1994 in Docket No. 13650 was consolidated with the current rate review. If the requested increase and other adjustments in rate structure are approved, CPL will commit not to increase its base rates prior to January 1, 2001, subject to certain force majeure events.

         On April 30, 1996, CPL implemented new fuel factors that will lower fuel costs to its retail customers by $25 million annually. The lower fuel factors result primarily from the projected decline in CPL's fuel costs during the twelve-month period following the implementation of the new factors. On May 9, 1996, CPL placed a $70 million base rate increase into effect under bond. The bonded rates are subject to refund based on the final order of the Texas Commission. When combined with the fuel factor reduction, the net result is an increase in annual retail revenues of $45 million, or 3.8%.

         On May 10, 1996, CPL and other parties to the fuel reconciliation phase of the current rate review filed the CPL 1996 Fuel Agreement with the Texas Commission that reconciles CPL's fuel costs through June 1995. A final order implementing the settlement was issued on June 28, 1996, approving a one-time fuel refund of $23 million that was refunded to customers in July 1996. As a condition of the settlement, CPL agreed not to seek recovery of $6 million of fuel and fuel-related costs incurred during the reconciliation period. The additional amount of the refund resulted from an over-recovery of fuel costs during the reconciliation period and did not have a material impact on CPL's results of operations or financial condition.

         In a preliminary order issued December 21, 1995, the Texas Commission expanded the scope of the rate review to address certain competitive issues facing the electric utility industry. CPL made a supplemental filing on April 1, 1996, addressing a recommended model for restructuring the electric industry within ERCOT. In addition, the supplemental filing included: (i) estimates of CPL's potential stranded costs based upon various possible structures of the electric industry and under several energy price scenarios; and (ii) a recommendation that the potential stranded costs not be quantified in rates until any changes in the electricity market and structure of utilities in Texas are known. In this supplemental filing, CPL estimated its potential stranded costs could range from approximately zero to approximately $3.7 billion in a worst-case scenario. The range is dependent upon a number of presently unknown factors, including the extent to which CPL is compensated for its reasonable costs and the extent and timing of any implementation of retail competition.

         CPL has filed rebuttal testimony that challenges positions taken by the Texas Commission staff and other parties intervening in this case. CPL's testimony challenges the Texas Commission staff's proposals as unreasonable and contrary to current law and regulatory policy. While the Texas Commission staff reported the use of a "point estimate" of $850 million for potentially stranded costs, their testimony actually describes their range of potential stranded costs as very uncertain and having a range from $200 million to $2 billion. The Texas Commission staff subsequently revised their "point estimate" to $1.069 billion and their range from $223 million to $2.9 billion. In addition, the Texas Commission staff recommended (i) a nuclear performance standard that would penalize CPL unless it operates its nuclear units better than 75 percent of the U.S. nuclear industry; (ii) a fuel-recovery mechanism that is based on prices in an undeveloped energy market; and (iii) a one-sided cap on CPL's earnings that effectively prevents CPL from realizing its authorized level of earnings.

         A proposal for decision was issued on January 21, 1997 by the ALJs hearing the case. The proposal for decision recommends an increase in annual revenues of $7.2 million, the net result of a recommended base rate reduction of

$5.2 million plus increased revenues collected through two surcharges. The $7.2 million revenue rate change is made up of the following components: (i) a $10.3 million reduction in KWH-related revenues; (ii) an increase of $5.1 million in miscellaneous revenues (customer connect charges, insufficient check charges and other fees); (iii) a $4.3 million annual surcharge applied over three years to recover rate case expenses; and (iv) annual recovery of $8.1 million for demand-side management expenditures through a separate surcharge.

         A factor contributing significantly to the difference between the $71 million retail base rate increase originally requested by CPL and the ALJs' proposal is the recommended reduction in CPL's return on equity from 12.25% to 10.9% resulting in a reduction of $31 million in CPL's requested base rate increase.

         The ALJs' decision also recommends no change in the method used by CPL to recover the capitalized costs associated with CPL's 25.2% ownership interest in STP. The ALJs have recommended that the Texas Commission reject CPL's request to change the method of recovering STP deferred accounting costs from a mortgage amortization methodology to a straight-line amortization methodology. Rejection of this request would reduce CPL's request for rate relief by $14 million. The ALJs also recommended that CPL's current depreciation rates be decreased by $8.8 million a year and that the Texas Commission deny CPL's request for a $3.6 million increase for its catastrophe reserve.

         The proposal for decision also addressed the competitive issues raised in the Texas Commission's preliminary order. The ALJs determined that, under current law, the Texas Commission does not have authority to implement the nuclear performance standard, fuel-recovery mechanism, or earnings cap proposed by the Texas Commission staff. However, the ALJs determined that with legislative authorization, it could be appropriate to implement a nuclear performance standard and alternative fuel-recovery mechanism for CPL. The ALJs also determined that under various structures of a future competitive electric utility industry, CPL could have potentially stranded costs from $30 million to $1.718 billion. The ALJs stated that CPL's potentially stranded costs will depend on the structure of the industry in the future and that recovery of these costs might not be required by law under certain industry structures.

         A final order from the Texas Commission is expected in March 1997. CPL's management cannot predict the ultimate outcome of CPL's rate case. If CPL ultimately is unsuccessful in obtaining adequate rate relief, CPL and CSW could experience a material adverse effect on their results of operations and financial condition.

         PSO RATE REVIEW
         On July 19, 1996, the Oklahoma Commission staff filed an application seeking a review of PSO's earnings and rate structure. The review is being initiated to investigate the potential impact on PSO's rates from both the sale of Transok and PSO's restructuring efforts as well as PSO's improved financial results. Although rate reviews do not have specific time limitations, a schedule has been established for PSO's response. In accordance with the established schedule, PSO filed a package of financial information with the Oklahoma Commission staff on November 1, 1996, and cost of service and rate design testimony on January 10, 1997. A final order from the Oklahoma Commission is expected in the fall of 1997. PSO's management cannot predict the ultimate outcome of PSO's rate case, although management believes that the ultimate resolution will not have a material adverse effect on PSO and CSW's consolidated results of operations or financial condition. However, if PSO ultimately is unsuccessful in reaffirming adequate rates, PSO and CSW could experience a material adverse effect on their consolidated results of operations and financial condition.

         On January 14, 1997, the Oklahoma Commission approved a joint settlement which provides that all bills rendered beginning with PSO's June 1997 billing cycle shall be considered interim rates subject to refund in the event that the permanent final order grants less than the current revenue produced by the existing rates.

         OTHER
         See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS for information regarding these and other regulatory matters.


MERGER AND ACQUISITION ACTIVITIES

         SEEBOARD ACQUISITION
         In November 1995, CSW announced its intention to commence the Tender Offer in the United Kingdom to acquire all of the outstanding share capital of SEEBOARD. SEEBOARD is one of the 12 regional electricity companies which came into existence as a result of the restructuring and subsequent privatization of the United Kingdom electricity industry in 1990. By April 1996, CSW, through intermediate subsidiaries, had acquired control of 100% of SEEBOARD for an aggregate adjusted purchase price of approximately $2.1 billion assuming average exchange rates during the purchase period. See SEEBOARD ACQUISITION FINANCING for additional information.

         SEEBOARD'S RECENT OPERATING RESULTS
         SEEBOARD's principal business is the distribution and supply of electricity in Southeast England. SEEBOARD has its headquarters in Crawley, West Sussex. It has a distribution territory that covers approximately 3,000 square miles which extends from the outlying areas of London to the English Channel. SEEBOARD serves approximately 2 million customers. Approximately 80% of SEEBOARD's sales are to residential and commercial customers, while the remaining 20% are primarily to industrial customers. SEEBOARD is also involved in other business activities, including electrical contracting and retailing, gas supply and electricity generation.

         For the year ended December 31, 1996, SEEBOARD had electricity sales of approximately 19.4 billion KWHs and net earnings of $208 million on revenues of approximately $1.8 billion. For the year ended December 31, 1995 (unaudited), SEEBOARD had electricity sales of approximately 18 billion KWHs and, excluding exceptional items, net earnings of $118 million on revenues of approximately $1.9 billion.

         SEEBOARD's 1996 gross profit, (revenue less cost of sales), was higher than the comparable period last year due primarily to an increase in sales volume in the distribution business and a 3.3% increase in supply tariffs charged to customers beginning in February 1996 to recover supply costs. The increase in 1996 gross profit was offset in part by a 13% decrease in regulatory allowed distribution revenue, effective April 1, 1996, following the completion of a regulatory price review of SEEBOARD's distribution business and some loss of volume to competition in SEEBOARD's supply business.

         Other factors contributing to SEEBOARD's increase in 1996 earnings were continued cost reduction programs, the first year of earnings contribution from SEEBOARD's 37.5% interest in the 675 MW Medway Power Station, the recognition of a benefit in 1996 of funds required to settle a liability for redundancy costs and the absence in 1996 of restructuring costs incurred in 1995. Partially offsetting the increase in 1996 earnings was the receipt in 1995 of dividends from SEEBOARD's interest in the National Grid which did not repeat in 1996.

         SEEBOARD's results for the calendar years ended December 31, 1996 and 1995 are not indicative of the results that will be experienced by SEEBOARD as a subsidiary of CSW due, in part, to the debt incurred in connection with the financing of the acquisition, and the purchase accounting adjustments and the accounting adjustments made to adjust SEEBOARD's results for U.S. Generally Accepted Accounting Principles.

         SEEBOARD's 1996 earnings have been converted into U.S. dollar amounts for illustrative purposes only at an exchange rate of (pound)1.00=$1.56, which was the average rate of exchange for 1996. SEEBOARD's 1995 earnings have been converted into U.S. dollar amounts for illustrative purposes only at an exchange rate of (pound)1.00=$1.58, which was the prevailing rate of exchange at the close of business on November 3, 1995, the business day prior to the announcement of the CSW's Tender Offer to acquire SEEBOARD.

         See NOTE 15. PRO FORMA INFORMATION for information required by the SEC related to the pro forma impact on CSW of the SEEBOARD acquisition.

         TERMINATION OF EL PASO MERGER
         In May 1993, CSW entered into a Merger Agreement pursuant to which El Paso would have emerged from bankruptcy as a wholly owned subsidiary of CSW. On June 9, 1995, following CSW's notification that it was terminating the Merger Agreement, El Paso filed a suit against CSW seeking a $25 million termination fee from CSW, additional unspecified damages, punitive damages, interest as permitted by law and certain other costs. On June 15, 1995, CSW filed suit against El Paso seeking a $25 million termination fee from El Paso due to El Paso's breach of the Merger Agreement, at least $3.6 million in rate case expenses incurred by CSW on behalf of El Paso related to state regulatory merger proceedings and a declaratory judgment that CSW properly terminated the Merger Agreement. On June 14, 1996, CSW filed an amended complaint seeking a first priority administrative expense claim of $50 million from El Paso based upon El Paso's breach of the Merger Agreement.

         The United States Bankruptcy Court for the Western District of Texas, Austin Division, consolidated the El Paso suit and the CSW suit into one adversary proceeding. CSW is the named plaintiff in the consolidated adversary proceeding. The trial was completed on January 30, 1997 and a decision is expected in the case in the first quarter of 1997.

         Although CSW believes that it has substantial defenses to El Paso's claims and intends to defend against El Paso's claims and pursue CSW's claims vigorously, CSW cannot presently predict the outcome of the lawsuit. However, if the lawsuit is decided adversely to CSW, it could have a material adverse effect on CSW's consolidated results of operations and financial condition.

         SALE OF TRANSOK
         Transok is an intrastate natural gas gathering, transmission, marketing and processing company. In January 1996, CSW announced it was exploring strategic alternatives for its investment in Transok, including a possible sale. On June 6, 1996, CSW sold Transok to Tejas for approximately $890 million, consisting of $690 million in cash and $200 million in existing long-term debt that remained with Transok after the sale. A portion of the cash proceeds was used to repay the CSW Credit Agreement related to the SEEBOARD acquisition with the remaining proceeds used to repay commercial paper borrowings.

         CSW and PSO do not expect the sale of Transok to have an adverse impact in its ability to secure natural gas in the future. Negotiations are currently in progress with third party pipelines to provide additional pipeline interconnections to other natural gas suppliers besides Transok.

         SWEPCO CAJUN ASSET PURCHASE PROPOSAL
         Cajun filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 21, 1994 and is currently operating under the supervision of the United States Bankruptcy Court for the Middle District of Louisiana.

         On October 26, 1996, SWEPCO, together with Entergy Gulf States and the Members Committee, which currently represents 8 of the 12 Louisiana member distribution cooperatives that are served by Cajun, filed the Second Amended SWEPCO Plan in the bankruptcy court. Under the Second Amended SWEPCO Plan, a SWEPCO subsidiary or affiliate would acquire all of the non-nuclear assets of Cajun, comprised of the Big Cajun I gas-fired plant, the Big Cajun II coal-fired plant, and related non-nuclear assets, for approximately $780 million in cash, up to an additional $20 million to pay certain other bankruptcy claims and expenses and an additional $7 million to acquire claims of unsecured creditors.

In addition, the Second Amended SWEPCO Plan provides for SWEPCO and the Cajun member cooperatives to enter into new 25-year power supply agreements which will provide the Cajun member cooperatives with two wholesale rate options while permitting the Cajun member cooperatives the flexibility to acquire power on the open market when their requirements exceed mutually agreed upon levels of generating capacity available from SWEPCO. In addition, the cooperatives could elect, once every five years, to move from one option to the other. The Second Amended SWEPCO Plan would settle all claims and litigation in the bankruptcy case, including potentially protracted litigation over power supply contract rights.

         The Second Amended SWEPCO Plan amends the Original SWEPCO Plan filed on April 19, 1996 (as amended by the First Amended SWEPCO Plan filed on September 30, 1996) by the Members Committee, SWEPCO and Entergy Gulf States in the bankruptcy court. Under the Original SWEPCO Plan, SWEPCO had proposed to acquire all of the non-nuclear assets of Cajun for approximately $405 million in cash. In addition, under the Original SWEPCO Plan, the Cajun member cooperatives would have made future payments with a net present value ranging from $497 million to $567 million to the RUS of the federal government, Cajun's largest creditor, by using a portion of the cooperatives' future income from their retail customers.

         Two competing plans of reorganization for the non-nuclear assets of Cajun have been filed with the bankruptcy court at about the same time as the filing of the First Amended SWEPCO Plan, one of which offers a higher cash bid price. Under one competing plan, Cajun's non-nuclear assets would be acquired by Louisiana Generating LLC, which would be owned by affiliates of SEI Holding, Inc., NRG Energy, Inc. and Zeigler Coal Holdings Company. Cajun's court appointed trustee in bankruptcy is supporting this plan as well as RUS, Cajun's largest creditor. In addition, Enron Capital & Trade Resources Corp. and the Official Committee of Unsecured Creditors have jointly filed a competing plan of reorganization.

         Confirmation hearings in Cajun's bankruptcy case have been postponed until March 10, 1997 because a bankruptcy court ruling on January 7, 1997 disqualified the law firm representing the Members Committee due to an irreconcilable conflict between the firm's representation of both the Members Committee and Southwest Louisiana Electric Membership Corporation. The bankruptcy court postponed the confirmation hearings to allow the Members Committee time to obtain new counsel. At a February 24, 1997 status conference, the bankruptcy court extended the resumption of full confirmation hearings until April 21, 1997.

         Consummation of the Second Amended SWEPCO Plan is conditioned upon confirmation by the bankruptcy court, and the receipt by SWEPCO and CSW of all requisite state and federal regulatory approvals in addition to the receipt of their corresponding board approvals. If the Second Amended SWEPCO Plan is confirmed, CSW and SWEPCO expect initially to finance the $807 million required to consummate the acquisition of Cajun's non-nuclear assets through a combination of external borrowings and internally generated funds.


NEW INITIATIVES

         As described in OVERVIEW, a vital part of CSW's future strategy involves initiatives that are outside of the traditional United States electric utility industry due to increasing competition and fundamental changes in this industry. In addition, lower anticipated growth rates in CSW's core United States electric utility business combine with the aforementioned industry factors to cause CSW to pursue new initiatives. These new initiatives have taken a variety of forms; however, they are all consistent with the overall plan for CSW to develop a global energy business. While CSW believes that such initiatives are necessary to maintain its competitiveness and to supplement its growth in the future, the Holding Company Act may impede or delay its ability to successfully pursue such initiatives (The foregoing statement constitutes a forward looking statement within the meaning of Section 21E of the Exchange Act. Actual results may differ materially from such projected information due to changes in the underlying assumptions. See FORWARD LOOKING INFORMATION). See RECENT DEVELOPMENTS AND TRENDS.

         CSW ENERGY
         CSW Energy presently owns interests in five operating power projects totaling 648 MW which are located in Colorado, Florida and Texas. Also, CSW Energy has one 330 MW power plant under construction in Texas. In addition to these projects, CSW Energy has another six projects totaling approximately 1,700 MW in various stages of development, mostly in affiliation with other developers.

         CSW INTERNATIONAL
         CSW International was organized to pursue investment opportunities in EWGs and foreign utility companies. CSW International currently holds investments in the United Kingdom, Mexico and Brazil.

         In July 1996, CSW International announced a joint venture with Alpek, through a subsidiary, to build, own and operate a 109 MW, gas-fired cogeneration project at Alpek's Petrocel industrial complex in Altamira, Tamaulipas, Mexico. CSW International and Alpek each will have a 50% ownership in the project, Enertek, which is expected to commence commercial operation in the first quarter of 1998.

         In December 1996, CSW International acquired a minority interest in a Brazilian electric utility company which serves approximately 600,000 customers in an area of approximately 118,000 square miles. CSW International continues to seek to expand into other countries in Latin America, Europe, Australia and Asia that meet its investment criteria.

         CSW COMMUNICATIONS
         CSW Communications was formed to provide communication services to the U.S. Electric Operating Companies, non-affiliates and directly to retail customers. CSW Communications will continue to market energy management and utility management systems to other electric companies. The company will also seek regulatory approval to provide similar services to CPL, PSO, SWEPCO and WTU.

         In January 1997, CSW and ICG Communications, Inc. announced a joint venture limited partnership to market telecommunications services. The new partnership, ChoiceCom, will be based in Austin, Texas and will develop and market telecommunications services in the four-state region of Texas, Oklahoma, Louisiana, and Arkansas. ChoiceCom initially plans to serve Austin and Corpus Christi, Texas with local telephone, long distance and data services.

         At the same time, ChoiceCom will seek to develop business opportunities in other cities in the four-state region. In addition to offering local exchange, long distance and data transmission services, ChoiceCom may expand CSW Communications' existing city-to-city fiber network business depending on market conditions. CSW Communications currently has franchises in Austin and Corpus Christi, Texas to build fiber networks and provide telecommunications services.

         ChoiceCom must obtain regulatory approvals and negotiate business agreements with existing telecommunications providers before it can begin offering telecommunications services in competition with established telecommunications providers. ChoiceCom currently plans to begin offering telecommunications services as soon as appropriate agreements and approvals have been obtained.

         ENERSHOP
         EnerShop currently provides energy services to customers in Texas. These are services that help reduce customers' operating costs through increased energy efficiencies and improved equipment operations. EnerShop utilizes the skills of local trade allies in offering services that include energy and facility analysis, project management, engineering design and equipment procurement and construction, third party financing and equipment leasing, savings and performance guarantees and performance monitoring. In 1996, EnerShop secured several contracts and has bids outstanding for several additional projects in 1997.

         OTHER VENTURES
         The CSW Services Business Ventures group pursues energy projects related to the business activities of the U.S. Electric Operating Companies. One project, Numanco, provides staffing services for electric utility power plants. Projects related to energy management systems and electric substation automation software are also being pursued.


SOUTH TEXAS PROJECT

         CPL owns 25.2% of STP, a two-unit nuclear power plant which is located near Bay City, Texas. HLP (the Project Manager of STP) owns 30.8%, San Antonio owns 28.0%, and Austin owns 16.0% of STP. STP Unit 1 was placed in service in August 1988 and STP Unit 2 was placed in service in June 1989. The owners of STP are in negotiations to form the South Texas Project Nuclear Operating Company which would replace HLP as the operator and project manager of STP.

         From February 1993 until May 1994, STP experienced an unscheduled outage resulting from mechanical problems. The outage resulted in significant rate and regulatory proceedings involving CPL, including a base rate case and fuel reconciliation proceedings as previously discussed. Unit 1 restarted on February 25, 1994 and reached 100% power on April 8, 1994 and Unit 2 resumed operation on May 30, 1994 and reached 100% power on June 16, 1994. During the last six months of 1994, the STP units operated at capacity factors of 98.6% for Unit 1 and 99.2% for Unit 2. For a discussion of regulatory matters surrounding the STP outage, see NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

         STP Unit 1 was removed from service during 1996 for a scheduled refueling outage which lasted 22 days. For the year 1996, Unit 1 and Unit 2 operated at net capacity factors of 93.1% and 95.2%, respectively.

         For additional information regarding STP and the accounting for the decommissioning of STP, see NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES and NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.


ENVIRONMENTAL MATTERS

         The operations of the CSW System, like those of other utility systems, generally involve the use and disposal of substances subject to environmental laws. CERCLA, the federal "Superfund" law, addresses the cleanup of sites contaminated by hazardous substances. Superfund requires that PRPs fund remedial actions regardless of fault or the legality of past disposal activities. PRPs include owners and operators of contaminated sites and transporters and/or generators of hazardous substances. Many states have similar laws. Legally, any one PRP can be held responsible for the entire cost of a cleanup. Usually, however, cleanup costs are allocated among PRPs.

         The U.S. Electric Operating Companies are subject to various pending claims alleging that they are PRPs under federal or state remedial laws for investigating and cleaning up contaminated property. CSW anticipates that resolution of these claims, individually or in the aggregate, will not have a material adverse effect on CSW's or any U.S. Electric Operating Company's results of operations or financial condition. Although the reasons for this expectation differ from site to site, factors that are the basis for the expectation for specific sites include the volume and/or type of waste allegedly contributed by the U.S. Electric Operating Company, the estimated amount of costs allocated to the U.S. Electric Operating Company and the participation of other parties. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS and NOTE 3. COMMITMENTS AND CONTINGENT LIABILITIES for additional discussion regarding environmental matters.

NEW ACCOUNTING STANDARDS

         SFAS NO. 121
         CSW adopted SFAS No. 121 effective January 1, 1996. The statement establishes a two-fold test for identification and quantification of an impaired asset. The adoption of SFAS No. 121 did not have a significant impact on CSW's consolidated results of operations or financial condition. Under the current regulatory environment, CSW does not expect SFAS No. 121 to have a significant impact on its consolidated results of operation or financial condition. However, future developments in the electric industry and utility regulation could jeopardize the full recovery of the carrying cost of certain investments. Consequently, CSW is monitoring the changing conditions facing the electric utility industry.

         SFAS NO. 123
         SFAS No. 123 provides that if stock is granted to an employee or a non-employee in return for services provided to the company, that this stock represents compensation to the recipient. It requires the calculation of a compensation cost, but then allows the company to choose between making the charge to net income or disclosing this information in its notes to its financial statements. CSW has chosen to disclose the information in the Notes to the Consolidated Financial Statements rather than making the charge to Net Income. See NOTE 12. STOCK-BASED COMPENSATION PLANS for CSW's valuation of stock options for 1996 and 1995. Under prior accounting rules, recognition of compensation for the grant of stock options was not required if the stock price at the time of the grant and the price at which the employee could purchase the stock were the same.

         SFAS NO. 125
         SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities using a financial-components approach that focuses on control. An entity recognizes assets it controls and derecognizes assets when control has been surrendered and liabilities when they have been extinguished. A transfer of assets in which control of the asset is surrendered is recorded as a sale. Control of an asset is surrendered only when and if certain distinct conditions are met. Likewise, a liability is only extinguished under certain distinct conditions. SFAS No. 125 is effective for transfers and servicing of financial assets occurring after December 31, 1996, and cannot be applied prior to that date. Adoption of this standard will not have a material adverse effect on CSW's consolidated results of operations or financial condition.

         SFAS NO. 128
         On March 3, 1997, the FASB issued SFAS No. 128, effective for financial statements for periods ending after December 15, 1997. SFAS No. 128 will simplify the computation of earnings per share for many companies by eliminating calculation provisions which were required by the prior earnings per share standard, Accounting Principles Board Opinion No. 15. CSW believes that adoption of SFAS No. 128 will not have a material effect on its calculation of earnings per share.

CSW
Consolidated Statements of Income
Central and South West Corporation
-----------------------------------------------------------------------------
                                             For the Years Ended December 31,
                                             --------------------------------
                                                  1996      1995     1994
                                                -------    ------   ------
                                           ($ in millions, except share amounts)

Operating Revenues
    U.S. Electric                                $3,248    $2,883   $3,065
    United Kingdom                                1,848       208     --
    Other diversified                                59        52       40
                                                -------    ------   ------
                                                  5,155     3,143    3,105
                                                -------    ------   ------

Operating Expenses and Taxes
    U.S. Electric fuel                            1,151     1,004    1,113
    U.S. Electric purchased power                    77        41       48
    United Kingdom cost of sales                  1,331       158     --
    Other operating                                 785       557      539
    Maintenance                                     150       155      171
    Depreciation and amortization                   464       353      324
    Taxes, other than income                        178       162      176
    Income taxes                                    224        92      179
                                                -------    ------   ------
                                                  4,360     2,522    2,550
                                                -------    ------   ------
Operating Income                                    795       621      555
                                                -------    ------   ------

Other Income and Deductions
    Mirror CWIP liability amortization             --          41       68
    U.S. Electric reserves for utility plant
        development costs, net of tax benefit
        of $33                                      (84)     --       --
    Other                                            23        58       41
                                                -------    ------   ------
                                                    (61)       99      109
                                                -------    ------   ------
Income Before Interest Charges                      734       720      664
                                                -------    ------   ------

Interest Charges
    Interest on long-term debt                      325       223      203
    Interest on short-term debt and other            94       101       74
                                                -------    ------   ------
                                                    419       324      277
                                                -------    ------   ------

Income from Continuing Operations                   315       396      387
                                                -------    ------   ------

Discontinued Operations
    Income from discontinued operations, net
        of tax of $6 for 1996, $13 for 1995
        and $10 for 1994                             12        25       25
    Gain on the sale of discontinued
        operations, net of tax of $72               120      --       --
                                                -------    ------   ------
                                                    132        25       25
                                                -------    ------   ------

Net Income                                          447       421      412
Preferred stock dividends                            18        19       18
                                                =======    ======   ======
Net Income for Common Stock                        $429      $402     $394
                                                =======    ======   ======


Average Common Shares Outstanding                 207.5     191.7    189.3

Earnings per Share of Common Stock
     from Continuing Operations                   $1.43     $1.97    $1.95
Earnings per Share of Common Stock
     from Discontinued Operations                  0.64      0.13     0.13
                                                -------    ------   ------
Earnings per Share of Common Stock                $2.07     $2.10    $2.08
                                                =======    ======   ======

Dividends Paid per Share of Common Stock          $1.74     $1.72    $1.70
                                                =======    ======   ======

   The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Statements of Stockholders' Equity
Central and South West Corporation
------------------------------------------------------------------------------
                                              For the Years Ended December 31,
                                              --------------------------------
                                                  1996     1995     1994
                                                 ------   ------   ------
                                                        (millions)

Common Stock at Beginning of Year                  $675     $667     $659
    Sale of Common Stock                             65        8        8
                                                 ------   ------   ------
Common Stock at End of Year                         740      675      667
                                                 ------   ------   ------

Paid-in Capital at Beginning of Year                610      561      518
    Sale of Common Stock                            412       49       43
                                                 ------   ------   ------
Paid-in Capital at End of Year                    1,022      610      561
                                                 ------   ------   ------

Retained Earnings at Beginning of Year            1,893    1,824    1,753
    Net income for common stock                     429      402      394
    Deduct:  Common stock dividends                 358      329      322
    Deduct:  Preferred stock and other
               adjustments                            1        4        1
                                                 ------   ------   ------
Retained Earnings at End of Year                  1,963    1,893    1,824
                                                 ------   ------   ------

Foreign Currency Translation and Other at
  Beginning of Year                                --       --       --
    Net Change                                       77     --       --
                                                 ------   ------   ------
Foreign Currency Translation and Other at
  End of Year                                        77     --       --
                                                 ------   ------   ------


                                                 ------   ------   ------
Total Stockholders' Equity                       $3,802   $3,178   $3,052
                                                 ======   ======   ======


























   The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Balance Sheets
Central and South West Corporation
---------------------------------------------------------------------------
                                                          As of December 31,
                                                          -----------------
                                                           1996      1995
                                                          -------   -------
                                                             (millions)
ASSETS
Fixed Assets
    Electric
        Production                                         $5,830    $5,888
        Transmission                                        1,538     1,484
        Distribution                                        4,237     3,799
        General                                             1,318     1,209
        Construction work in progress                         230       346
        Nuclear fuel                                          184       165
                                                          -------   -------
            Total Electric                                 13,337    12,891
    Gas                                                      --         869
    Other diversified                                          84        18
                                                          -------   -------
                                                           13,421    13,778
  Less - Accumulated depreciation
     and amortization                                       4,940     4,761
                                                          -------   -------
                                                            8,481     9,017
                                                          -------   -------
Current Assets
    Cash and temporary cash investments                       254       401
    National Grid assets held for sale                       --         100
    Accounts receivable                                       861     1,035
    Materials and supplies, at average cost                   185       188
    Electric utility fuel inventory,
      substantially at average cost                           102       129
    Under-recovered fuel costs                                 46      --
    Prepayments and other                                      85       186
                                                          -------   -------
                                                            1,533     2,039
                                                          -------   -------
Deferred Charges and Other Assets
    Deferred plant costs                                      509       514
    Mirror CWIP asset                                         299       312
    Other non-utility investments                             347       296
    Income tax related regulatory assets, net                 236       253
    Goodwill                                                1,525     1,074
    Other                                                     402       364
                                                          -------   -------
                                                            3,318     2,813
                                                          -------   -------
                                                          $13,332   $13,869
                                                          =======   =======














   The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Balance Sheets
Central and South West Corporation
---------------------------------------------------------------------------
                                                          As of December 31,
                                                          -----------------
                                                            1996      1995
                                                          -------   -------
CAPITALIZATION AND LIABILITIES                                (millions)
Capitalization
    Common stock:   $3.50 par value
        Authorized shares:   350.0 million shares
        Issued and outstanding: 211.5 million shares
          in 1996 and 192.9 million shares in 1995           $740      $675
    Paid-in capital                                         1,022       610
    Retained earnings                                       1,963     1,893
    Foreign currency translation and other                     77      --
                                                          -------   -------
                                                            3,802     3,178
                                                          -------   -------
    Preferred stock
        Not subject to mandatory redemption                   292       292
        Subject to mandatory redemption                        33        34
    Long-term debt                                          4,024     3,914
                                                          -------   -------
          Total Capitalization                              8,151     7,418
                                                          -------   -------

    Minority Interest                                        --         202
                                                          -------   -------

Current Liabilities
    Long-term debt and preferred stock due
       within twelve months                                   204        30
    Short-term debt                                           364       692
    Short-term debt - CSW Credit, Inc.                        579       646
    Loan notes                                                 76      --
    Accounts payable                                          630       595
    Accrued taxes                                             324       228
    Accrued interest                                           82        77
    Provision for SEEBOARD acceptances                       --       1,001
    Over-recovered fuel costs                                --          43
    Other                                                     166       113
                                                          -------   -------
                                                            2,425     3,425
                                                          -------   -------

Deferred Credits
    Accumulated deferred income taxes                       2,272     2,306
    Investment tax credits                                    291       306
    Other                                                     193       212
                                                          -------   -------
                                                            2,756     2,824
                                                          -------   -------
                                                          $13,332   $13,869
                                                          =======   =======











   The accompanying notes to consolidated financial statements are an integral part of these statements.

CSW
Consolidated Statements of Cash Flows
Central and South West Corporation
-----------------------------------------------------------------------------
                                              For the Years Ended December 31,
                                              -------------------------------
                                                   1996     1995     1994
                                                 -------   ------   ------
                                                          (millions)
OPERATING ACTIVITIES
    Net Income                                      $447     $421     $412
    Non-cash Items Included in Net Income
        Depreciation and amortization                521      425      402
        Deferred income taxes and investment
          tax credits                                 62      (11)      87
        Mirror CWIP liability amortization          --        (41)     (68)
        Reserves for utility plant and other
          project development costs                  147     --       --
        Gain on sale of subsidiary                  (192)    --       --
    Changes in Assets and Liabilities
        Accounts receivable                          (86)     (36)      29
        Accounts payable                              23      (32)     (27)
        Accrued taxes                                (14)      25       21
        Fuel recovery                                (89)      76       16
        Accrued restructuring charges               --         (2)     (57)
    Other                                             56      (26)     (51)
                                                 -------   ------   ------
                                                     875      799      764
                                                 -------   ------   ------
INVESTING ACTIVITIES
    Construction expenditures                       (521)    (474)    (578)
    Acquisitions expenditures                     (1,394)    (421)     (21)
    CSW Energy/CSW International projects           (124)     109     (115)
    Sale of National Grid assets                      99     --       --
    Cash proceeds from sale of subsidiary            690     --       --
    Other                                            (36)     (26)      (2)
                                                 -------   ------   ------
                                                  (1,286)    (812)    (716)
                                                 -------   ------   ------
FINANCING ACTIVITIES
    Common stock sold                                477       57       50
    Proceeds from issuance of long-term debt         437      456      199
    SEEBOARD acquisition financing                   350      731     --
    Reacquisition/Maturity of long-term debt        (239)    (363)     (31)
    Redemption of preferred stock                     (1)      (1)     (33)
    Other financing activities                        67     --       --
    Change in short-term debt                       (395)    (226)     153
    Payment of dividends                            (376)    (348)    (340)
                                                 -------   ------   ------
                                                     320      306       (2)
                                                 -------   ------   ------

Effect of exchange rate changes on cash
   and cash equivalents                              (56)    --       --
                                                 -------   ------   ------

Net Change in Cash and Cash Equivalents             (147)     293       46
Cash and Cash Equivalents at Beginning of Year       401      108       62
                                                 -------   ------   ------
Cash and Cash Equivalents at End of Year            $254     $401     $108
                                                 =======   ======   ======

SUPPLEMENTARY INFORMATION
    Interest paid less amounts capitalized          $356     $301     $280
                                                 =======   ======   ======
    Income taxes paid                               $196      $77      $93
                                                 =======   ======   ======




       The accompanying notes to consolidated financial statements are an integral part of these statements.

CENTRAL AND SOUTH WEST CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS
         CSW is a registered holding company under the Holding Company Act subject to regulation by the SEC. CSW's four U.S. Electric Operating Companies are also regulated by the SEC under the Holding Company Act.

         The principal business of CSW's four U.S. Electric Operating Companies is the generation, transmission, and distribution of electric power and energy. These companies are subject to regulation by the FERC under the Federal Power Act and follow the Uniform System of Accounts prescribed by the FERC. They are subject to further regulation with regard to rates and other matters by state regulatory commissions as follows: CPL and WTU are subject to the Texas Commission; PSO is subject to the Oklahoma Commission; and SWEPCO is subject to the Arkansas Commission, Louisiana Commission, Oklahoma Commission and Texas Commission.

         The principal business of CSW's United Kingdom electric operating subsidiary, SEEBOARD, is the distribution and supply of electric power and energy in Southeast England. SEEBOARD is subject to rate regulation by the DGES.

         In addition to electric utility operations, CSW has subsidiaries involved in a variety of business activities. CSW Energy and CSW International pursue cogeneration and other energy-related ventures; CSW Credit factors the accounts receivable of affiliated and non-affiliated companies; CSW Communications pursues telecommunications projects; CSW Leasing has investments in leveraged leases and EnerShop offers energy-management services.

         The more significant accounting policies of the CSW System are summarized below:

         PRINCIPLES OF CONSOLIDATION
         The consolidated financial statements include the accounts of CSW and its subsidiary companies.

         USE OF ESTIMATES
         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities along with disclosure of contingent liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         FIXED ASSETS
         Electric fixed assets are stated at the original cost of construction, which includes the cost of contracted services, direct labor, materials, overhead items and allowances for borrowed and equity funds used during construction. SEEBOARD's fixed assets are stated at their original fair market value which existed on the date of acquisition plus the original cost of construction since the acquisition.

         DEPRECIATION
         Provisions for depreciation of plant are computed using the straight-line method, generally at individual rates applied to the various classes of depreciable property. The annual average consolidated composite rates were 3.4% for both 1996 and 1995 and 3.2% for 1994.

         CPL NUCLEAR DECOMMISSIONING OF STP
         At the end of STP's service life, decommissioning is expected to be accomplished using the decontamination method, which is one of the techniques acceptable to the NRC. Using this method, the decontamination activities occur as soon as possible after the end of plant operations. Contaminated equipment is cleaned and removed to a permanent disposal location, and the site is generally returned to its pre-plant state.

         CPL's decommissioning costs are accrued and funded to an external trust over the expected service life of the STP units. The existing NRC operating licenses will allow the operation of STP Unit 1 until 2027 and Unit 2 until 2028. The accrual for decommissioning costs is an annual level cost based on the estimated future cost to decommission STP, including escalations for expected inflation to the expected time of decommissioning, and is net of expected earnings on the trust fund.

         CPL's portion of the costs of decommissioning STP were estimated to be $85 million in 1986 dollars based on a site specific study completed in 1986. CPL is recovering these decommissioning costs through rates based on the service life of STP at a rate of $4.2 million per year. The $4.2 million annual cost of decommissioning is reflected on the income statement in other operating expense. Decommissioning costs are paid to an irrevocable external trust and as such are not reflected on CPL's balance sheet. At December 31, 1996, the trust balance was $34.7 million.

         In August 1995, CPL received a new decommissioning study updating the cost estimates to decommission STP that indicated that CPL's share of such costs would increase from $85 million, as stated in 1986 dollars, to $258 million, as stated in 1995 dollars. The increase in costs occurred primarily as a result of extended on-site storage of high level waste, much higher estimates of low-level waste disposal costs and increased labor costs since the prior study. These costs are expected to be incurred during the years 2027 through 2062. While this is the best estimate available at this time, these costs may change between now and when the funds are actually expended because of changes in the assumptions used to derive the estimates, including the prices of the goods and services required to accomplish the decommissioning. Additional studies will be completed periodically to update this information.

         Based on this projected cost to decommission STP, CPL estimates that its annual funding level should increase to $8.2 million. CPL has requested this amount as part of its cost of service in its current rate filing. Other parties to the proceeding have filed annual projections ranging from $1.4 million to $8.2 million. The presiding ALJs in CPL's rate case filed a proposal for decision with the Texas Commission recommending a decommission annual funding of $6 million. CPL expects to fund at the level ultimately ordered by the Texas Commission although CPL cannot predict that level. Historically, the Texas Commission has allowed full recovery of nuclear decommissioning costs. For further information on CPL's current rate filing, see NOTE 2.
LITIGATION AND REGULATORY PROCEEDINGS.

         The FASB is currently reviewing the utility industry's accounting treatment of nuclear and certain other plant decommissioning costs. The FASB has preliminarily concluded that decommissioning costs should be accounted for at the present value as a liability, with a corresponding asset in utility plant, rather than as a component of depreciation. An exposure draft regarding this matter was issued in February 1996.

         ELECTRIC REVENUES AND FUEL
         The U.S. Electric Operating Companies record revenues based upon cycle-billings. Electric service provided subsequent to billing dates through the end of each calendar month are accrued for estimated unbilled revenues in accordance with industry standards.

         CPL, SWEPCO and WTU recover retail fuel costs in Texas as a fixed component of base rates whereby over-recoveries of fuel are payable to customers and under-recoveries may be billed to customers after Texas Commission approval. The cost of fuel is charged to expense as consumed. PSO recovers fuel costs in

Oklahoma and SWEPCO recovers fuel costs in Arkansas and Louisiana through automatic fuel recovery mechanisms. The application of these mechanisms varies by jurisdiction. See NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS, for further information about fuel recovery.

         CPL, PSO and WTU recover fuel costs applicable to wholesale customers, which are regulated by the FERC, through an automatic fuel adjustment clause. SWEPCO recovers fuel costs applicable to wholesale customers through formula rates.

         CPL amortizes direct nuclear fuel costs to fuel expense on the basis of a ratio of the estimated energy used in the core to the energy expected to be derived from such fuel assembly over its life in the core. In addition to fuel amortization, CPL also records nuclear fuel expense as a result of other items, including spent fuel disposal fees assessed on the basis of net KWHs sold from STP and DOE special assessment fees for decontamination and decommissioning of the enrichment facilities on the basis of prior usage of enrichment services.

         ACCOUNTS RECEIVABLE
         CSW Credit, as a wholly owned subsidiary of CSW, purchases, without recourse, the billed and unbilled accounts receivable of the U.S. Electric Operating Companies, certain non-affiliated companies and, prior to its sale in June 1996, Transok.

         REGULATORY ASSETS AND LIABILITIES
         For their regulated activities, the U.S. Electric Operating Companies follow SFAS No. 71, which defines the criteria for establishing regulatory assets and regulatory liabilities. Regulatory assets represent probable future revenue to the company associated with certain costs which will be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future refunds to customers. The regulatory assets are currently being recovered in rates and the unrecovered asset balances are included in the table below.

                                                     1996             1995
                                                   ------------------------
                                                           (millions)

     Deferred plant costs                            $509              $514
     Mirror CWIP asset                                299               312
     Income tax related regulatory assets, net        236               253
     Deferred restructuring and rate case costs        46                46
     Deferred storm costs                               2                 4
     Demand side management costs                      15                14
     OPEBs                                              3                 7
     Other                                             11                10
                                                   ------------------------
                                                   $1,121            $1,160

         In accordance with orders of the Texas Commission, CPL and WTU deferred carrying costs, as well as operating costs, depreciation and tax costs incurred for STP and Oklaunion, respectively. These deferrals were for the period beginning on the date when the plants began commercial operation until the date the plants were included in rate base. CPL is amortizing and recovering these deferred costs through rates over the life of the plant. WTU is amortizing and recovering such costs over seven years. In accordance with Texas Commission orders, CPL previously recorded a Mirror CWIP asset, which is being amortized over the life of STP. For further information regarding the deferred plant costs at CPL and WTU, reference is made to NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

         SEEBOARD ACQUISITION
         The acquisition of SEEBOARD was accounted for as a purchase combination. An allocation of the purchase price has been performed and is reflected in the consolidated financial statements. This included an allocation of approximately $1.0 billion to goodwill at December 31, 1995. The goodwill is being amortized on a straight-line basis over 40 years. The unamortized balance of the SEEBOARD goodwill at December 31, 1996 was $1.5 billion including goodwill not recorded at December 31, 1995 prior to completion of the SEEBOARD purchase in April 1996. CSW evaluates whether circumstances have occurred that indicate the remaining useful life of goodwill may warrant revision or that the remaining balance of goodwill may not be recoverable.

         NATIONAL GRID ASSETS
         Pursuant to a December 11, 1995 distribution by SEEBOARD, CSW (UK), as a shareholder of SEEBOARD, received approximately 32.5 million shares of National Grid common stock. On February 2, 1996, all of the shares of National Grid that CSW (UK) plc held were sold for approximately $99 million.

         FOREIGN CURRENCY TRANSLATION
         The financial statements of the CSW Investments Group, which are included in CSW's consolidated financial statements, have been translated from British pounds to U.S. dollars in accordance with SFAS No. 52. All balance sheet accounts are translated at the exchange rate at the end of the period and all income statement items are translated at the average exchange rate for the applicable period. At December 31, 1996 the current exchange rate was approximately (pound)1.00=$1.71, and the average exchange rate for the twelve month period ended December 31, 1996 was approximately (pound)1.00=$1.56. All resulting translation adjustments are recorded directly to Foreign currency translation and other on CSW's consolidated balance sheets. Cash flow statement items are translated at a combination of average, historical and current exchange rates. The non-cash impact of the changes in exchange rates on cash and cash equivalents, resulting from the translation of items at the different exchange rates, is shown on CSW's Consolidated Statements of Cash Flows in Effect of exchange rate changes on cash and cash equivalents.

         STATEMENTS OF CASH FLOWS
         Cash equivalents are considered to be highly liquid debt instruments purchased with a maturity of three months or less. Accordingly, temporary cash investments are considered cash equivalents.

         RECLASSIFICATION
         Certain financial statement items for prior years have been reclassified to conform to the 1996 presentation. See NOTE 14. TRANSOK DISCONTINUED OPERATIONS for information related to the classification of Transok activities.


2.      LITIGATION AND REGULATORY PROCEEDINGS

         TERMINATION OF EL PASO MERGER
         In May 1993, CSW entered into a Merger Agreement pursuant to which El Paso would have emerged from bankruptcy as a wholly owned subsidiary of CSW. On June 9, 1995, following CSW's notification that it was terminating the Merger Agreement, El Paso filed a suit against CSW seeking a $25 million termination fee from CSW, additional unspecified damages, punitive damages, interest as permitted by law and certain other costs. On June 15, 1995, CSW filed suit against El Paso seeking a $25 million termination fee from El Paso due to El Paso's breach of the Merger Agreement, at least $3.6 million in rate case expenses incurred by CSW on behalf of El Paso related to state regulatory merger proceedings and a declaratory judgment that CSW properly terminated the Merger Agreement. On June 14, 1996, CSW filed an amended complaint seeking a first priority administrative expense claim of $50 million from El Paso based upon El Paso's breach of the Merger Agreement.

         The United States Bankruptcy Court for the Western District of Texas, Austin Division, consolidated the El Paso suit and the CSW suit into one adversary proceeding. CSW is the named plaintiff in the consolidated adversary proceeding. A two week non-jury trial of the case was completed on January 30, 1997, and a decision is expected in the case in the first quarter of 1997.

         Although CSW believes that it has substantial defenses to El Paso's claims and intends to defend against El Paso's claims and pursue CSW's claims vigorously, CSW cannot presently predict the outcome of the lawsuit. However, if the lawsuit is decided adversely to CSW, it could have a material adverse effect on CSW's consolidated results of operations and financial condition.

         CPL RATE REVIEW
         On November 6, 1995, CPL filed with the Texas Commission a request to increase its retail base rates by $71 million and reduce its annual retail fuel factors by $17 million. The net effect of these proposals would result in an increase of $54 million, or 4.6%, in total annual retail revenues based on a test year ended June 30, 1995. CPL's filing also sought to reconcile $229 million of fuel costs incurred during the period July 1, 1994 through June 30, 1995. CPL's previous request to reconcile fuel costs from March 1, 1990 to June 30, 1994 in Docket No. 13650 was consolidated with the current rate review. If the requested increase and other adjustments in rate structure are approved, CPL will commit not to increase its base rates prior to January 1, 2001, subject to certain force majeure events.

         On April 30, 1996, CPL implemented new fuel factors that will lower fuel costs to its retail customers by $25 million annually. The lower fuel factors result primarily from the projected decline in CPL's fuel costs during the twelve-month period following the implementation of the new factors. On May 9, 1996, CPL placed a $70 million base rate increase into effect under bond. The bonded rates are subject to refund based on the final order of the Texas Commission. When combined with the fuel factor reduction, the net result is an increase in annual retail revenues of $45 million, or 3.8%.

         On May 10, 1996, CPL and other parties to the fuel reconciliation phase of the current rate review filed the CPL 1996 Fuel Agreement with the Texas Commission that reconciles CPL's fuel costs through June 1995. A final order implementing the settlement was issued on June 28, 1996, approving a one-time fuel refund of $23 million that was refunded to customers in July 1996. As a condition of the settlement, CPL agreed not to seek recovery of $6 million of fuel and fuel-related costs incurred during the reconciliation period. The additional amount of the refund resulted from an over-recovery of fuel costs during the reconciliation period and did not have a material impact on CPL's results of operations or financial condition.

         In a preliminary order issued December 21, 1995, the Texas Commission expanded the scope of the rate review to address certain competitive issues facing the electric utility industry. CPL made a supplemental filing on April 1, 1996, addressing a recommended model for restructuring the electric industry within ERCOT. In addition, the supplemental filing included: (i) estimates of CPL's potential stranded costs based upon various possible structures of the electric industry and under several energy price scenarios; and (ii) a recommendation that the potential stranded costs not be quantified in rates until any changes in the electricity market and structure of utilities in Texas are known. In this supplemental filing, CPL estimated its potential stranded costs could range from approximately zero to approximately $3.7 billion in a worst-case scenario. The range is dependent upon a number of presently unknown factors, including the extent to which CPL is compensated for its reasonable costs and the extent and timing of any implementation of retail competition.

         CPL has filed rebuttal testimony that challenges positions taken by the Texas Commission staff and other parties intervening in this case. CPL's testimony challenges the Texas Commission staff's proposals as unreasonable and contrary to current law and regulatory policy. While the Texas Commission staff reported the use of a "point estimate" of $850 million for potentially stranded costs, their testimony actually describes their range of potential stranded costs as very uncertain and having a range from $200 million to $2 billion. The Texas Commission staff subsequently revised its "point estimate" to $1.069 billion and its range from $223 million to $2.9 billion. In addition, the Texas Commission staff recommended: (i) a nuclear performance standard that would penalize CPL unless it operates its nuclear units better than 75 percent of the U.S. nuclear industry; (ii) a fuel-recovery mechanism that is based on prices in an undeveloped energy market; and (iii) a one-sided cap on CPL's earnings that effectively prevents CPL from realizing its authorized level of earnings.

         A proposal for decision was issued on January 21, 1997 by the ALJs hearing the case. The proposal for decision recommends an increase in annual revenues of $7.2 million, the net result of a recommended base rate reduction of $5.2 million plus increased revenues collected through two surcharges. The $7.2 million revenue rate change is made up of the following components: (i) a $10.3 million reduction in KWH-related revenues; (ii) an increase of $5.1 million in miscellaneous revenues (customer connect charges, insufficient check charges and other fees); (iii) a $4.3 million annual surcharge applied over three years to recover rate case expenses; and (iv) annual recovery of $8.1 million for demand-side management expenditures through a separate surcharge.

         A factor contributing significantly to the difference between the $71 million retail base rate increase originally requested by CPL and the ALJs' proposal is the recommended reduction in CPL's return on equity from 12.25% to 10.9% resulting in a reduction of $31 million in CPL's requested base rate increase.

         The ALJs' decision also recommends no change in the method used by CPL to recover the capitalized costs associated with CPL's 25.2% ownership interest in STP. The ALJs have recommended that the Texas Commission reject CPL's request to change the method of recovering STP deferred accounting costs from a mortgage amortization methodology to a straight-line amortization methodology. Rejection of this request would reduce CPL's request for rate relief by $14 million. The ALJs also recommended that CPL's current depreciation rates be decreased by $8.8 million a year and that the Texas Commission deny CPL's request for a $3.6 million increase for its catastrophe reserve.

         The proposal for decision also addressed the competitive issues raised in the Texas Commission's preliminary order. The ALJs determined that, under current law, the Texas Commission does not have authority to implement the nuclear performance standard, fuel-recovery mechanism, or earnings cap proposed by the Texas Commission staff. However, the ALJs determined that with legislative authorization, it could be appropriate to implement a nuclear performance standard and alternative fuel-recovery mechanism for CPL. The ALJs also determined that under various structures of a future competitive electric utility industry, CPL could have potentially stranded costs from $30 million to $1.718 billion. The ALJs stated that CPL's potentially stranded costs will depend on the structure of the industry in the future and that recovery of these costs might not be required by law under certain industry structures.

         A final order from the Texas Commission is expected in March 1997. CPL's management cannot predict the ultimate outcome of CPL's rate case. If CPL ultimately is unsuccessful in obtaining adequate rate relief, CPL and CSW could experience a material adverse effect on their results of operations and financial condition.

         CPL 1995 AGREEMENT
         On April 5, 1995, CPL reached an agreement in principle with other parties to pending regulatory proceedings involving base rate, fuel and prudence issues relating to an outage experienced at STP during 1993 and 1994. On May 16, 1995, CPL filed the CPL 1995 Agreement with the Texas Commission. Pursuant to the CPL 1995 Agreement, base rate refunds, fuel refunds and the reduction of CPL's fuel factors were implemented during the summer of 1995. Under the CPL 1995 Agreement, CPL provided customers a one-time base rate refund of $50 million. In addition, CPL refunded approximately $30 million in over-recovered fuel costs through April 1995. Furthermore, CPL did not charge customers for $62.25 million in replacement power costs and related interest primarily associated with the 1993-1994 STP outage. The CPL 1995 Agreement did not result in any ongoing change in base rate levels and provided that there would be no new rate review requests filed prior to September 28, 1995. CPL also reduced its fuel factors, effective in July 1995, by approximately $55 million on an annual basis due to projections of lower fuel costs. Hearings on the CPL 1995 Agreement were held on July 19, 1995, and the final written Texas Commission order approving the CPL 1995 Agreement was received on October 4, 1995. Details of the items in the CPL 1995 Agreement and the total 1995 earnings impact for CPL, including certain accounting provisions, are set forth in the following table.

                                                   Pre-tax  After-tax
                                                   -------  ---------
                                                       (millions)

          Base rate refund                         $(50.0)   $(32.5)
          Fuel disallowance                         (62.3)    (40.5)
          Wholesale fuel refund                      (3.2)     (2.1)
          Current flowback of excess deferred
              federal income taxes                   34.3      34.3
          Capitalization of previously expensed
              restructuring and rate case costs      27.6      17.9
          Recognition of factoring income            16.1      10.5
          Amortization, interest and other           (6.6)     (4.4)

         CPL DEFERRED ACCOUNTING
         By orders issued in 1989 and 1990, the Texas Commission authorized CPL to defer certain STP Unit 1 and Unit 2 costs incurred between the commercial operation dates of those units and the effective date of rates reflecting the operation of those units. Upon appeal of the 1989 CPL order, and a related order involving another utility, the Supreme Court in 1994 sustained deferred accounting as an appropriate mechanism for the Texas Commission to use in preserving the financial integrity of CPL, but remanded CPL's case to the Court of Appeals to consider certain substantial evidence points of error not previously decided by the Court of Appeals. On August 16, 1995, the Court of Appeals rendered its opinion in the remand proceeding and affirmed the Texas Commission's order in all respects.

         By orders issued in October 1990 and December 1990, the Texas Commission quantified the STP Unit 1 and Unit 2 deferred accounting costs and authorized the inclusion of the amortization of the costs and associated return in CPL's retail rates. These Texas Commission orders were appealed to the Travis County District Court where the appeals are still pending. Language in the Supreme Court's opinion in the appeal of the deferred accounting authorization case suggests that the appropriateness of including deferred accounting costs in rates charged to customers is dependent on a finding in the first case in which the deferred STP costs are recovered through rates that the deferral was actually necessary to preserve the utility's financial integrity. If in the appeals of the October 1990 and December 1990 rate orders, the courts decide that subsequent review under the financial integrity standard is required and was not made in those orders, such rate orders would be remanded to the Texas Commission for the purpose of entering findings applying the financial integrity standard. Pending the ultimate resolution of CPL's deferred accounting issues, CPL is unable to predict how its deferred accounting orders will ultimately be resolved by the Texas Commission.

         If CPL's deferred accounting matters are not favorably resolved, CSW and CPL could experience a material adverse effect on their respective results of operations and financial condition. While CPL's management is unable to predict the ultimate outcome of these matters, management believes either that CPL will receive approval of its deferred accounting amounts or that CPL will be successful in renegotiation of its rate orders, so that there will be no material adverse effect on CSW's or CPL's results of operation or financial condition.

         CPL FUEL SURCHARGE
         On January 3, 1997, CPL filed with the Texas Commission an Application for Authority to Implement an increase in fuel factors of $34.4 million, or 15.4% on an annual basis. Additionally, CPL proposed to implement a surcharge of $24.3 million, including accumulated interest, over a 12 month period. CPL requested to implement the revised fuel factors by February 28, 1997, and to commence the surcharge by April 30, 1997. On January 24, 1997, CPL filed revised schedules reflecting a revised surcharge of $23.4 million, including accumulated interest. On February 10, 1997, CPL filed a Stipulation with the Texas

Commission which would surcharge customers $23.4 million, including interest over a period not to exceed twelve months and coordinate the surcharge with any refund obligation in Docket No. 14965. Additionally, the proposed fuel factors would be implemented in March 1997 resulting in an increase in fuel revenue of approximately $29.4 million , or 13.2% on an annual basis. An order granting interim approval of the stipulated fuel factors was issued February 20, 1997, allowing a March 1997 implementation of the fuel factors.

         CPL CIVIL PENALTIES
         In October 1995, the NRC notified HLP of a Notice of Violation and proposed penalties totaling $160,000 related to events that occurred at STP in May 1992. The Notice of Violation and penalties reflect the NRC's belief that certain STP employees were terminated as a result of raising safety concerns with the NRC. HLP paid the penalties in 1996.

         In September 1996, the NRC notified HLP of a Notice of Violation and proposed penalties totaling $200,000 related to events that occurred at STP in 1991 and 1994. The Notice of Violation and penalties reflect the NRC's belief that certain contractor employees working at STP were discriminated against by their employers as a result of raising safety concerns with the NRC. HLP paid the penalties in 1996.

         CPL's share of these penalty payments is 25.2% reflecting its ownership interest in STP.

         CPL NUCLEAR INSURANCE CLAIMS
         In 1994, CPL filed a claim under its NEIL I policy relating to the 1993-1994 outage at STP Units 1 and 2. NEIL formally denied CPL's claim on November 21, 1995. On April 9, 1996, CPL filed an action in state district court in Corpus Christi, Texas, against NEIL and Johnson & Higgins of Texas, Inc., the former insurance broker for STP, seeking recovery under the policy and other relief. NEIL responded by filing a suit against CPL on April 16, 1996, in the United States District Court for the Southern District of New York seeking a declaratory judgment to enforce an arbitration provision contained in the policy. On May 24, 1996, the New York court ordered the dispute, including the issue of whether the arbitration provision is enforceable, to arbitration and stayed the Texas proceeding. NEIL also canceled CPL's current NEIL I policy effective July 31, 1996. NEIL also filed a claim in arbitration seeking a determination that NEIL properly terminated CPL's coverage and that CPL has caused NEIL damages by opposing NEIL's attempt to compel arbitration and seeking recovery of NEIL's attorneys' fees. On June 21, 1996, CPL filed a notice of appeal of the New York court's order in the United States Court of Appeals for the Second Circuit. Subsequently, CPL and NEIL agreed to dismiss all litigation between them concerning CPL's claim for NEIL coverage. CPL and NEIL also agreed to submit their disputes over coverage to a non-binding, neutral evaluation process, although both CPL and NEIL have reserved the right to take their dispute to binding arbitration. CPL and NEIL also agreed that CPL's NEIL I policy would be reinstated. Evidentiary hearings were held by the neutral evaluator in February 1997. A final oral argument is scheduled to be held before the neutral evaluator on April 4, 1997. CPL intends to assert its rights to recovery under the NEIL I policy vigorously, but cannot predict the ultimate outcome of this matter. CPL's management believes that the resolution of this matter will not have a material adverse effect on CSW's or CPL's results of operations or financial condition.

         CPL INDUSTRIAL ROAD AND INDUSTRIAL METALS SITE
         Three suits naming CPL and others as defendants relating to a third-party owned and operated site in Corpus Christi, Texas formerly used for commercial reclamation of used electrical transformers, lead acid batteries and other scrap metals, are currently pending in federal and state court in Corpus Christi, Texas. Plaintiffs' complaints seek damages for alleged property damage and health impairment as a result of operations on the site and cleanup activities. Management cannot predict the outcome of these suits. However, management believes that CPL has defenses to the plaintiffs' complaints and intends to defend the suits vigorously. Management also believes that the ultimate resolution of these matters will not have a material adverse effect on CSW's or CPL's results of operations or financial condition.

         PSO RATE REVIEW
         On July 19, 1996, the Oklahoma Commission staff filed an application seeking a review of PSO's earnings and rate structure. The review is being initiated to investigate the potential impact on PSO's rates from both the sale of Transok and PSO's restructuring efforts as well as PSO's improved financial results. Although rate reviews do not have specific time limitations, a schedule has been established for PSO's response. In accordance with the established schedule, PSO filed a package of financial information with the Oklahoma Commission staff on November 1, 1996, and cost of service and rate design testimony on January 10, 1997. A final order from the Oklahoma Commission is expected in the fall of 1997. PSO's management cannot predict the ultimate outcome of PSO's rate case, although management believes that the ultimate resolution will not have a material adverse effect on PSO's or CSW's consolidated results of operations or financial condition. However, if PSO ultimately is unsuccessful in reaffirming adequate rates, PSO and CSW could experience a material adverse effect on their consolidated results of operations and financial condition.

         On January 14, 1997, the Oklahoma Commission approved a joint settlement which provides that all bills rendered beginning with PSO's June 1997 billing cycle shall be considered interim rates subject to refund in the event that the permanent final order grants less than the current revenue produced by the existing rates.

         PSO GAS TRANSPORTATION AND FUEL MANAGEMENT FEES
         An order issued by the Oklahoma Commission in 1991 required that the level of gas transportation and fuel management fees, paid to Transok by PSO, permitted for recovery through the fuel adjustment clause be reviewed in PSO's 1993 rate proceeding. This portion of the 1993 rate review was subsequently bifurcated. In March 1995, an order was issued by the Oklahoma Commission approving an agreement which allows PSO to recover approximately $28.4 million of transportation and fuel management fees in base rates using 1991 determinants and approximately $1 million through the fuel adjustment clause. The agreement also requires the phase-in of competitive bidding of natural gas transportation requirements in excess of 165 Mmcf/d beginning in 1998.

         PSO GAS PURCHASE CONTRACTS
         PSO has been named defendant in complaints filed in federal and state courts of Oklahoma and Texas in 1984 through 1996 by gas suppliers alleging claims arising out of certain gas purchase contracts. The plaintiffs seek relief through the filing dates as well as attorneys' fees. To date, complaints representing approximately $11 million in claims were settled. Remaining complaints currently total approximately $100,000 in claimed actual damages. The settlements did not have a material effect on PSO's consolidated results of operations or financial condition.

         PSO BURLINGTON NORTHERN TRANSPORTATION CONTRACT
         In June 1992, PSO filed suit in the United States District Court for the Northern District of Oklahoma against Burlington Northern seeking declaratory relief under a long-term contract for the transportation of coal. In July 1992, Burlington Northern asserted counterclaims for unspecified damages against PSO alleging that PSO breached the contract. In December 1993, PSO amended its suit against Burlington Northern seeking damages and declaratory relief under federal and state antitrust laws. In December 1995, PSO and Burlington Northern reached a compromise settlement of all outstanding claims and counterclaims, and the action was dismissed with prejudice. The settlement did not have a material adverse effect on PSO's consolidated results of operations or financial condition.

         PSO BURLINGTON NORTHERN ARBITRATION
         In May 1994, in an arbitration related to the Burlington Northern coal transportation contract described above, an arbitration panel made an award in favor of PSO concerning basic transportation rates under the coal transportation contract and concerning the contract mechanism for adjustment for future transportation rates. This arbitration award was then the subject of litigation in the United States District Courts for the Northern Districts of Oklahoma and Texas and the United States Court of Appeals for the Tenth Circuit. In December

1994, the United States District Court for the Northern District of Oklahoma entered judgment for PSO confirming the arbitration award and granting PSO a $16.4 million money judgment. In December 1995, this litigation was settled as part of the compromise settlement of the related transportation contract litigation described above. Under the settlement, that portion of the district court's judgment granting PSO a $16.4 million money judgment was released and satisfied of record, and that portion of the judgment confirming the arbitration award as to basic transportation rates for the balance of the contract term and the mechanism for adjustment of future transportation rates became final and is in full force and effect.

         PSO PCB CASES
         PSO has been named a defendant in petitions filed in state court in Oklahoma in February and August, 1996. The petitions allege that the plaintiffs suffered personal injury and fear future injury as a result of contamination by PCBs from a transformer malfunction that occurred in April, 1982 at the Page Belcher Federal Building in Tulsa. Each of the plaintiffs seeks actual and punitive damages in excess of $10,000. As previously reported, other claims arising from this incident have been settled and the suits dismissed. Management believes that PSO has defenses to the remaining complaints and intends to defend the suits vigorously. Moreover, management believes that the remaining claims are covered by insurance. Management also believes that the ultimate resolution of the remaining lawsuits will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

         PSO ASH CREEK COAL MINE RECLAMATION
         In August 1994, PSO received approval from the Wyoming Department of Environmental Quality to begin reclamation of a coal mine in Sheridan, Wyoming, owned by Ash Creek, a wholly owned subsidiary of PSO. Ash Creek recorded a $3 million liability in 1993 for the estimated reclamation costs and subsequently accrued an additional $500,000 in 1995. Actual reclamation work was completed in August, 1996, at a total cost of $3.6 million. Surveillance monitoring will continue for ten years after final reclamation. Management believes that ultimate resolution of this matter will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

         PSO SAND SPRINGS/GRANDFIELD, OKLAHOMA SITES
         In 1989, PSO investigated a Sand Springs, Oklahoma PCB storage facility and found potential PCB contamination. A clean-up plan of the facility was approved by the EPA and clean-up of the facility began in November 1994. In October 1996, EPA filed a complaint against PSO alleging PSO failed to comply with provisions of the Toxic Substances Control Act. The complaint has three counts, two of which pertain to the Sand Springs facility and the third dealing with a substation in Grandfield, Oklahoma. The EPA alleges improper disposal of PCBs at the Sand Springs site due to the length of time between discovery of the contamination and the actual clean-up at the site. The complaint at the Grandfield site alleges failure to date PCB articles at the site. The total proposed penalty for the three counts is $479,500 which has been accrued by PSO. PSO has filed a response to the complaint and is currently awaiting an answer from the EPA. Management cannot predict the outcome of this matter. However, management believes that PSO has defenses to the EPA's claims and intends to defend the matter vigorously. Management also believes that the ultimate resolution of this matter will not have a material adverse effect on CSW's or PSO's consolidated results of operations or financial condition.

         SWEPCO FUEL FACTOR PROCEEDING
         On October 31, 1996, SWEPCO filed with the Texas Commission an Application for Authority to Implement an Interim Surcharge of Fuel Cost Under-Recoveries. SWEPCO proposed to surcharge its customers approximately $10.2 million which included additional interest through the end of the surcharge period.

         On December 20, 1996, SWEPCO filed a motion for authorization to withdraw its above referenced application and to carry over the under-recovered balance to the fuel reconciliation proceeding SWEPCO is required to initiate by June 30, 1997. On December 30, 1996, the Texas Commission issued an order approving SWEPCO's motion for withdrawal. On December 31, 1996, SWEPCO had a Texas jurisdictional under-recovered fuel balance of approximately $10.5 million, including accumulated interest.

         SWEPCO BURLINGTON NORTHERN TRANSPORTATION CONTRACT
         On January 20, 1995, a state district court in Bowie County, Texas, entered judgment in favor of SWEPCO against Burlington Northern in a lawsuit regarding rates charged under two rail transportation contracts for delivery of coal to SWEPCO's Welsh and Flint Creek power plants. The court awarded SWEPCO approximately $72 million covering damages for the period from April 27, 1989 through September 26, 1994, post-judgment interest and attorneys' fees and granted certain declaratory relief requested by SWEPCO. Burlington Northern appealed the state district court's judgment to the Texarkana, Texas Court of Appeals, and on April 30, 1996, that court reversed the judgment of the state district court. On October 14, 1996, SWEPCO filed an application with the Supreme Court to grant a writ of error to review and reverse the judgment of the Texarkana, Texas Court of Appeals. This application is now pending.

         WTU FUEL SURCHARGE
         On February 24, 1997, WTU filed with the Texas Commission an Application for Authority to Implement an increase in fuel factors of $4.2 million, or 4.2% on an annual basis. Additionally, WTU proposed to implement a surcharge of $13.3 million, including accumulated interest, over a twelve month period. WTU requested to implement the revised fuel factors in conjunction with the May 1997 billings, and to commence the surcharge in conjunction with the June 1997 billings. An order in this proceeding is anticipated in early May 1997.

         WTU 1995 STIPULATION AND AGREEMENT
         WTU has been the subject of several pending regulatory matters, including the following: (i) a retail rate proceeding and fuel reconciliation before the Texas Commission in Docket No. 13369; (ii) Writ of Error to the Supreme Court - review of WTU's 1987 Texas rate case in Docket No. 7510; and
(iii) the Texas Commission's proceeding on remand in Docket No. 13949 regarding deferred accounting treatment for Oklaunion Power Station Unit No. 1 originally authorized in the Texas Commission's Docket No. 7289.

         On September 22, 1995, WTU, along with other major parties to the above described matters, filed with the Texas Commission a joint stipulation and agreement to resolve all of these matters. The WTU 1995 Stipulation and Agreement is a unified package that included: (i) a retail base rate reduction of approximately $13.5 million annually starting with WTU's October 1995 revenue month billing cycle; (ii) a $21 million retail refund which was not attributed to any specific cause but was inclusive of all claims related to the three above described litigation and regulatory matters and included the effect of the rate reduction to October 1, 1994; (iii) a reduction of fixed fuel factors by approximately 2%; (iv) various rate and accounting treatments including a reasonable return on equity for retail operations of 11.375%; and (v) a retail base rate freeze until October 1, 1998, subject to certain force majeure provisions.

         On November 9, 1995, the Texas Commission rendered a final order that implemented the joint stipulation and agreement, ending the rate proceeding and fuel reconciliation in Docket No. 13369 and the remand, designated Docket No. 13949, to the Texas Commission by the Supreme Court for the deferred accounting treatment of Oklaunion Power Station Unit No. 1 originally authorized by the Texas Commission in Docket No. 7289. The final order also set into motion the actions required to seek a remand of the appeal of Docket No. 7510 to the Texas Commission to implement a final order consistent with the WTU 1995 Stipulation and Agreement. On December 8, 1995, all parties to the appeals filed a joint motion with the Supreme Court and, on December 22, 1995, the Supreme Court approved the joint motion to withdraw and dismissed the case. The Court of Appeals issued a mandate on April 15, 1996, directed to the Travis County District Court, that permitted the case to be remanded back to the Texas Commission. On May 23, 1996, the Texas Commission assigned it a new proceeding for docketing purposes, Docket No. 15988. A prehearing on Docket No. 15988 was held on June 24, 1996 where parties to Docket No. 15988 discussed with the ALJ a joint motion filed with the ALJ by the parties on June 21, 1996 that proposed to adopt a finding to implement the last outstanding element related to the WTU 1995 Stipulation and Agreement in Docket No. 13369, WTU's settled rate case. On October 4, 1996, the ALJ issued a proposed order that is fully consistent with the terms of the WTU 1995 Stipulation and Agreement. The Texas Commission entered a final order in Docket No. 15988 approving this agreement on October 28, 1996.

         The WTU 1995 Stipulation and Agreement is expected to impact WTU's results of operations for the next several years. Details of the items with significant earnings impact for 1995, including certain accounting treatments, are set forth in the following table.

                                                     Pre-tax   After-tax
                                                     -------   ---------
                                                         (millions)

Refund to retail customers                            $(21.0)  $(13.7)
Effect of retail rate reduction                         (2.4)    (1.6)
Current flowback of property related excess
    deferred federal income taxes                        6.9      6.9
Five year flowback of non-property related
    excess deferred federal income taxes                 0.1      0.1
Capitalization and amortization of previously
    expensed restructuring costs                        12.7      8.2
Other amortization                                      (0.2)    (0.1)
Other one-time items                                     1.0      0.7

         The WTU 1995 Stipulation and Agreement also eliminated several significant risks that have been the subject of regulatory proceedings relating to deferred accounting and rates and will enable WTU's rates to remain at competitive levels for the foreseeable future.

         OTHER
         The registrants are party to various other legal claims, actions and complaints arising in the normal course of business. Management does not expect disposition of these matters to have a material adverse effect on the registrants' results of operations or financial condition.


3.  COMMITMENTS AND CONTINGENT LIABILITIES

         CONSTRUCTION AND CAPITAL EXPENDITURES

         It is estimated that CSW, including the U.S. Electric Operating Companies, SEEBOARD and other diversified operations, will spend approximately $539 million in capital expenditures (but excluding capital that may be required for acquisitions) during 1997. Substantial commitments have been made in connection with these programs.

         FUEL COMMITMENTS

         To supply a portion of their fuel requirements, the U.S. Electric Operating Companies have entered into various commitments for the procurement of fuel.

         SWEPCO HENRY W. PIRKEY POWER PLANT
         In connection with the South Hallsville lignite mining contract for its Henry W. Pirkey Power Plant, SWEPCO has agreed, under certain conditions, to assume the obligations of the mining contractor. As of December 31, 1996, the maximum amount SWEPCO would have to assume was $63.9 million. The maximum amount may vary as the mining contractor's need for funds fluctuates. The contractor's actual obligation outstanding at December 31, 1996 was $57.7 million.

         SWEPCO SOUTH HALLSVILLE LIGNITE MINE
         As part of the process to receive a renewal of a Texas Railroad Commission permit for lignite mining at the South Hallsville lignite mine, SWEPCO has agreed to provide bond guarantees on mine reclamation in the amount of $70 million. Since SWEPCO uses self-bonding, the guarantee provides for SWEPCO to commit to use its resources to complete the reclamation in the event the work is not completed by the third party miner. The current cost to reclaim the mine is estimated to be approximately $36 million.

         OTHER COMMITMENTS AND CONTINGENCIES

         CPL NUCLEAR INSURANCE
         In connection with the licensing and operation of STP, the owners have purchased nuclear property and liability insurance coverage as required by law, and have executed indemnification agreements with the NRC in accordance with the financial protection requirements of the Price-Anderson Act.

         The Price-Anderson Act, a comprehensive statutory arrangement providing limitations on nuclear liability and governmental indemnities, is in effect until August 1, 2002. The limit of liability under the Price-Anderson Act for licensees of nuclear power plants is $8.92 billion per incident, effective as of December 1996. The owners of STP are insured for their share of this liability through a combination of private insurance amounting to $200 million and a mandatory industry-wide program for self-insurance totaling $8.72 billion. The maximum amount that each licensee may be assessed under the industry-wide program of self-insurance following a nuclear incident at an insured facility is $75.5 million per reactor, which may be adjusted for inflation, plus a five percent charge for legal expenses, but not more than $10 million per reactor for each nuclear incident in any one year. CPL and each of the other STP owners are subject to such assessments, which CPL and other owners have agreed will be allocated on the basis of their respective ownership interests in STP. For purposes of these assessments, STP has two licensed reactors.

         The owners of STP currently maintain on-site decontamination liability and property damage insurance in the amount of $2.75 billion provided by ANI and NEIL. Policies of insurance issued by ANI and NEIL stipulate that policy proceeds must be used first to pay decontamination and cleanup costs before being used to cover direct losses to property. Under project agreements, CPL and the other owners of STP will share the total cost of decontamination liability and property insurance for STP, including premiums and assessments, on a pro rata basis, according to each owner's respective ownership interest in STP.

         CPL purchased, for its own account, a NEIL I Business Interruption and/or Extra Expense policy. This insurance will reimburse CPL for extra expenses incurred for replacement generation or purchased power as the result of a covered accident that shuts down production at one or both of the STP Units for more than 21 consecutive weeks. In the event of an outage of STP Units 1 and 2 and the outage is the result of the same accident, such insurance will reimburse CPL up to 80% of the single unit recovery. The maximum amount recoverable for a single unit outage is $118.6 million for both Unit 1 and 2. CPL is subject to an additional assessment up to $1.9 million for the current policy year in the event that insured losses at a nuclear facility covered under the NEIL I policy exceeds the accumulated funds available under the policy. CPL renewed its current NEIL I Business Interruption and/or Extra Expense policy September 15, 1996.

         For further information relating to litigation associated with CPL nuclear insurance claims, reference is made to NOTE 2. LITIGATION AND REGULATORY PROCEEDINGS.

         SWEPCO CAJUN ASSET PURCHASE PROPOSAL
         Cajun filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code on December 21, 1994 and is currently operating under the supervision of the United States Bankruptcy Court for the Middle District of Louisiana.

         On October 26, 1996, SWEPCO, together with Entergy Gulf States and the Members Committee, which currently represents 8 of the 12 Louisiana member distribution cooperatives that are served by Cajun, filed the Second Amended SWEPCO Plan in the bankruptcy court. Under the Second Amended SWEPCO Plan, a SWEPCO subsidiary or affiliate would acquire all of the non-nuclear assets of Cajun, comprised of the Big Cajun I gas-fired plant, the Big Cajun II coal-fired plant, and related non-nuclear assets, for approximately $780 million in cash, up to an additional $20 million to pay certain other bankruptcy claims and expenses and an additional $7 million to acquire claims of unsecured creditors. In addition, the Second Amended SWEPCO Plan provides for SWEPCO and the Cajun member cooperatives to enter into new 25-year power supply agreements which will provide the Cajun member cooperatives with two wholesale rate options while permitting the Cajun member cooperatives the flexibility to acquire power on the open market when their requirements exceed mutually agreed upon levels of generating capacity available from SWEPCO. In addition, the cooperatives could elect, once every five years, to move from one option to the other. The Second Amended SWEPCO Plan would settle all claims and litigation in the bankruptcy case, including potentially protracted litigation over power supply contract rights.

         The Second Amended SWEPCO Plan amends the Original SWEPCO Plan filed on April 19, 1996 (as amended by the First Amended SWEPCO Plan filed on September 30, 1996) by the Members Committee, SWEPCO and Entergy Gulf States in the bankruptcy court. Under the Original SWEPCO Plan, SWEPCO had proposed to acquire all of the non-nuclear assets of Cajun for approximately $405 million in cash. In addition, under the Original SWEPCO Plan, the Cajun member cooperatives would have made future payments with a net present value ranging from $497 million to $567 million to the RUS of the federal government, Cajun's largest creditor, by using a portion of the cooperatives' future income from their retail customers.

         Two competing plans of reorganization for the non-nuclear assets of Cajun have been filed with the bankruptcy court at about the same time as the filing of the First Amended SWEPCO Plan, one of which offers a higher cash bid price. Under one competing plan, Cajun's non-nuclear assets would be acquired by Louisiana Generating LLC, which would be owned by affiliates of SEI Holding, Inc., NRG Energy, Inc. and Zeigler Coal Holdings Company. Cajun's court appointed trustee in bankruptcy is supporting this plan as well as RUS, Cajun's largest creditor. In addition, Enron Capital & Trade Resources Corp. and the Official Committee of Unsecured Creditors have jointly filed a competing plan of reorganization.

         Confirmation hearings in Cajun's bankruptcy case have been postponed until March 10, 1997 because a bankruptcy court ruling on January 7, 1997 disqualified the law firm representing the Members Committee due to an irreconcilable conflict between the firm's representation of both the Members Committee and Southwest Louisiana Electric Membership Corporation. The bankruptcy court postponed the confirmation hearings to allow the Members Committee time to obtain new counsel. At a February 24, 1997 status conference, the bankruptcy court extended the resumption of full confirmation hearings until April 21, 1997.

         Consummation of the Second Amended SWEPCO Plan is conditioned upon confirmation by the bankruptcy court, and the receipt by SWEPCO and CSW of all requisite state and federal regulatory approvals in addition to the receipt of their corresponding board approvals. If the Second Amended SWEPCO Plan is confirmed, CSW and SWEPCO expect initially to finance the $807 million required to consummate the acquisition of Cajun's non-nuclear assets through a combination of external borrowings and internally generated funds.

         SWEPCO RENTAL AND LEASE COMMITMENTS
         SWEPCO has entered into various financing arrangements primarily with respect to coal transportation and related equipment, which are treated as operating leases for rate-making purposes. At December 31, 1996, leased assets of $46 million, less accumulated amortization of $36.9 million, were included in utility plant on the balance sheet and at December 31, 1995, leased assets were $46 million, less accumulated amortization of $33.7 million.

         SWEPCO BILOXI, MISSISSIPPI MGP SITE
         SWEPCO was notified by Mississippi Power in 1994 that it may be a PRP at a MGP site in Biloxi, Mississippi, formerly owned and operated by a predecessor of SWEPCO. Since then, SWEPCO has worked with Mississippi Power on both the investigation of the extent of contamination on the site as well as on the subsequent sampling of the site. The sampling results indicated contamination at the property as well as the possibility of contamination of an adjacent property. A risk assessment was submitted to the MDEQ, whose ensuing comments requested that a future residential exposure scenario be evaluated for comparison with commercial and industrial exposure scenarios. However, Mississippi Power and SWEPCO do not feel that cleanup to a residential scenario is appropriate since this site has been industrial/commercial for more that 100 years, and Mississippi Power plans to continue this type of usage. Mississippi Power and SWEPCO also presented a report to the MDEQ demonstrating that the ground water on the site was not potable, further demonstrating that cleanup to residential standards is not necessary.

         The MDEQ has not agreed to a non-residential future land use scenario as of this date and has requested further testing. Following the additional testing and resolution of whether cleanup is necessary to meet a residential usage scenario or if cleanup to a commercial/industrial scenario is appropriate, a feasibility study will be conducted to more definitively evaluate remedial strategies for the property. This will require public input prior to a final decision being made.

         A final range of cleanup costs has not been determined, but based on preliminary estimates, SWEPCO has incurred to date approximately $200,000 for its portion of the cleanup of this site and anticipates that an additional $2 million may be required. Accordingly, SWEPCO has accrued $2 million for the cleanup.

         CSW ENERGY LOANS AND COMMITMENTS
         The following table summarizes loans made by CSW Energy and commitments provided by CSW at December 31, 1996.
                                             Letters of
                                             Credit and
          PROJECT                            Guarantees         Loans
          -----------------------------------------------------------
                                                      (millions)

          Ft. Lupton                            $56.4            $--
          Mulberry                               15.7             --
          Orange Cogen                            1.7             --
          Phillips Sweeny (1)                   234.7           51.8
          Various developmental projects          7.6            5.5

          (1) CSW Energy has agreed to provide construction financing for the project which began in September 1996. The project costs (development, construction and financing costs) are estimated at $190 million.

         CSW INTERNATIONAL ENERTEK PROJECT
         In July 1996, CSW International announced a joint venture with Alpek, through a subsidiary, to build, own and operate a 109 MW, gas-fired cogeneration project at Alpek's Petrocel industrial complex in Altamira, Tamaulipas, Mexico. CSW International and Alpek each will have 50% ownership in the project, Enertek, which will cost approximately $75 million. CSW International has agreed to provide construction financing for the project of which $24 million had been funded at December 31, 1996. CSW International has entered into a limited guarantee agreement with the project's engineering, procurement and construction contractor that provides the contractor a guarantee of up to $5 million. The Enertek project is expected to commence commercial operations in the first quarter of 1998.

4.  INCOME TAXES

         CSW files a consolidated United States federal income tax return and participates in a tax sharing agreement with its subsidiaries. Income tax includes United States federal income taxes, applicable state income taxes and SEEBOARD's United Kingdom corporation taxes. Total income taxes differ from the amounts computed by applying the United States federal statutory income tax rate to income before taxes for a number of reasons which are presented in the INCOME TAX RATE RECONCILIATION table below. Information concerning income taxes, including total income tax expense, the reconciliation between the United States federal statutory tax rate and the effective tax rate and significant components of deferred income taxes follow.

       INCOME TAX EXPENSE                            1996      1995       1994
                                                     -------------------------
                                                            (millions)
       INCLUDED IN OPERATING EXPENSES AND TAXES
         Current (1)                                 $118      $105       $103
         Deferred (1)                                 120         1         90
         Deferred ITC (2)                             (14)      (14)       (14)
                                                     ----       ---        ---
                                                      224        92        179
       INCLUDED IN OTHER INCOME AND
       DEDUCTIONS
         Current                                       (1)        2        (13)
         Deferred                                     (39)       (4)        (5)
                                                     ----       ---        ---
                                                      (40)       (2)       (18)

       INCOME TAXES FOR DISCONTINUED
       OPERATIONS
         (includes $72 resulting from the gain         78        13         10
          on the sale in 1996)

                                                     ----       ---        ---
                                                     $262      $103       $171
                                                     ----       ---        ---

     (1) Approximately $49 million and $7 million of CSW's Current Income Tax Expense was attributable to CSW Investments Group's operations and was recognized as United Kingdom corporation tax expense for 1996 and 1995, respectively. In addition, approximately $19 million of CSW's 1996 Deferred Income Tax Expense was the result of CSW's foreign investment in SEEBOARD.
     (2) ITC deferred in prior years are included in income over the lives of the related properties.


INCOME TAX RATE
RECONCILIATION                             1996           1995        1994
                                        -------------------------------------
                                                     ($ in millions)
Income before taxes attributable to:
  Domestic operations                   $562          $506          $583
  Foreign operations                     146            13            --
                                        ----          ----           ---
Income before taxes                     $708          $519          $583

Tax at U.S. statutory rate              $248    35%   $182    35%   $204    35%
Differences
  Amortization of ITC                    (14)   (2)    (14)   (3)    (14)   (2)
  Mirror CWIP                              5     1     (11)   (2)    (20)   (4)
  Non-deductible goodwill amortization    13     2      --    --      --    --
  Tax credit on foreign operations
    dividend                             (18)   (3)     --    --      --    --
  CPL 1995 Agreement                     --     --     (34)   (7)     --    --
  WTU 1995 Stipulations and Agreement    --     --      (7)   (1)     --    --
  Prior period adjustments                10     1     (22)   (4)     (2)   --
  Other                                   18     3       9     2       3    --
                                         -------------------------------------
                                        $262    37%   $103    20%   $171    29%
                                         -------------------------------------

DEFERRED INCOME TAXES (1)                        1996            1995
                                            --------------  ---------------
                                                      (millions)
Deferred Income Tax Liabilities
    Depreciable utility plant                   $1,867           $1,863
    Deferred plant costs                           178              180
    Mirror CWIP asset                              105              109
    Income tax related regulatory assets           207              220
    Other                                          307              290
                                                 -----            -----
                                                 2,664            2,662
Deferred Income Tax Assets
    Income tax related regulatory liability       (126)            (133)
    Unamortized ITC                               (105)             (98)
    Alternative minimum tax carryforward           (83)             (96)
    Other                                          (99)            (129)
                                                 -----            -----
                                                  (413)            (456)

                                                 -----            -----
Net Accumulated Deferred Income Taxes           $2,251           $2,206
                                                 -----            -----

Net Accumulated Deferred Income
Taxes
    Noncurrent                                  $2,272           $2,306
    Current                                        (21)            (100)
                                                 -----            -----
                                                $2,251           $2,206
                                                 -----            -----

  (1) In 1996, CSW generated $33 million of excess foreign tax credits against which a full valuation allowance was established as of December 31, 1996. Otherwise, as a result of a favorable earnings history, CSW did not have any valuation allowances recorded against any deferred tax assets at December 31, 1996 and 1995 other than excess foreign tax credits.


5.  BENEFIT PLANS

         PENSION PLANS
         CSW maintains a tax qualified, non-contributory defined benefit pension plan covering substantially all CSW employees in the United States. Benefits are based on employees' years of credited service, age at retirement, and final average annual earnings with an offset for the participant's primary Social Security benefit. The funding policy is based on actuarially determined contributions, taking into account amounts which are deductible for income tax purposes and minimum contributions required by ERISA. Pension plan assets consist primarily of common stocks and short-term and intermediate-term fixed income investments.

         The majority of SEEBOARD's employees joined a pension plan that is administered for the United Kingdom's electricity industry. The assets of this plan are held in a separate trustee-administered fund that is actuarially valued every three years. SEEBOARD and its participating employees both contribute to the plan. Subsequent to July 1, 1995, new employees were no longer able to participate in that plan. Instead, two new pension plans were made available to new employees, both of which are also separate trustee-administered plans.

         Information about the two separate pension plans (the U.S. plan and the Non-U.S. plan), including: (i) pension plan net periodic costs and contributions; (ii) pension plan participation; (iii) a reconciliation of the funded status of the pension plan to the amounts recognized on the balance sheets; and (iv) assumptions used in accounting for the pension plan follow.

NET PERIODIC PENSION               1996    1996    1996
PLAN COSTS AND                   Combined   U.S.  Non-U.S.  1995 U.S.  1994 U.S.
CONTRIBUTIONS                     Plans    Plan    Plan     Plan Only  Plan Only
                                 -----------------------------------------------
                                                    (millions)
Net Periodic Pension Costs
   Service cost                     $37     $23     $14        $20        $22
   Interest cost on projected
       benefit obligation           136      69      67         64         62
   Actual return on plan assets    (184)   (110)    (74)      (117)        (4)
   Net amortization and deferral     27      27      --         44        (70)
                                   --------------------       ----        ---
                                    $16      $9      $7        $11        $10
                                   --------------------       ----        ---

Pension Plan Contributions          $35     $28      $7        $29        $28


APPROXIMATE NUMBER OF               Combined         U.S.          Non-U.S.
PARTICIPANTS IN PLANS                 Plans          Plan            Plan
DURING 1996                         ---------------------------------------

Active employees                     10,900         7,900           3,000
Retirees                             10,100         4,200           5,900
Terminated employees                  6,200         1,400           4,800

RECONCILIATION OF FUNDED
STATUS OF PLAN TO AMOUNTS                  1996                1996      1995
RECOGNIZED ON THE                        Combined    1996     Non-U.S.   U.S.
CONSOLIDATED BALANCE SHEETS               Plans    U.S. Plan   Plan    Plan Only
                                         ---------------------------------------
                                   (millions)
Actuarial present value of
  Accumulated benefit obligation
      for service rendered to date        $1,748     $781       $967      $745
  Additional benefit for future
      salary levels                          200      141         59       140
                                           -------------------------      ----
      Projected benefit obligation         1,948      922      1,026       885
Plan assets, at fair value                 2,077      991      1,086       897
                                           -------------------------      ----
Plan assets in excess of the projected
  benefit obligation                         129       69         60        12
Unrecognized net loss                         30       27          3        64
Unrecognized prior service cost              (12)      (7)        (5)       (8)
Unrecognized net obligation                   16       12          4        14
                                           -------------------------      ----
       Prepaid pension cost                 $163     $101        $62       $82
                                           -------------------------      ----

         The vested portion of the accumulated benefit obligations for the combined plans was $1,678 million at December 31, 1996 and $678 million for the U.S. plan at December 31, 1995. The unrecognized net obligation of the U.S. plan is being amortized over the average remaining service life of employees or 16 years. Prepaid pension cost is included in Deferred Charges and Other Assets on CSW's consolidated balance sheet.

         In addition to the amounts shown in the above table, CSW has a non-qualified excess benefit plan. This plan is available to all pension plan participants who are entitled to receive a pension benefit from CSW which is in excess of the limitations imposed on benefits by the Internal Revenue Code through the qualified plan. CSW's net periodic cost for this non-qualified plan for the years ended December 31, 1996, 1995 and 1994 was $4.8 million, $2.4 million and $1.8 million, respectively.

ASSUMPTIONS USED IN                         Long-Term
ACCOUNTING FOR THE           Discount      Compensation    Return on Plan
PENSION PLAN                  Rate          Increase          Assets
                            ----------------------------------------------

1996  U.S. Plan               8.00%           5.46%            9.50%
      Non-U.S. Plan           7.75%           5.75%            8.25%
1995  U.S. Plan               8.00%           5.46%            9.50%
1994  U.S. Plan               8.25%           5.46%            9.50%

         POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (U.S. COMPANIES ONLY)
         CSW including each of the U.S. Electric Operating Companies, adopted SFAS No. 106 effective January 1, 1993. The transition obligation established at adoption is being amortized over twenty years, with sixteen years remaining. Prior to 1993, these benefits were accounted for on a pay-as-you-go basis. Information about the non-pension postretirement benefit plan, including: (i) net periodic postretirement benefit costs; (ii) a reconciliation of the funded status of the postretirement benefit plan to the amounts recognized on the balance sheets; and (iii) assumptions used in accounting for the postretirement benefit plan follow.

NET PERIODIC
POSTRETIREMENT                                1996       1995        1994
BENEFIT COSTS                                -----------------------------
                                                      (millions)

    Service cost                                $8         $8          $9
    Interest cost on APBO                       19         18          19
    Actual return on plan assets                (7)        (8)         (1)
    Amortization of transition obligation        9          9           9
    Net amortization and deferral               (2)         2          (4)
                                             ----------------------------
                                               $27        $29         $32
                                             ----------------------------


RECONCILIATION OF FUNDED
STATUS OF PLAN TO AMOUNTS
RECOGNIZED ON THE BALANCE SHEETS                   1996            1995
                                                  ----------------------
                                                        (millions)
APBO
    Retirees                                        $163           $175
    Other fully eligible participants                 18             13
    Other active participants                         55             57
                                                    ----           ----
    Total                                            236            245
Plan assets at fair value                            123            100
                                                    ----           ----
APBO in excess of plan assets                        113            145
Unrecognized transition obligation                  (144)          (153)
Unrecognized gain or (loss)                           32              8
                                                    ----           ----
Accrued Cost                                          $1            $--
                                                    ----           ----


                                                       Tax Rate for
ASSUMPTIONS USED IN THE        Discount   Return on      Taxable
ACCOUNTING FOR SFAS NO. 106      Rate     Plan Assets    Trusts
                               ------------------------------------

1996                             8.00%       9.50%        39.6%
1995                             8.00%       9.50%        39.6%
1994                             8.25%       9.50%        39.6%

    Health care cost trend rates
    1996 Average Rate of 9.0% grading down .75% per year to an ultimate average rate of 5.25% in 2001.
    1995 Average Rate of 10.25% grading down .75% per year to an ultimate average rate of 5.75% in 2001.

         Increasing the assumed health care cost trend rates by one percentage point in each year would increase the APBO by approximately $24.4 million and the aggregate of the service and interest costs components by approximately $3.4 million.

         HEALTH AND WELFARE PLANS
         CSW provides medical, dental, group life insurance, dependent life insurance, and accidental death and dismemberment insurance plans for substantially all active CSW System employees in the United States. The total contributions, recorded on a pay-as-you-go basis, for the years ended December 31, 1996, 1995 and 1994 were $28.4 million, $27.0 million, and $17.0 million, respectively. Employer provided health care benefits are not common in the United Kingdom due to the country's national health care system. Accordingly, SEEBOARD does not provide health care benefits to the majority of its employees.


6.      JOINTLY OWNED ELECTRIC UTILITY PLANT

         The U.S. Electric Operating Companies are parties to various joint ownership agreements with other non-affiliated entities. Such agreements provide for the joint ownership and operation of generating stations and related facilities, whereby each participant bears its share of the project costs. At December 31, 1996, the U.S. Electric Operating Companies had undivided interests in five such generating stations and related facilities as shown in the following table.


                             STP
                           NUCLEAR  FLINT CREEK    PIRKEY       DOLET HILLS   OKLAUNION
                            PLANT   COAL PLANT  LIGNITE PLANT  LIGNITE PLANT  COAL PLANT
                          ---------------------------------------------------------------
                                                     ($ in millions)
Plant in service           $2,333       $79         $435           $227          $397
Accumulated depreciation     $503       $44         $162            $77          $113
Plant capacity-MW           2,501       480          650            650           676
Participation                25.2%     50.0%        85.9%          40.2%         78.1%
Share of capacity-MW          630       240          559            262           528


7.  FINANCIAL INSTRUMENTS

         The following methods and assumptions were used to estimate the following fair values of each class of financial instruments for which it is practicable to estimate fair value. The fair value does not affect CSW's or any of the U.S. Electric Operating Companies' liabilities unless the issues are redeemed prior to their maturity dates.

         CASH, TEMPORARY CASH INVESTMENTS, SPECIAL DEPOSITS, ACCOUNTS RECEIVABLE AND SHORT-TERM DEBT
         The fair value equals the carrying amount as stated on the balance sheets because of the short maturity of those instruments.

         LONG-TERM DEBT
         The fair value of CSW's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to CSW for debt of the same remaining maturities.

         PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION
         The fair value of SWEPCO's preferred stock subject to mandatory redemption is estimated based on quoted market prices for the same or similar issues or on the current rates offered to CSW for preferred stock with the same or similar remaining redemption provision.

         LONG-TERM DEBT AND PREFERRED STOCK DUE WITHIN 12 MONTHS
         The fair value of current maturities of long-term debt and preferred stock due within 12 months are estimated based on quoted market prices for the same or similar issues or on the current rates offered for long-term debt or preferred stock with the same or similar remaining redemption provisions.

       CARRYING VALUE AND
       ESTIMATED FAIR VALUE                       1996         1995
                                                 ------       ------
                                                      (millions)
       LONG-TERM DEBT
           Carrying amount                        $4,024       $3,914
           Fair value                              4,065        4,090

       PREFERRED STOCK SUBJECT TO
       MANDATORY REDEMPTION
           Carrying amount                            33           34
           Fair value                                 34           35

       LONG-TERM DEBT AND PREFERRED
       STOCK DUE WITHIN 12 MONTHS
           Carrying amount                           204           30
           Fair value                                204           30


8.      LONG-TERM DEBT

         CSW's long-term debt outstanding as of the end of the last two years is presented in the following table.

Maturities                 Interest Rates             December 31,
From        To            From          To         1996          1995
------------------------------------------------------------------------
                                                        (millions)
Secured bonds
1997        2025          5.25%        7.75%      $2,108        $2,308

Unsecured bonds
2001        2030          4.135% (1)   8.875%      1,384           754

Notes and Lease
  Obligations
1997        2003          5.503%       9.75%         724           321

CSW Credit Agreement           floating               --           731

Unamortized discount                                 (12)          (13)
Unamortized cost of
  reacquired debt                                   (180)         (187)
                                                  ------        ------
                                                  $4,024        $3,914
                                                  ------        ------
(1)  Variable rate


         The mortgage indentures, as amended and supplemented, securing FMBs issued by the U.S. Electric Operating Companies, constitute a direct first mortgage lien on substantially all electric utility plant. The U.S. Electric Operating Companies may offer additional FMBs, MTNs and other securities subject to market conditions and other factors.

         CSW's year end weighted average cost of long-term debt was 7.2% for 1996 and 1995, and 7.7% for 1994.

         ANNUAL REQUIREMENTS
         Certain series of outstanding first mortgage bonds have annual sinking fund requirements, which are generally 1% of the amount of each such series issued. These requirements may be, and generally have been, satisfied by the application of net expenditures for bondable property in an amount equal to 166-2/3% of the annual requirements. Certain series of pollution control bonds also have sinking fund requirements. At December 31, 1996, the annual sinking fund requirements and annual maturities (including sinking fund requirements) for all long-term debt for the next five years are presented in the following table.

                              Sinking Fund             Annual
                              Requirements           Maturities
                            ----------------------------------------
                                           (millions)

                    1997           $1                   $204
                    1998            1                     31
                    1999            1                    195
                    2000            1                    258
                    2001            1                    517

         DIVIDENDS
         The U.S. Electric Operating Companies' mortgage indentures, as amended and supplemented, contain certain restrictions on the use of their retained earnings for cash dividends on their common stock. These restrictions do not limit the ability of CSW to pay dividends to its shareholders. At December 31, 1996, approximately $1.5 billion of the subsidiary companies' retained earnings were available for payment of cash dividends by such subsidiaries to CSW.

         REACQUIRED LONG-TERM DEBT
         During 1996, 1995 and 1994, the U.S. Electric Operating Companies reacquired $205 million, $355 million and $27 million of long-term debt, respectively, including reacquisition premiums, prior to maturity. The premiums and related reacquisition costs and discounts are included in long-term debt on the balance sheets and are being amortized over periods consistent with their expected ratemaking treatment. The remaining amortization periods for such items range from 1 to 31 years.

         Reference is made to MD&A for further information related to long-term debt, including new issues and reacquisitions of long-term debt during 1996 as well as information related to the financing of the SEEBOARD acquisition.


9.      PREFERRED STOCK

         The outstanding preferred stock of the U.S. Electric Operating Companies as of the end of the last two years is presented in the following table.

                                                                   Current
                                                                 Redemption
                              Dividend Rate    December 31,         Price
                                From - To     1996      1995      From - To
                              --------------------------------------------------
                                                     (millions)
Not subject to mandatory redemption
      1,352,900 shares        4.00% - 8.72%    $135     $135   $100.00 - $109.00
      1,600,000 shares           auction        160      160         100.00
   Issuance expenses/premiums                    (3)      (3)
                                               ----     ----
                                               $292     $292
                                               ----     ----
Subject to mandatory redemption
      340,000 shares              6.95%         $34      $35
   To be redeemed within one
      year                                       (1)      (1)
                                               ----     ----
                                                $33      $34
                                               ----     ----
Total authorized shares
     6,405,000

         All of the outstanding preferred stock is redeemable at the option of the U.S. Electric Operating Companies upon 30 days notice at the current redemption price per share. Since 1994, when CPL, SWEPCO and WTU collectively redeemed $33 million of preferred stock including redemption premiums and sinking fund requirements, the only preferred stock redemptions have been for SWEPCO's $1.2 million annual sinking fund requirement.

         The dividends on CPL's $160 million auction and money market preferred stocks are adjusted every 49 days, based on current market rates. The dividend rates averaged 4.1%, 4.5% and 3.5% during 1996, 1995 and 1994, respectively. The minimum annual sinking fund requirement for SWEPCO's preferred stock subject to mandatory redemption is $1.2 million for the years 1997 through 2001. This sinking fund retires 12,000 shares annually.


10.  SHORT-TERM FINANCING

         The CSW System uses short-term debt to meet fluctuations in working capital requirements and other interim capital needs. CSW has established a money pool to coordinate short-term borrowings for certain subsidiaries and also incurs borrowings outside the money pool for other subsidiaries through the issuance of its commercial paper. As of December 31, 1996, CSW had revolving credit facilities totaling $1.2 billion to back up its commercial paper program which, at December 31, 1996, had $364 million outstanding. The maximum amount of such commercial paper outstanding during the year, which had a weighted average interest rate for the year of 5.6%, was $815 million during April 1996.

         CSW Credit, which does not participate in the money pool, issues commercial paper on a stand-alone basis that is secured by the assignment of its receivables. CSW Credit maintains a secured revolving credit agreement which aggregated $830 million to back up its commercial paper program which, at December 31, 1996, had $579 million outstanding. The maximum amount of such commercial paper outstanding during the year, which had a weighted average interest rate for the year of 5.4%, was $878 million during August 1996.


11.  COMMON STOCK

         On February 27, 1996, CSW sold 15,525,000 shares of its CSW Common in the 1996 Stock Offering and received net proceeds of approximately $398 million. These proceeds were used to repay a portion of the indebtedness incurred by CSW under the CSW Credit Agreement to fund the acquisition of SEEBOARD.

         CSW maintains a long-term incentive plan pursuant to which CSW is authorized to issue shares of restricted common stock, stock options and/or stock appreciation rights to certain eligible employees. Under the long-term incentive plan, approximately 3.8 million shares of CSW Common were available for grant as of December 31, 1996 and approximately 1.3 million shares were reserved for issuance upon exercise of options which were outstanding at December 31, 1996. In January 1996, the compensation committee of the board of directors of CSW authorized a restricted stock grant for the executive officers of CSW. This special award was made to reward sustained, long-term corporate performance, to encourage executive retention and to focus on the long-term perspective. This grant vests in 25 percent increments in 1997, 1998, 1999 and 2000. Beginning in 1997, non-employee directors will receive an annual award of 600 phantom stock shares which vest upon termination as a director and are then converted one for one into shares of CSW Common.

         After receipt of an order from the SEC in March 1996, the PowerShare plan is now available to CSW shareholders, employees, eligible retirees and other residents of legal age in the fifty states of the United States and District of Columbia. The SEC approval also allows CSW to issue and sell an additional five million shares of CSW Common through the PowerShare plan. Plan participants are able to make optional cash payments and reinvest all or any portion of their dividends in additional CSW Common. Beginning in 1996, CSW is able to raise new common stock equity through its ThriftPlus plan, whereby the plan trustee purchases CSW Common directly from CSW instead of on the open market. Information concerning new CSW Common equity related to these two plans and stock options for 1996 and 1995 is presented in the table below. PowerShare and ThriftPlus were the primary contributors in 1996 while PowerShare was the main contributor in 1995. See MD&A-LIQUIDITY AND CAPITAL RESOURCES for additional detail on these two plans.


                                                1996                1995
                                         -------------------------------------

Number of new shares issued (millions)          2.9                  2.3
Range of stock price for new shares      $24 3/8 - $28 7/8    $22 5/8 - $28 3/8
New common stock equity (millions)              $79                  $57


12.     STOCK-BASED COMPENSATION PLANS

         CSW has a key employee incentive plan. This plan is accounted for under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, pro forma calculations of CSW's net income for common stock and earnings per share as required by SFAS No. 123 would not have changed from amounts reported.

         Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in the future years.

         CSW may grant options for up to 4.0 million shares of CSW Common under the stock option plan. Under the stock option plan, the option exercise price equals the stock's market price on the date of grant. The grant vests over three years, one-third on each of the three anniversary dates of the grant, and expires 10 years after the original grant date. CSW has granted 2.1 million shares through December 31, 1996.

         A summary of the status of CSW's stock option plan at December 31, 1996 and 1995 and the changes during the years then ended is presented in the following table.

                                  1996                        1995
                      ----------------------------------------------------------
                        Shares     Weighted Average   Shares    Weighted Average
                      (thousands)   Exercise Price  (thousands)  Exercise Price
                      ----------------------------------------------------------

Outstanding at beginning
   of year               1,564            $26          1,616           $26
Granted                     70             27             --            --
Exercised                 (147)            24            (23)           22
Canceled                   (75)            27            (29)           27
                         -----                         -----
Outstanding at end of
   year                  1,412             26          1,564            26

Exercisable at end of
   year                  1,004            n/a            828           n/a

Weighted average fair
   value of options         $2.66 - $2.82

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996: (i) risk-free interest rate of 6.4%; (ii) expected dividend rate of 6.8%; (iii) and expected volatility of 17%. The expected life of the options granted did not materially impact the values produced.


13.  BUSINESS SEGMENTS

         CSW's business segments at December 31, 1996 included the U.S. Electric Operations (CPL, PSO, SWEPCO, WTU) and the United Kingdom Electric Operations (CSW Investments Group). The United Kingdom Electric Operations includes the activities of SEEBOARD, as well as the purchase accounting adjustments and financing activities included in the CSW Investments Group. See NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES for a discussion of the accounting for the SEEBOARD acquisition. Seven additional non-utility companies are included with CSW in Corporate items and Other (CSW Energy, CSW International, CSW Communications, CSW Credit, CSW Leasing, CSW Services and EnerShop). Gas Operations (Transok) were sold on June 6, 1996. See NOTE 14. TRANSOK DISCONTINUED OPERATIONS for additional information. CSW's business segment information is presented in the following tables.

                                     1996       1995        1994
                                  --------------------------------
                                             (millions)
OPERATING REVENUES
  Electric Operations
     United States                  $3,248      $2,883      $3,065
     United Kingdom (1)              1,848         208        --
  Corporate items and Other             59          52          40
                                  --------    --------    --------
                                    $5,155      $3,143      $3,105
                                  --------    --------    --------

OPERATING INCOME
  Electric Operations
     United States                    $768        $719        $728
     United Kingdom (1)                236          21        --
  Corporate items and Other             15         (27)          6
                                  --------    --------    --------
  Operating income before taxes      1,019         713         734
  Income taxes                        (224)        (92)       (179)
                                  --------    --------    --------
                                      $795        $621        $555
                                  --------    --------    --------

DEPRECIATION AND AMORTIZATION
  Electric Operations
    United States                     $362        $335        $316
    United Kingdom (1)                  88           7        --
  Corporate items and Other             14          11           8
                                  --------    --------    --------
                                      $464        $353        $324
                                  --------    --------    --------

IDENTIFIABLE ASSETS
  Electric Operations
     United States                  $9,417      $9,201      $9,066
     United Kingdom (1)              3,061       2,821        --
  Corporate items and Other            854       1,081       1,276
                                  --------    --------    --------
                                    13,332      13,103      10,342
  Gas Operations (Discontinued)       --           766         724
                                  --------    --------    --------
                                   $13,332     $13,869     $11,066
                                  --------    --------    --------

                                     1996       1995        1994
                                  --------------------------------
                                             (millions)
CAPITAL EXPENDITURES AND
ACQUISITIONS
  Electric Operations
     United States                    $356        $398        $493
     United Kingdom (1), (2)         1,543         731          --
  Corporate items and Other (3)        109          19         114
                                  --------    --------    --------
                                     2,008       1,148         607
  Gas Operations (Discontinued)         23          66          65
                                  --------    --------    --------
                                    $2,031      $1,214        $672
                                  --------    --------    --------

(1) Represents equity method of accounting for November 1995 (27.6%) and full consolidation accounting for December 1995 (76.45%).
(2) Includes $1,394 million and $731 million in 1996 and 1995, respectively, used to purchase SEEBOARD.
(3)  Includes CSW Energy and CSW International equity investments.


14.     TRANSOK DISCONTINUED OPERATIONS (UNAUDITED)

         On June 6, 1996, CSW sold Transok to Tejas. Accordingly, the results of operations for Transok have been reported as discontinued operations and prior periods have been restated for consistency.

         Transok is an intrastate natural gas gathering, transmission, marketing and processing company that provides natural gas services to the U.S. Electric Operating Companies, predominantly PSO, and to other gas customers throughout the United States. Transok's natural gas facilities are located in Oklahoma, Louisiana and Texas. After the sale, Transok has continued to supply gas to the U.S. Electric Operating Companies.

         CSW sold Transok to Tejas for approximately $890 million, consisting of $690 million in cash and $200 million in existing long-term debt that remained with Transok after the sale. A portion of the cash proceeds was used to repay the CSW Credit Agreement and the remaining proceeds were used to repay commercial paper borrowings. CSW recorded an after tax gain on the sale of Transok of approximately $120 million in 1996. As a result of the gain, CSW incurred a current tax liability of approximately $195 million. Approximately two-thirds of the current tax liability results from taxes previously deferred by Transok. The deferred taxes were generated primarily by the excess of Transok's tax depreciation over its book depreciation.

         Transok's operating results for 1996, 1995 and 1994 are summarized in the following table (transactions with CSW have not been eliminated).

                                           1996     1995     1994
                                          ------------------------


Total revenue                              $362     $721     $647

Operating income before income taxes         23       52       49

Earnings before income taxes                 18       38       35
Income taxes                                 (6)     (13)     (10)
                                          -----    -----    -----
Net income from discontinued operations     $12      $25      $25
                                          -----    -----    -----

         Since Transok was sold on June 6, 1996, the results of operations for 1996 do not reflect a full year's earnings from Transok. The net assets of Transok included in CSW's Consolidated Balance Sheet at December 31, 1995, are summarized in the following table.

                                              December 31, 1995
                                              -----------------
                                                  (millions)

Net gas fixed assets                                  $632
Current assets                                          81
Deferred charges and other assets                       52
Current liabilities                                   (123)
Long-term debt                                        (200)
Deferred credits and other liabilities                (116)
                                                     -----
Net assets                                            $326
                                                     -----


15.     PRO FORMA INFORMATION (UNAUDITED)

         CSW secured effective control of SEEBOARD in December 1995. The unaudited pro forma information is presented in response to applicable accounting rules relating to acquisition transactions. The pro forma information gives effect to the acquisition of SEEBOARD accounted for under the purchase method of accounting for the twelve months ended December 31, 1995 and the twelve months ended December 31, 1994 as if the transaction had been consummated at the beginning of the periods presented.

         The unaudited pro forma information is based upon preliminary fair value allocations related to the purchase of SEEBOARD. The allocations are subject to revision after more detailed analyses, appraisals and evaluations are completed. The unaudited pro forma information has been prepared in accordance with United States generally accepted accounting principles. The pro forma information in the following table is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the SEEBOARD acquisition had taken place at the beginning of the period specified, nor is it necessarily indicative of future operating results. The following pro forma information has been prepared reflecting the February 1996 issuance of CSW Common, and has been converted at an exchange rate of (pound)1.00=$1.58 and (pound)1.00=$1.54 for the twelve months ended December 31, 1995 and 1994, respectively.

                                               1995          1994
                                             ---------------------
                                             (millions, except EPS)

            Operating Revenues               $5,404         $5,465
            Operating Income                    750            745
            Net Income for Common Stock         445            431
            EPS of Common Stock               $2.15          $2.13

16.     QUARTERLY INFORMATION (UNAUDITED)

         The following unaudited quarterly information includes, in the opinion of management, all adjustments necessary for a fair presentation of such amounts. Information for quarterly periods is affected by seasonal variations in sales, rate changes, timing of fuel expense recovery and other factors.


QUARTER ENDED                                       1996          1995
---------------------------------------------------------------------------
                                                  (millions, except EPS)

March 31
    Operating Revenues                              $1,215         $523
    Operating Income                                   144           82
    Income from Continuing Operations                   47           39
    Net Income for Common Stock                         51           39
    EPS of Common Stock from Continuing
      Operations                                     $0.22        $0.18
    EPS of Common Stock                              $0.26        $0.20


June 30
    Operating Revenues                              $1,267         $786
    Operating Income                                   214          164
    Income from Continuing Operations                   15          104
    Net Income for Common Stock                        128          103
    EPS of Common Stock from Continuing
      Operations                                     $0.05        $0.52
    EPS of Common Stock                              $0.61        $0.54


September 30
    Operating Revenues                              $1,438         $948
    Operating Income                                   284          259
    Income from Continuing Operations                  194          198
    Net Income for Common Stock                        190          199
    EPS of Common Stock from Continuing
      Operations                                     $0.90        $1.01
    EPS of Common Stock                              $0.90        $1.04


December 31
    Operating Revenues                              $1,235         $886
    Operating Income                                   153          116
    Income from Continuing Operations                   59           55
    Net Income for Common Stock                         60           61
    EPS of Common Stock from Continuing
      Operations                                     $0.26        $0.26
    EPS of Common Stock                              $0.28        $0.32


Total
    Operating Revenues                              $5,155       $3,143
    Operating Income                                   795          621
    Income from Continuing Operations                  315          396
    Net Income for Common Stock                        429          402
    EPS of Common Stock from Continuing
      Operations                                     $1.43        $1.97
    EPS of Common Stock                              $2.07        $2.10

(1) Earnings were significantly impacted by the establishment of reserves for certain investments at the U.S. Electric Operating Companies and the write-off of certain investments at CSW Energy.
(2) In 1996, CSW EPS of Common Stock for the year do not sum to the total of the individual quarters' EPS of Common Stock due to different levels of average shares outstanding for the different periods.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS AND BOARD OF DIRECTORS OF CENTRAL AND SOUTH WEST
CORPORATION:

         We have audited the accompanying consolidated balance sheets of Central and South West Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows, for each of the three years ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of CSW Investments, which statements reflect total assets and total revenues of 23 percent and 36 percent in 1996 and 20 percent and 6 percent in 1995, respectively, of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Central and South West Corporation and subsidiary companies as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years ended December 31, 1996, in conformity with generally accepted accounting principles.







Arthur Andersen LLP

Dallas, Texas
February 28, 1997

AUDITOR'S REPORT TO THE MEMBERS OF CSW INVESTMENTS

We have audited the consolidated balance sheets of CSW Investments and subsidiaries as of 31 December 1996 and the related consolidated statement of earnings and statements of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used in and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CSW Investments and subsidiaries at 31 December 1996 and the result of their operations and cash flows for the year then ended in conformity with generally accepted accounting principles in the United Kingdom.

Generally accepted accounting principles in the United Kingdom vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected results of operations and shareholders' equity as of and for the year ended 31 December 1996 to the extent summarised in the notes to the consolidated financial statements.







KPMG Audit Plc
Chartered Accountants                                      London, England
Registered Auditor                                         22 January 1997

REPORT OF MANAGEMENT

         Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements of Central and South West Corporation and subsidiary companies as well as other information contained in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, reflect amounts based on the best estimates and judgments of management, giving due consideration to materiality. Financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

         The consolidated financial statements have been audited by CSW's independent public accountants who were given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board. CSW and its subsidiaries believe that representations made to the independent public accountants during their audit were valid and appropriate. The reports of independent public accountants are presented elsewhere in this report.

         CSW, together with its subsidiary companies, maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with management's authorization, that the consolidated financial statements are prepared in accordance with generally accepted accounting principles and that the assets of CSW and its subsidiaries are properly safeguarded against unauthorized acquisition, use or disposition. The system includes a documented organizational structure and division of responsibility, established policies and procedures including a policy on ethical standards which provides that the companies will maintain the highest legal and ethical standards, and the careful selection, training and development of our employees.

         Internal auditors continuously monitor the effectiveness of the internal control system following standards established by the Institute of Internal Auditors. Actions are taken by management to respond to deficiencies as they are identified. The board, operating through its audit committee, which is comprised entirely of directors who are not officers or employees of CSW or its subsidiaries, provides oversight to the financial reporting process.

         Due to the inherent limitations in the effectiveness of internal controls, no internal control system can provide absolute assurance that errors will not occur. However, management strives to maintain a balance, recognizing that the cost of such a system should not exceed the benefits derived.

         CSW and its subsidiaries believe that, in all material respects, its system of internal controls over financial reporting and over safeguarding of assets against unauthorized acquisition, use or disposition functioned effectively as of December 31, 1996.





E. R. Brooks               Glenn D. Rosilier           Lawrence B. Connors
Chairman, President and    Senior Vice President and   Controller
Chief Executive Officer    Chief Financial Officer

GLOSSARY OF TERMS
The following abbreviations or acronyms used in this Financial Report are defined below:

ABBREVIATION OR ACRONYM             DEFINITION
APBO................................Accumulated Postretirement Benefit
                                    Obligation
AFUDC...............................Allowance for funds used during construction
ALJ.................................Administrative Law Judge
Alpek...............................Alpek S.A. de C.V.
ANI.................................American Nuclear Insurance
Arkansas Commission.................Arkansas Public Service Commission
Ash Creek...........................Ash Creek Mining Company, a wholly owned subsidiary of PSO
Big Cajun I.........................A two unit, natural gas-fired power plant owned and operated by Cajun and located in
                                    New Roads, Louisiana
Big Cajun II........................A three unit, coal fired power plant owned and operated by Cajun and located in New
                                    Roads, Louisiana
Burlington Northern.................Burlington Northern Railroad Company
Cajun...............................Cajun Electric Power Cooperative, Inc.
CERCLA..............................Comprehensive Environmental Response,
                                    Compensation and Liability Act of 1980
Court of Appeals....................Court of Appeals, Third District of Texas,
                                    Austin, Texas
CPL.................................Central Power and Light Company, Corpus
                                    Christi, Texas
CPL 1995 Agreement..................Settlement agreement filed by CPL with the
                                    Texas Commission to settle certain CPL
                                    regulatory matters
CPL 1996 Fuel Agreement.............Fuel settlement agreement entered into by
                                    CPL and other parties to CPL's current rate
                                    review matters
CSW.................................Central and South West Corporation, Dallas,
                                    Texas
CSW Common..........................CSW common stock, $3.50 par value per share
CSW Communications..................CSW Communications, Inc., Austin, Texas
CSW Credit..........................CSW Credit, Inc., Dallas, Texas
CSW Credit Agreement................$850 million senior credit agreement previously entered into by CSW with a
                                    consortium of banks to partially fund the
                                    SEEBOARD acquisition which has since been
                                    repaid in full
CSW Energy..........................CSW Energy, Inc., Dallas, Texas
CSW International...................CSW International, Inc., Dallas, Texas
CSW Investments.....................CSW Investments, an unlimited company organized in the United Kingdom through
                                    which CSW International owns SEEBOARD
CSW Investments Credit Facility.....(pound)1.0 billion senior credit facility previously arranged by CSW Investments with
                                    a consortium of banks to partially fund the
                                    SEEBOARD acquisition which has since been
                                    repaid in full
CSW Investments Group...............Consolidated SEEBOARD, SEEBOARD Group plc
                                    (which has replaced CSW (UK) plc.) and
                                    CSW Investments converted to U.S. Generally
                                    Accepted Accounting Principles
CSW Leasing.........................CSW Leasing, Inc., Dallas, Texas
CSW Services........................CSW Services, Inc., Dallas, Texas and Tulsa,
                                    Oklahoma
CSW System..........................CSW and its subsidiaries
DGES................................Director General Electricity Supply
DOE.................................United States Department of Energy
El Paso.............................El Paso Electric Company
El Paso Merger......................The proposed merger whereby El Paso would have become a wholly owned subsidiary of CSW
Energy Policy Act...................National Energy Policy Act of 1992
EnerShop............................EnerShopSM Inc., Dallas, Texas
Entergy Gulf States.................Gulf States Utilities Company
EPA.................................United States Environmental Protection
                                    Agency
EPS.................................Earnings per share
ERCOT...............................Electric Reliability Council of Texas
ERISA...............................Employee Retirement Income Security Act of
                                    1974, as amended
Exchange Act........................Securities Exchange Act of 1934, as amended
EWG.................................Exempt Wholesale Generator
FERC................................Federal Energy Regulatory Commission
First Amended SWEPCO Plan...........The plan of reorganization for Cajun filed by the Members Committee, SWEPCO and Entergy
                                    Gulf States on September 30, 1996 with the
                                    U.S. Bankruptcy Court for the Middle
                                    District of Louisiana
FMB.................................First Mortgage Bond
HLP.................................Houston Lighting & Power Company
Holding Company Act.................Public Utility Holding Company Act of 1935,
                                    as amended

The following abbreviations or acronyms used in this Financial Report are defined below:

ABBREVIATION OR ACRONYM             DEFINITION
HVdc................................High-voltage direct-current
IBEW................................International Brotherhood of Electrical
                                    Workers
ISO.................................Independent System Operator
ITC.................................Investment tax credit
KW..................................Kilowatt
KWH.................................Kilowatt-hour
Louisiana Commission................Louisiana Public Service Commission
MD&A................................Management's Discussion and Analysis of
                                    Financial Condition and Results of
                                    Operations
MDEQ................................Mississippi Department of Environmental
                                    Quality
Members Committee...................The members committee of Cajun, which currently represents 8 of the 12 Louisiana
                                    member distribution cooperatives that are
                                    served by Cajun
Merger Agreement....................Agreement and Plan of Merger between El Paso and CSW, dated as of May 3, 1993, as amended
MGP.................................Manufactured gas plant or coal gasification plant
Mirror CWIP.........................Mirror construction work in progress
Mississippi Power...................Mississippi Power Company
MMbtu...............................Million Btu (British thermal units)
Mmcf/d..............................Million cubic feet of gas per day
MTN.................................Medium-term note
MW..................................Megawatt
MWH.................................Megawatt-hour
National Grid.......................National Grid Group plc
NEIL................................Nuclear Electric Insurance Limited
NRC.................................Nuclear Regulatory Commission
Oklahoma Commission.................Corporation Commission of the State of
                                    Oklahoma
Oklaunion...........................Oklaunion Power Station Unit No. 1
OPEB................................Other Postretirement Benefits (other than pension)
Original SWEPCO Plan................The plan of reorganization for Cajun filed by the Members Committee, SWEPCO and Entergy
                                    Gulf States on April 19, 1996 with the U.S.
                                    Bankruptcy Court for the Middle District
                                    of Louisiana
PCB.................................Polychlorinated biphenyl
PCRB................................Pollution Control Revenue Bond
PowerShare..........................CSW's PowerShareSM Dividend Reinvestment and
                                    Stock Purchase Plan
PRP.................................Potentially responsible party
PSO.................................Public Service Company of Oklahoma, Tulsa,
                                    Oklahoma
PURA................................Public Utility Regulatory Act of Texas
                                    (including amendments to the law in 1995)
PURPA...............................Public Utility Regulatory Policies Act of
                                    1978
Red River...........................Red River Authority of Texas pollution control revenue bond issuing authority
Registrant(s).......................CSW, CPL, PSO, SWEPCO and WTU
RUS.................................Rural Utilities Service of the federal government
SEEBOARD............................SEEBOARD plc., Crawley, West Sussex, United
                                    Kingdom
SEC.................................Securities and Exchange Commission
Second Amended SWEPCO Plan..........The plan of reorganization for Cajun filed by the Members Committee, SWEPCO and Entergy
                                    Gulf States on October 26, 1996 with the
                                    U.S. Bankruptcy Court for the Middle
                                    District of Louisiana (amends both the
                                    Original SWEPCO Plan and the First Amended
                                    SWEPCO Plan)
SFAS................................Statement of Financial Accounting Standards
SFAS No. 52.........................Foreign Currency Translation
SFAS No. 71.........................Accounting for the Effects of Certain Types
                                    of Regulation
SFAS No. 106........................Employers' Accounting for Postemployment
                                    Benefits
SFAS No. 121........................Accounting for the Impairment of Long-Lived
                                    Assets
SFAS No. 123........................Accounting for Stock-Based Compensation
SFAS No. 125........................Accounting for Transfers and Servicing of
                                    Financial Assets and Extinguishment of
                                    Liabilities
SFAS No. 128........................Earnings Per Share
SPP.................................Southwest Power Pool
STP.................................South Texas Project nuclear electric generating station
Supreme Court.......................Supreme Court of Texas
SWEPCO..............................Southwestern Electric Power Company,
                                    Shreveport, Louisiana

The following abbreviations or acronyms used in this Financial Report are defined below:

ABBREVIATION OR ACRONYM             DEFINITION
Tender Offer........................CSW (UK)'s approximately $2.12 billion tender offer in the United Kingdom for all
                                    the outstanding share capital of SEEBOARD
Tejas...............................Tejas Gas Corporation
Texas Commission....................Public Utility Commission of Texas
Transok.............................Transok, Inc. and subsidiaries, Tulsa,
                                    Oklahoma
U.S. Electric or U.S. Electric
     Operating Companies............CPL, PSO, SWEPCO and WTU
WTU.................................West Texas Utilities Company, Abilene, Texas
WTU 1995 Stipulation and Agreement..Stipulation and Agreement to settle certain
                                    WTU regulatory matters









------------------------------------------------------------------------------








                       Central and South West Corporation

                      -------------------------------------


                                   APPENDIX B

                              AMENDED AND RESTATED
                          1992 LONG-TERM INCENTIVE PLAN

                     --------------------------------------

                                  March 7, 1997








------------------------------------------------------------------------------

-------------------------------------------------------------------------------
Contents
-------------------------------------------------------------------------------


                                                                       Page

Article 1. Purpose                                                       1

Article 2. Definitions                                                   1

Article 3. Administration                                                3

Article 4. Term of Plan/Common Stock Subject to Plan                     4

Article 5. Eligibility                                                   5

Article 6. Stock Options                                                 5

Article 7. Stock Appreciation Rights                                     7

Article 8. Restricted Awards                                             8

Article 9. Performance Units                                            10

Article 10. Deferral Elections                                          12

Article 11. Dividend Equivalents                                        12

Article 12. Termination of Employment                                   12

Article 13. Nontransferability of Awards                                14

Article 14. Changes in Capitalization and Other Matters                 14

Article 15. Change in Control                                           15

Article 16. Amendments, Suspension, and Termination                     18

Article 17. Miscellaneous                                               19

Central and South West Corporation
Amended and Restated 1992 Long-Term Incentive Plan

Article 1. Purpose
     The purpose of the Amended and Restated 1992 Long-Term Incentive Plan (the "Plan") is to further and promote the interests of Central and South West Corporation (the "Company"), its Subsidiaries, and its shareholders by enabling the Company to attract, retain, and motivate key employees and to align the interests of such key employees and the Company's shareholders. To do this, the Plan offers performance-based stock and cash incentives and other equity-based incentive awards and opportunities to provide such key employees with a proprietary interest in maximizing the growth, profitability, and overall success of the Company.

Article 2. Definitions
     For purposes of the Plan, the following terms shall have the meanings set forth below:

      2.1. "Award" means an award or grant made to a Participant under Sections 6, 7, 8, and/or 9 of the Plan. "Award Agreement" means the agreement executed by a Participant pursuant to Sections 3.2 and 17.7 of the Plan in connection with the granting of an Award.

       2.2 "Board" means the Board of Directors of the Company, as constituted from time to time.

       2.3 "Code" means the Internal Revenue Code of 1986, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations, and interpretations promulgated thereunder or with respect thereto.

       2.4  "Committee" means the Executive Compensation Committee of the Board.

       2.5 "Common Stock" means the Common Stock, $3.50 par value, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

       2.6 "Company" means Central and South West Corporation, a Delaware corporation, or any successor corporation to Central and South West Corporation.

       2.7 "Disability" means disability as determined by the Committee in accordance with standards and procedures similar to those under the Company's long-term disability plan, if any. At any time that the Company does not maintain a long-term disability plan, Disability shall mean the inability of a Participant, as determined by the Committee, substantially to perform such Participant's regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six (6) consecutive months.

       2.8 "Exchange Act" means the Securities Exchange Act of 1934, as in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations, and interpretations promulgated thereunder or with respect thereto.

       2.9 "Fair Market Value" means on, or with respect to, any given date, the average of the highest and lowest market prices of the Common Stock, as reported on the consolidated transaction reporting system for the New York Stock Exchange for such date or, if the Common Stock was not traded on such date, on the next preceding day on which the Common Stock was traded.

      2.10 "Incentive Stock Option" means any stock option granted pursuant to the provisions of Section 6 of the Plan (and the relevant Award Agreement) that is intended to be (and is specifically designated as) an "incentive stock option" within the meaning of Section 422 of the Code.

      2.11 "Nonqualified Stock Option" means any stock option granted pursuant to the provisions of Section 6 of the Plan that is not an Incentive Stock Option and the relevant Award Agreement.

      2.12 "Participant" means a key employee of the Company or any Subsidiary who is selected under Section 5 to receive an Award by the Committee under the Plan.

      2.13 "Performance Units" means the monetary units granted under Section 9 of the Plan and the relevant Award Agreement.

      2.14 "Phantom Stock" means the phantom stock units granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

      2.15 "Plan" means the Central and South West Corporation 1992 Long-Term Incentive Plan, as set forth herein and as in effect and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

      2.16 "Reload Stock Option" means any Nonqualified Stock Option automatically granted pursuant to the provisions of Section 6.7 of the Plan and the relevant Award Agreement.

      2.17 "Restricted Award" means an Award of Restricted Stock and/or Phantom Stock pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

      2.18 "Restricted Stock" means the restricted shares of Common Stock granted pursuant to the provisions of Section 8 of the Plan and the relevant Award Agreement.

      2.19 "Retirement" means retirement from active employment with the Company and its Subsidiaries on or after the normal retirement date specified in the Company's qualified retirement plans or such earlier date as approved in writing by the Committee for the purposes of this Plan.

      2.20 "Stock Appreciation Right" means an Award described in Section 7.2 of the Plan and granted pursuant to the provisions of Section 7 of the Plan.

      2.21 "Subsidiary(ies)" means any corporation (other than the Company) in an unbroken chain of corporation, beginning with the Company, if each of such corporation, other than the last corporation in the unbroken chain, owns, directly or indirectly, fifty percent (50%) or more of the voting stock in one of the other corporations in such chain.

Article 3. Administration
      3.1. The Committee. The Plan shall be administered by the Committee. Consistent with the By-Laws of the Company, the Committee shall be appointed from time to time by the Board. Consistent with the By-Laws of the Company, members of the Committee shall serve at the pleasure of the Board, and the Board may at any time and from time to time remove members from the Committee, or, subject to the immediately preceding sentence, add members to the Committee. Consistent with the By-Laws of the Corporation, a majority of the members of the Committee shall constitute a quorum for the transaction of business, and any act or acts approved in writing by all of the members of the Committee then serving shall be the act or acts of the Committee (as if taken by unanimous vote at a meeting of the Committee duly called and held).

       3.2 Plan Administration and Plan Rules. The Committee is authorized to construe and interpret the Plan and to promulgate, amend, and rescind rules and regulations relating to the implementation, administration, and maintenance of the Plan. Subject to the terms and conditions of the Plan, the Committee shall make all determinations necessary or advisable for the implementation, administration, and maintenance of the Plan including, without limitation, (a) selecting the Plan's Participants; (b) making Awards in such amounts and form as the Committee shall determine; and (c) imposing any technical defect or technical omission, or reconciling any technical inconsistency, in the Plan and/or any Award Agreement. The Committee may designate persons other than members of the Committee to carry out the day-to-day administration of the Plan under such conditions and limitations as it may prescribe, except that the Committee shall not delegate its authority with regard to selection for participation in the Plan and/or the granting of any Awards to Participants. The Committee's determinations under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, implementation, or maintenance of the Plan shall be final, conclusive, and binding upon all Participants and any person(s) claiming under or through any Participants. The Company shall effect the granting of Awards under the Plan, in accordance with the determinations made by the Committee, by execution of written agreements and/or other instruments in such form as is approved by the Committee.

       3.3 Liability Limitation. Neither the Board nor the Committee, nor any member of either, shall be liable for any act, omission, interpretation, construction, or determination made in good faith in connection with the Plan (or any Award Agreement), and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including, without limitation, attorneys' fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage which may be in effect from time to time.

Article 4. Term of Plan/Common Stock Subject to Plan
       4.1.Term. The Plan shall terminate on April 17, 2007, except with respect to Awards then outstanding. After such date no further Awards shall be granted under the Plan.

       4.2 Common Stock. The maximum number of shares of Common Stock in respect for which Awards may be granted under the Plan, subject to adjustment as provided in Section 14 of the Plan, shall be four million (4,000,000) shares. Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be issued as Restricted Awards granted pursuant to Article 8 herein shall be an amount equal to thirty percent (30%) of the total number of shares of Common Stock in respect for which Awards may be granted under the Plan.

     In the event of a change in the Common Stock of the Company that is limited to a change in the designation thereof to "Capital Stock" or other similar designation, or to a change in the par value thereof, or from par value to no par value, without increase or decrease in the number of issued shares, the shares resulting from any such change shall be deemed to the Common Stock for purposes of the Plan. Common Stock which may be issued under the Plan may be either authorized and unissued shares or issued shares which have been reacquired by the Company and which are being held as treasury shares. No fractional shares of Common Stock shall be issued under the Plan, unless the Committee determines otherwise.

       4.3 Computation of Available Shares. The Committee shall determine the appropriate methodology for calculating the number of shares of Common Stock available for Awards under the Plan. If any Awards expire unexercised or are forfeited, surrendered, canceled, terminated, or settled in cash in lieu of Common Stock, the shares of Common Stock which were theretofore subject (or potentially subject) to such Awards shall again be available for Awards under the Plan to the extent of such expiration, forfeiture, surrender, cancellation, termination, or settlement of such Awards.

Article 5. Eligibility
     Employees eligible for Awards under the Plan shall consist of key employees of the Company and/or its Subsidiaries who are responsible for the management, growth, and protection of the business of the Company and/or its Subsidiaries and whose performance or contribution, in the sole discretion of the Committee, benefits or will benefit the Company in a significant manner.

Article 6. Stock Options
       6.1 Terms and Conditions. Stock options granted under the Plan may be in the form of Incentive Stock Options, Nonqualified Stock Options, or Reload Stock Options (sometimes referred to collectively herein as the "Stock Option(s)"). Such Stock Options shall be subject to the terms and conditions set forth in this Section 6 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one Participant shall be two hundred fifty thousand (250,000), including any Reload Stock Options granted in connection with such an Award.

       6.2 Grant. Stock Options may be granted under the Plan in such form as the Committee may from time to time approve. Subject to Section 5 of the Plan, Stock Options may be granted alone or in addition to other Awards under the Plan or in tandem with Stock Appreciation Rights. Notwithstanding the above, no Incentive Stock Options shall be granted to any employee who owns more than ten percent (10%) of the combined total voting power of all classes of stock of the Company or any Subsidiary.

       6.3 Exercise Period. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee at the time of grant; provided, however, that the exercise price of an Incentive Stock Option or a Reload Stock Option shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Incentive Stock Option or Reload Stock Option.

       6.4 Term. The term of each Stock Option shall be such period of time as is fixed by the Committee at the time of grant; provided, however, that the term of any Incentive Stock Option shall not exceed ten (10) years after the date the Incentive Stock Option is granted.

       6.5 Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the exercise price in cash, by certified check, bank draft, or money order payable to the order of the Company or, if permitted by the terms of the relevant Award Agreement and applicable law, by delivery of, alone or in conjunction with a partial cash or instrument payment,
(a) a fully secured, recourse promissory note; or (b) shares of Common Stock already owned by the Participant for a minimum of six (6) months. The Committee may, in the relevant Award Agreement, also permit Participants (either on a selective or group basis) to simultaneously exercise Stock Options and sell the shares of Common Stock thereby acquired, pursuant to a brokerage "cashless exercise" arrangement, selected by and approved of in all respects in advance by the Committee, and use the proceeds from such sale as payment of the exercise price of such Stock Options. Payment instruments shall be received by the Company subject to collection. The proceeds received by the Company upon exercise of any Stock Option may be used by the Company for general corporate purposes.

       6.6 Date of Exercise. Unless otherwise provided in the Award Agreement, in respect of any Stock Option, such Stock Option may be exercised in whole or in part at any time and from time to time during its specified term. Notwithstanding the preceding sentence, in no event shall any Stock Option granted under the Plan be exercisable prior to the date which is one (1) year after the date on which the Stock Option is granted.

       6.7 Reload Stock Options. The Committee may, in its sole discretion, provide in any Award Agreement in respect of any Nonqualified Stock Option that if the Participant delivers shares of the Company's Common Stock already owned by such Participant in full or partial payment of the exercise price of such Nonqualified Stock Option, the Participant shall automatically and immediately thereupon be granted a Reload Stock Option to purchase that number of shares of Common Stock delivered by the Participant to the Company (on such terms as the Committee may prescribe under and in accordance with the Plan).

       6.8 Tandem Grants. If Nonqualified Stock Options and Stock Appreciation Rights are granted in tandem, as designated in the relevant Award Agreements, the right of a Participant to exercise any tandem Stock Option shall terminate to the extent that the shares of Common Stock subject to such Stock Option are used to calculate amounts or shares receivable upon the exercise of the related tandem Stock Appreciation Right.

Article 7. Stock Appreciation Rights
       7.1 Terms and Conditions. The grant of Stock Appreciation Rights under the Plan shall be subject to the terms and conditions set forth in this Section 7, and any additional terms and conditions not consistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one Participant shall be two hundred fifty thousand (250,000).

       7.2 Stock Appreciation Rights. A Stock Appreciation Right is an Award granted with respect to a specified number of shares of Common Stock entitling a Participant to receive an amount equal to the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other value as set forth in the relevant Award Agreement by the Committee, multiplied by the number of shares of Common Stock with respect to which the Stock Appreciation Right shall have been exercised.

       7.3 Grant. Subject to Section 5 of the Plan, a Stock Appreciation Right may be granted in addition to any other Award under the Plan or in tandem with or completely independent of a Nonqualified Stock Option.

       7.4 Date of Exercise. Unless otherwise provided in the Award Agreement in respect of any Stock Appreciation Right, a Stock Appreciation Right may be exercised by a Participant, in accordance with and subject to all of the procedures established by the Committee, in whole or in part at any time and from time to time during its specified term. Notwithstanding the preceding sentence, in no event shall any Stock Appreciation Right be exercisable prior to the date which is one (1) year after the date on which the Stock Appreciation Right was granted. The Committee may also provide, as set forth in the relevant Award Agreement and without limitation, that some Stock Appreciation Rights shall be automatically exercised on one or more dates specified therein by the Committee.

       7.5 Form of Payment. Upon exercise of a Stock Appreciation Right, payment may be made in cash, in Restricted Stock, or in shares of unrestricted Common Stock, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

       7.6 Tandem Grant. The right of a Participant to exercise a tandem Stock Appreciation Right shall terminate to the extent such Participant exercises the Nonqualified Stock Option to which such Stock Appreciation Right is related.

Article 8. Restricted Awards
       8.1 Terms and Conditions. Restricted Awards under the Plan may be in the form of grants of Restricted Stock or Phantom Stock. Restricted Awards shall be subject to the terms and conditions set forth in this Section 8 and any additional terms and conditions, not inconsistent with the express terms and provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate grant with respect to Awards of Restricted Stock or Phantom Stock granted in any one fiscal year to any one Participant shall be one hundred thousand (100,000) shares.

       8.2 Restricted Stock Grants. A grant of Restricted Stock is an Award of shares of Common Stock issued to and registered in the name of a Participant, subject to such restrictions, terms, and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, hypothecation, or other disposition of such shares and the requirement that the Participant deposit such shares with the Company while such shares are subject to such restrictions and that such shares be forfeited upon termination of employment for specified reasons within a specified period of time.

       8.3 Phantom Stock Grants. A grant of Phantom Stock is an Award of units (with each unit having a value equivalent to the Fair Market Value from time to time of one (1) share of Common Stock) granted to a Participant, subject to such restrictions, terms, and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units upon termination of employment for specified reasons within a specified period of time.

       8.4  Grants of Awards

            8.4.1 Subject to Section 5 of the Plan, Restricted Awards may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Restricted Awards to be granted to a Participant, and the Committee may impose different terms and conditions of any particular Restricted Award made to any Participant.

            8.4.2 With respect to each Participant receiving an Award of Restricted Stock, there shall be issued a stock certificate (or certificates) in respect of such shares of Restricted Stock. Such stock certificate(s) shall be registered in the name of such Participant, shall be accompanied by a stock power duly executed by such Participant, and shall bear, among other required legends, the following legend referring to certain terms, conditions, and restrictions applicable to such Award:

          "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including, without limitation, forfeiture events) contained in the Central and South West Corporation Amended and Restated 1992 Long-Term Incentive Plan and an Award Agreement entered into between the registered owner hereof and Central and South West Corporation. Copies of such Plan and Award Agreement are on file in the office of the Secretary of Central and South West Corporation, Dallas, Texas, and the Corporation will furnish to the record holder of the certificate, without charge, upon written request to the Corporation at its principal place of business, a copy of such Plan and Award Agreement."

     Such stock certificate evidencing such shares shall be deposited with and held in custody by the Company until the restrictions thereon shall have lapsed and all of the terms and conditions applicable to such grant shall have been satisfied.

       8.5 Restriction Period. In accordance with Sections 8.1, 8.2, and/or 8.3 of the Plan, Restricted Awards shall only become unrestricted and vest in the Participant in accordance with the vesting schedule relating to the service performance restriction applicable to such Restricted Award, as the Committee may establish at the time of the Award in the relevant Award Agreement (the "Restriction Period"). Notwithstanding the immediately preceding sentence, in no event shall the Restriction Period be less than one (1) year after the date on which such Restricted Award is granted. During the Restriction Period applicable to a Restricted Award, such Award shall be unvested, and a Participant may not sell, assign, transfer, pledge, encumber, otherwise dispose of or hypothecate such Award. Upon satisfaction of the vesting schedule and any other applicable restrictions, terms, and conditions, the Participant shall be entitled to receive payment of the Restricted Award or a portion thereof, as the case may be, as provided in Section 8.6 of the Plan.

       8.6  Payment of Awards

            8.6.1 Restricted Stock Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions set by the Committee in respect of a grant of Restricted Stock, a new certificate, without the legend set forth in Section 8.4 of the Plan, for the number of shares of Common Stock which are no longer subject to such restrictions, terms and conditions shall, as soon as practicable thereafter, be delivered to the Participant. The remaining shares, if any, issued in respect of such Restricted Stock, shall either be forfeited and canceled, or shall continue to be subject to the restrictions, terms, and conditions set by the Committee, as the case may be.

            8.6.2 Phantom Stock Grants. After the satisfaction and/or lapse of the restrictions, terms and conditions set by the Committee in respect of a grant of Phantom Stock, a Participant shall be entitled to receive payment in respect of such Phantom Stock (or a portion thereof) in an amount equal to the aggregate Fair Market Value of the vested portion of the shares of Common Stock covered by such Award. Payment in settlement of vested Phantom Stock shall be made as soon as practicable thereafter in cash, in unrestricted Common Stock, in Restricted Stock, or Stock Option grants, as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

       8.7 Shareholder Rights. A Participant shall have, with respect to the shares of Common Stock received under a grant of Restricted Stock, after expiration of the relevant Restriction Period, all of the rights of a shareholder of the Company, including, without limitation, the right to vote the shares, to receive any cash dividends, and to participate, in respect of such Restricted Stock, the Corporation's Dividend Reinvestment Plan. During the Restriction Period, a Participant shall have such shareholder rights, including the right to vote shares and receive dividends, as may be determined by the Committee and set forth in the relevant Award Agreement. Stock dividends issued with respect to such Restricted Stock shall be treated as additional Restricted Stock grants and shall be subject to the same restrictions and other terms and conditions that apply to the shares of Restricted Stock with respect to which such stock dividends are issued.

Article 9. Performance Units
       9.1 Terms and Conditions. Performance Units shall be subject to the terms and conditions set forth in this Section 9, and any additional terms and conditions not inconsistent with the express provisions of the Plan, as the Committee shall set forth in the relevant Award Agreement. The maximum aggregate payout with respect to Awards of Performance Units granted in any one fiscal year to any one Participant shall be the value of one hundred thousand (100,000) shares of Common Stock at the end of the Performance Period.

       9.2 Performance Unit Grants. A Performance Unit is an Award expressed in terms of units (with each unit representing such monetary amount as is designated by the Committee in the Award Agreement) or shares (with each share having a value equal to the Fair Market Value of a share of Common Stock) granted to a Participant, subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such units (or a portion thereof) in the event certain performance criteria are not met within a designated period of time.

       9.3 Grants. Subject to Section 5 of the Plan, Performance Units may be granted alone or in addition to any other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of Performance Units to be granted to a Participant, and the Committee may impose different terms and conditions on any particular Performance Units granted to any Participant.

       9.4 Performance Goals and Performance Periods. Participants receiving a grant of Performance Units shall only earn into and be entitled to payment in respect of such Awards if the Company and/or the Participant achieves certain performance goals (the "Performance Goals") during and in respect of a designated performance period equal in length to at least three (3) years (the "Performance Period"). The Performance Goals and the Performance Period shall be established by the Committee, in its sole discretion. The Committee shall establish Performance Goals for each Performance Period prior to, or as soon as practicable after, the commencement of such Performance Period. The Committee shall also establish a schedule or schedules for Performance Units setting forth the portion of the Award which will be earned or forfeited based on the degree of achievement, or lack thereof, of the Performance Goals at the end of the relevant Performance Period. In setting Performance Goals, the Committee may use, but shall not be limited to, such performance measures as cash value added, earnings per share, economic value added, net earnings growth, net income, operating income, return on assets, return on equity, sales or revenue growth, total shareholder return, comparisons to peer companies, individual or aggregate Participant performance, corporate or subsidiary performance, or such other measure or measures of performance as the Committee, in its sole discretion, may deem appropriate. Such performance measures shall be defined as to their respective components and meaning by the Committee (in its sole discretion). During any Performance Period, the Committee shall have the authority to adjust the Performance Goals in such manner as the Committee, in its sole discretion, deems appropriate with respect to such Performance Period; provided, however, that Awards which are designed to qualify for the performance-based exception of 162(m), and which are held by "covered employees" (as such term is defined in the regulations promulgated under Code Section 162(m)), may not be adjusted upward (the Committee shall retain the discretion to adjust the Awards downward).

       9.5 Payment of Units. With respect to each Performance Unit, the Participant shall, if the applicable Performance Goals have been achieved by the Company during the relevant Performance Period, be entitled to receive payment in an amount equal to the designated value of each Performance Unit times the number of such units so earned. Payment in settlement of earned Performance Units shall be made as soon as practicable following the conclusion of the respective Performance Period in cash, in unrestricted Common Stock, in Restricted Stock or Phantom Stock, or in Stock Option grants as the Committee, in its sole discretion, shall determine and provide in the relevant Award Agreement.

Article 10. Deferral Elections
     The Committee may permit a Participant to elect to defer receipt of any payment of cash or any delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise, earn out, or settlement of any Award made under the Plan. If any such election is permitted, the Committee shall establish rules and procedures for such deferrals, including, without limitation, the payment or crediting of reasonable interest on such deferred amounts credited in cash, and the payment or crediting of dividend equivalents in respect of deferrals credited in units of Common Stock.

Article 11. Dividend Equivalents
     In addition to the provisions of Section 8.7 of the Plan, Awards of Stock Options, Stock Appreciation Rights, and/or Phantom Stock may, in the sole discretion of the Committee and if provided for in the relevant Award Agreement, earn dividend equivalents. In respect of any such Award which is outstanding on a dividend record date for Common Stock, the Participant shall be credited with an amount equal to the amount of cash or stock dividends that would have been paid on the shares of Common Stock covered by such Award had such covered shares been issued and outstanding on such dividend record date. The Committee shall establish such rules and procedures governing the crediting of such dividend equivalents, including, without limitation, the amount, the timing, form of payment, and payment contingencies and/or restrictions of such dividend equivalents, as it deems appropriate or necessary.

Article 12. Termination of Employment
      12.1 General. Subject to the terms and conditions of Section 15 of the Plan, if, and to the extent the terms and conditions under which an Award may be exercised, earned out, or settled after a Participant's termination of employment for any particular reason shall not have been set forth in the relevant Award Agreement, by and as determined by the Committee, in its sole discretion, the following terms and conditions shall apply as appropriate and as not inconsistent with the terms and conditions, if any, of such Award Agreement:

            12.1.1 If a Participant's employment by the Company or any of its Subsidiaries is terminated for any reason other than death, Disability, or Retirement, such Participant's rights, if any, to exercise any Stock Options or Stock Appreciation Rights shall immediately terminate, and the Participant (and such Participant's estate, designated beneficiary, or other legal representative) shall forfeit any rights or interests in or with respect to any such Stock Options or Stock Appreciation Rights. If a Participant's employment by the Company or any of its Subsidiaries is terminated due to death, Disability, or Retirement, such Participant's Stock Options or Stock Appreciation Rights shall immediately vest upon such termination, shall remain exercisable until the earlier of: (i) the termination of the Stock Options or Stock Appreciation Rights as set forth in the Relevant Award Agreement; or (ii) one (1) year after a termination due to death or Disability or three (3) years after a termination due to Retirement.

            12.1.2 If a Participant's employment with the Company or any of its Subsidiaries is terminated for any reason other than death, Disability, or Retirement prior to the satisfaction and/or lapse of the Restrictions, terms and conditions applicable to a grant of Restricted Stock or Phantom Stock, such Restricted Award or Awards shall immediately be canceled, and the Participant (and such Participant's estate, designated beneficiary, or other legal representative) shall forfeit any rights or interests in and with respect to any such Restricted Award. If a Participant's employment with the Company or any of its Subsidiaries is terminated as a result of death, Disability, or Retirement prior to the satisfaction and/or lapse of the restrictions, terms, and conditions applicable to a grant of Restricted Stock or Phantom Stock, the Participant shall be entitled to payment of the Awards pursuant to Section 8.6 of the Plan.

            12.1.3 If a Participant's employment with the Company or any of its Subsidiaries is terminated for any reason other than death, Disability, or Retirement prior to the completion of any Performance Period, any Performance Units granted in respect of such Performance Period shall, regardless of whether the relevant Performance Goals for such Performance Period have been (or are expected to be) achieved (partially or otherwise), immediately be canceled, and the Participant (and such Participant's estate, designated beneficiary, and/or legal representative) shall forfeit any rights or interests in and with respect to any such Performance Units. If a Participant's employment with the Company or any of its Subsidiaries is terminated as a result of death, Disability, or Retirement prior to the completion of any Performance Period, such Awards shall not be affected by the termination and shall continue in effect under the terms of the Plan and the relevant Award Agreement.

Article 13. Nontransferability of Awards
     Unless otherwise provided for in an Award Agreement, no Award under the Plan, and no rights or interests herein or therein, shall or may be assigned, transferred, sold, exchanged, pledged, disposed of, or otherwise hypothecated or encumbered by a Participant or any beneficiary thereof, except by testamentary disposition or the laws of descent and distribution. No such interest shall be subject to seizure for the payment of the Participant's (or any beneficiary's) debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of the Participant's (or any beneficiary's) bankruptcy or insolvency. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by the Participant.

Article 14. Changes in Capitalization and Other Matters
      14.1 No Corporate Action Restriction. The existence of the Plan, any Award Agreement, and/or the Award granted hereunder shall not limit, affect, or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize (a) any adjustment, recapitalization, reorganization, or other change in the Company's or Subsidiary's capital structure or its business; (b) any merger, consolidation, or change in the ownership of the Company or any Subsidiary; (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company's or any Subsidiary's capital stock or the rights thereof; (d) any dissolution or liquidation of the Company or any Subsidiary; (e) any sale or transfer of all or any part of the Company's or any Subsidiary's assets or business; or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, beneficiary, or any other person shall have any claim against any member of the Board or the Committee, the Company, or any Subsidiary as a result of any such action.

      14.2 Recapitalization Adjustments. In the event of any change in capitalization affecting the Common Stock of the Company, including, without limitation, a stock dividend or other distribution, stock split, reverse stock split, recapitalization, merger, consolidation, subdivision, split-up, spin-off, split-off, combination or exchange of shares, or other form of reorganization, or any other change affecting the Common Stock, the Board, in its sole discretion, may authorize and make such proportionate adjustments, if any, as the Board may deem appropriate to reflect such change, including, without limitation, with respect to the aggregate number of shares of the Common Stock for which Awards in respect thereof may be granted under the Plan, the maximum number of shares of the Common Stock which may be sold or awarded to any Participant, the number of shares of the Common Stock covered by each outstanding Award, and the exercise price or other price per share of Common Stock in respect of any outstanding Awards.

Article 15. Change in Control
      15.1 Acceleration of Awards Vesting. Except as otherwise provided in
Section 15.2 of the Plan, if a Change in Control of the Company occurs, (a) all Stock Options and/or Stock Appreciation Rights then unexercised and outstanding shall become fully exercisable as of the date of the Change in Control; (b) all restrictions, terms, and conditions applicable to all Restricted Stock and/or Phantom Stock then outstanding shall be deemed lapsed and satisfied as of the date of the Change in Control; and (c) all Performance Units shall be deemed to have been fully earned as of the date of the Change in Control.

      15.2 Payment After Change in Control. Within thirty (30) days after a Change in Control occurs, (a) the holder of an Award of Restricted Stock shall receive a new certificate for such shares without the legend set forth in
Section 8.4.2. of the Plan; and (b) the holder of an Award of Phantom Stock and/or Performance Units shall receive payment of the value of such grants in cash.

      15.3 Termination as a Result of a Potential Change in Control. In determining the applicability of Section 15.2 of the Plan, if (a) a Participant's employment is terminated by the Company or any Subsidiary prior to a Change in Control without Cause at the request of a Person who has entered into an agreement with the Company, the consummation of which will constitute a Change in Control; or (b) the Participant terminates his employment with the Company or any Subsidiary for Good Reason prior to a Change in Control, and the circumstance or event which constitutes Good Reason at the request of the Person described in Section 15.4(a) of the Plan, then for purposes of this Section 15, a Change in Control shall be deemed to have occurred immediately prior to such Participant's termination of employment.

      15.4 Definitions. For purposes of this Section 15, the following words and phrases shall have the meaning specified:

            15.4.1 "Beneficial Owner" shall have the meaning defined in Rule 13d-3 of the Exchange Act.

            15.4.2 "Cause" shall mean, unless otherwise defined in the Participant's individual employment agreement with the Company or any Subsidiary (in which case such employment agreement definition shall govern), (a) the indictment of the Participant for any serious crime; (b) the willful and continued failure by the Participant to substantially perform the Participant's duties, as they may be defined from time to time, with the Participant's primary employer or to abide by the written policies of the Company or the Participant's primary employer (other than any such failure resulting from the Participant's incapacity due to physical or mental illness); or (c) the willful engaging by the Participant in conduct which is demonstrably and materially injurious to the Company or any Subsidiary, monetarily or otherwise. For purposes of the preceding sentence, no act shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that such act, or failure to act, was in the best interests of the Company and its Subsidiaries.

            15.4.3 A "Change in Control" shall mean the occurrence of one of the following events:
            (a)   Any Person or entity, including a "group" as contemplated by
                  Section 13(d)3) of the Exchange Act acquires or gains ownership or control (including, without limitation, power to vote) of twenty-five percent (25%) or more of the outstanding shares of the Company's voting stock (based upon voting power); or

            (b) A period of twenty-four (24) consecutive months during which two-thirds (2/3) of the individuals who are directors of the Company at the beginning of such period cease to be directors of the Company for any reason; or

            (c) The Closing of any merger, acquisition, or consolidation following which the shareholders of the Company own less than seventy-five percent (75%) of the surviving entity; or

            (d) The Closing of a sale or disposition (other than to a subsidiary) of more than eighty-five percent (85%) of the Company's assets.

                  "Closing" shall mean a meeting at which all documents necessary to consummate a transaction are executed and delivered; provided that a transaction shall not be considered closed for purposes of this Plan until all conditions precedent to the consummation of the transaction, including but not limited to, all required regulatory approvals have been fulfilled.

     Notwithstanding the foregoing, with respect to a particular Participant, a Change in Control shall not include any event, circumstance, or transaction which results from the action of any entity or group which includes, is affiliated with, or is wholly or partly controlled by one or more executive officers of the Company or any Subsidiary and in which entity or group the Participant participates.

            15.4.4 "Good Reason" for termination by a Participant of the Participant's employment shall mean, for purposes of this Section 15, unless otherwise defined in the Participant's individual employment agreement with the Company or any Subsidiary (in which case such employment agreement definition shall govern), the occurrence (without the Participant's consent) of any one of the following:

          (a) the assignment to the participant of any duties and/or responsibilities and significantly inconsistent with the nature and status of the participant's duties and/or responsibilities immediately prior to any potential change in control, or a substantial and significant adverse alteration in the nature or status of the employee's duties and/or responsibilities from those in effect immediately prior to any such potential change in control; provided, however, that a redesignation of the Participant's title shall not under any circumstances constitute Good Reason if the Participant's overall status among the Company and its Subsidiaries is not substantially and significantly adversely affected; or

          (b) A reduction in the Participant's rate of annual base salary as in effect on January 1, 1992, as the same may be increased from time to time, where "annual base salary" is the Participant's regular basic annual compensation prior to any reduction therein under a salary reduction agreement pursuant to Section 401(k) or Section 125 of the Code, and, without limitation, shall not include cost-of-living allowances and post allowances for foreign service, fees, retainers, reimbursements, bonuses, incentive awards, prizes, or similar payments.

            15.4.5 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (a) the Company or any Subsidiary; (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary qualified under
     Section 401(a) of the Code; (c) an underwriter temporarily holding securities pursuant to an offering of such securities; or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

            15.4.6 "Potential Change in Control" shall be deemed to have occurred if any one of the following conditions shall have been satisfied:

           (a) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

            (b) Any Person files a Schedule 13D under the Exchange Act announcing an intention to take action which, if consummated, would constitute a Change in Control.

            15.4.7 "Surviving Entity" shall mean only an entity in which substantially all of the Company's stockholders immediately before any merger, consolidation, or liquidation become stockholders by the terms of such merger, consolidation, or liquidation.

Article 16. Amendments, Suspension, and Termination
      16.1 In General. The Board may suspend or terminate the Plan (or any portion thereof) at any time and may amend the Plan at any time and from time to time in such respects as the Board may deem advisable to insure that any and all Awards conform to or otherwise reflect any change in applicable laws or regulations, or to permit the Company or the Participants to benefit from any change in applicable laws or regulations, or in any other respect the Board may deem to be in the best interests of the Company or any subsidiary; provided, however, that no such amendment shall, without majority (or such greater percentage if required by law, charter, by-law, or other regulation or rule) stockholder approval to the extent required by law or the rules of any exchange upon which the Common stock is listed, (a) except as provided in Section 14 of the Plan, materially increase the number of shares of Common Stock which may be issued under the Plan; (b) materially modify the requirements as to eligibility for participation in the plan; (c) materially increase the benefits accruing to Participants under the Plan; or (d) extend the termination date of the Plan. No such amendment, suspension, or termination shall (i) materially adversely affect the rights of any Participant under any outstanding Stock Option, Stock Appreciation Rights, Performance Units, or Restricted Stock or Phantom Stock grants, without the consent of such Participant; or (ii) make any change that would disqualify the Plan, or any other plan of the Company or any Subsidiary intended to be so qualified, from (A) the exemption provided by Rule 16b-3, promulgated under the Exchange Act, or any successor rule or regulation to such rule 16b-3, as such rule is applicable from time to time; or (B) the benefits provided under section 422 of the Code, or any successor thereto.

      16.2 Award Agreements. The Committee may amend or modify at any time and from time to time any outstanding Stock Options, Stock Appreciation Rights, Performance Units, or Restricted Stock or Phantom stock grants, in any manner to the extent that the Committee would have had the authority under the Plan to initially determine the restrictions, terms, and provisions of such Stock Options, Stock Appreciation Rights, Performance Units, and/or Restricted Stock or Phantom Stock grants, including, without limitation, to change the date or dates as of which such Options or Stock Appreciation Rights may be exercised. No such amendment or modification shall, however, materially adversely affect the rights of any Participant under any such Award without the consent of such Participant.

Article 17. Miscellaneous
      17.1 Tax Withholding. The Company shall have the right to deduct from any payment or settlement under the Plan, including, without limitation, the exercise of any Stock Option or Stock Appreciation Right, or the delivery or vesting of any shares of Common Stock, Restricted Stock, or Phantom Stock, any federal, state, local, or other taxes of any kind which the Committee, in its sole discretion, deems necessary to be withheld to comply with the Code and/or any other applicable law, rule, or regulation. If the Committee, in its sole discretion, permits shares of Common Stock to be used to satisfy any such tax withholding, such Common Stock shall be valued based on the Fair Market Value of such stock as of the date the tax withholding is required to be made, such date to be determined by the Committee. The Committee may establish rules limiting the use of Common Stock to meet withholding requirements by Participants who are subject to Section 16 of the Exchange Act.

      17.2 No Right to Employment. Neither the adoption of the Plan, the granting of any Award, nor the execution of any Award Agreement, shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, nor shall it interfere in any way with the right, if any, of the Company or any Subsidiary to terminate the employment of any employee at any time for any reason.

      17.3 Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets in connection with any Awards under the Plan. Any liability of the Company to any person with respect to any Award under the Plan or any Award Agreement shall be based solely upon the contractual obligations that may be created as a result of the Plan or any such award or agreement. No such obligation of the Company shall be deemed to be secured by any pledge of, encumbrance on, or other interest in, any property or asset of the Company or any Subsidiary. Nothing contained in the Plan or any Award Agreement shall be construed as creating in respect of any Participant (or beneficiary thereof or any other person) any equity or other interest of any kind in any assets of the Company or any Subsidiary or creating a trust of any kind or a fiduciary relationship of any kind between the Company, any Subsidiary, and/or any such Participant, any beneficiary, or any other person.

      17.4 Payments to a Trust. The Committee is authorized to cause to be established a trust agreement or several trust agreements or similar arrangements from which the Committee may make payments of amounts due or to become due to any Participants under the Plan.

      17.5 Other Company Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant's compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Subsidiary unless expressly provided in such other plans or arrangements, or except where the Board expressly determined in writing that including of an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive annual base salary or other cash compensation. Awards under the Plan may be made in addition to, in combination with, or as alternatives to, grants, awards, or payments under any other plans or arrangements of the Company or its Subsidiaries. The existence of the Plan notwithstanding, the Company or any Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain, and motivate employees.

      17.6 Listing, Registration, and Other Legal Compliance. No shares of the Common Stock shall be issued under the Plan unless legal counsel of the Company shall be satisfied that such issuance will be in compliance with all applicable federal and state securities laws and regulations and any other applicable laws or regulations. The Committee may require, as a condition of any payment or share issuance, that certain agreements, undertakings, representations, certificates, and/or information, as the Committee may deem necessary or advisable, be executed or provided to the Company to assure compliance with all such applicable laws or regulations. Certificates for shares of the Restricted Stock and/or Common Stock delivered under the Plan may be subject to such stock-transfer orders and such other restrictions as the Committee may deem advisable under the rules, regulations, or other requirements of the Securities and Exchange Commission, any stock exchange upon which the common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such share certificates to make appropriate reference to such restrictions. In addition, if, at any time specified herein (or in any Award Agreement) for (a) the making of determination; (b) the issuance or other distribution of Restricted Stock and/or Common Stock; or (c) the payment of amounts to or through a Participant with respect to any Award, any law, rule, regulation, or other requirement of any governmental authority or agency shall require either the Company, any Subsidiary, or any Participant (or any designated beneficiary or other legal representative) to take any action in connection with any such determination, any such shares to be issued or distributed, any such payment, or the making of any such determination, as the case may be, shall be deferred until such required action is taken. If at any time and from time to time the Committee determines, in its sole discretion, that the listing, registration, or qualification of any Award, or any Common Stock or property covered by or subject to such Award, upon any securities exchange or under any foreign, federal, state, or local securities or other law, rule, or regulation is necessary or desirable as a condition to or in connection with the granting of such Award or the issuance or delivery of Restricted Stock and/or Common Stock or other property under such Award or otherwise, no such Award may be exercised or settled or paid in Restricted Stock, Common Stock, or other property unless such listing, registration, or qualification shall have been effected free of any conditions that are not acceptable to the Committee.

      17.7 Award Agreements. Each Participant receiving an Award under the Plan shall enter into an Award Agreement with the Company in a form specified by the Committee. Each such Participant shall agree to the restrictions, terms, and conditions of the Award set forth therein.

      17.8 Designation of Beneficiary. Each Participant to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to receive any payment which under the terms of the Plan and the relevant Award Agreement may become payable on or after the Participant's death. At any time, and from time to time, any such designation may be changed or canceled by the Participant without the consent of any such beneficiary. Any such designation, change, or cancellation must be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased Participant, or if the designated beneficiaries have predeceased the Participant, the beneficiary shall be the Participant's estate. If the Participant designates more than one beneficiary, any payments under the Plan to such beneficiaries shall be made in equal shares unless the Participant has expressly designated otherwise, in which case the payments shall be made in the shares designated by the Participant.

      17.9 Leaves of Absence/Transfers. The Committee shall have the power to promulgate rules and regulations and to make determinations, as it deems appropriate, under the Plan in respect of any leave of absence from the Company or any Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee may determine whether any such leave of absence shall be treated as if the Participant has terminated employment with the Company or any such Subsidiary. If a Participant transfers within the Company, or to or from any Subsidiary, such Participant shall not be deemed to have terminated employment as a result of such transfers.

     17.10 Loans. Subject to applicable law, the Committee may provide, pursuant to Plan rules, for the Company or any Subsidiary to make loans to Participants to finance the exercise price of any Stock Options, as well as the withholding obligation under Section 17.1 of the Plan and/or the estimated or actual taxes payable by the Participant as a result of the exercise of such Stock Option, and the Committee may prescribe the terms and conditions of any such loan.

     17.11 Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflict of laws. Any titles and headings herein are for reference purposes only and shall in no way limit, define, or otherwise affect the meaning, construction, or interpretation of any provisions of the Plan.

     17.12 Effective Date. The Plan shall be effective as of April 17, 1997, subject to approval by the Securities and Exchange Commission and by a majority of the Company's shareholders at the 1992 annual meeting of shareholders or any proper adjournment thereof.